Exhibit (a)-(1)

AirMedia Group Inc.

                    , 2015

Shareholders of AirMedia Group Inc.

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of AirMedia Group Inc. (the “Company”) to be held on                     , 2015 at                      a.m. (Beijing Time). The meeting will be held at 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, The People’s Republic of China. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

At the extraordinary general meeting you will be asked to consider and vote upon a proposal to authorize and approve the agreement and plan of merger dated as of September 29, 2015 (the “merger agreement”), among the Company, AirMedia Holdings Ltd. (“Parent”) and AirMedia Merger Company Limited (“Merger Sub”), the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Annex A to the merger agreement (the “plan of merger”) and the transactions contemplated by the merger agreement, including the merger (the “merger”). Copies of the merger agreement and the plan of merger are attached as Annex A to the accompanying proxy statement.

Under the terms of the merger agreement, Merger Sub, a Cayman Islands company wholly-owned by Parent, will be merged with and into the Company, with the Company continuing as the surviving company after the merger. Merger Sub is a Cayman Islands company formed solely for purposes of the merger. Parent is a Cayman Islands company, which, at the effective time of the merger, will be wholly beneficially owned by (a) Mr. Herman Man Guo, founder, chairman and chief executive officer of the Company (“Chairman”); (b) Ms. Dan Shao (“Ms. Shao”); (c) Mr. Qing Xu, a director and the executive president of the Company (“Mr. Xu”); (d) Wealthy Environment Limited, a company incorporated under the laws of the British Virgin Islands 100% beneficially owned by the Chairman (“Wealthy Environment,” and, together with the Chairman, “the Chairman Parties”); (e) Global Earning Pacific Limited, a company incorporated under the laws of the British Virgin Islands 100% beneficially owned by Ms. Shao (“Global Earning,” and, together with Ms. Shao, the “Shao Parties”); (f) Mambo Fiesta Limited, a company incorporated under the laws of the British Virgin Islands 100% beneficially owned by Mr. Xu (“Mambo Fiesta,” and, together with Mr. Xu, the “Xu Parties”); and (g) AirMedia ESOP Company Limited (“ESOP SPV”). Parties (b), (d), (e) and (f) are collectively referred to herein as the “Rollover Shareholders.” Parties (a) through (f), together with Parent and Merger Sub, are collectively referred to herein as the “Buyer Group.” If the merger is completed, the Company will continue its operations as a privately held company and will be wholly-owned by Parent and, as the result of the merger, the Company’s American depositary shares (“ADSs”), each representing two ordinary shares of the Company, par value $0.001 per share (the “Shares”), will no longer be listed on the NASDAQ Global Market (“NASDAQ”) and the American depositary shares program for the ADSs will terminate.

If the merger is completed, at the effective time of the merger, each outstanding Share (including Shares represented by ADSs), other than (a) Shares (and the Shares represented by ADSs) beneficially owned by the Rollover Shareholders, but excluding 1,000,000 Shares (in the form of 500,000 ADSs) beneficially owned by Mambo Fiesta (such Shares collectively, the “Rollover Shares”), (b) Shares (including Shares represented by ADSs) owned by Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly-owned subsidiary of Parent, Merger Sub or the Company, (c) Shares (including Shares represented by ADSs) reserved (but not yet allocated) by the Company for settlement upon exercise of Company Share Awards

(as defined below) under any Share Incentive Plans (as defined below), and (d) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights under the Cayman Islands Companies Law (the “Dissenting Shares”) (Shares described under (a) through (d) above are collectively referred to herein as the “Excluded Shares”), will be cancelled in exchange for the right to receive $3.00 in cash without interest, and for the avoidance of doubt, because each ADS represents two Shares, each issued and outstanding ADS (other than any ADS representing Excluded Shares) will represent the right to surrender the ADS in exchange for $6.00 in cash per ADS without interest (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement (the “deposit agreement”), dated as of November 6, 2007, by and among the Company, J.P. Morgan Chase Bank, N.A., (the “ADS depositary”) and the holders and beneficial owners of ADSs issued thereunder), in each case, net of any applicable withholding taxes described in the merger agreement. The Excluded Shares other than Dissenting Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled for their fair value as determined in accordance with the Cayman Islands Companies Law.

At the effective time of the merger, each share option (each a “Company Share Award”) issued by the Company pursuant to the Company’s 2007 Share Incentive Plan, the 2011 Share Incentive Plan and the 2012 Share Incentive Plan (collectively, the “Share Incentive Plans”) that is outstanding and unexercised, whether vested or not vested or exercisable, will be cancelled in exchange for a cash amount, to be paid as soon as practicable after the effective time of the merger, equal to the product of (i) the excess, if any, of $3.00 over the exercise price of each such Company Share Award and (ii) the number of Shares underlying such Company Share Award, provided that if the exercise price of any such Company Share Award is equal to or greater than $3.00, such Company Share Award shall be cancelled without any payment therefor.

Under the terms of the rollover agreement entered into by and among Parent and the Rollover Shareholders (the “Rollover Agreement”) concurrently with the execution and delivery of the merger agreement, immediately prior to the closing of the merger, the Rollover Shares shall be cancelled and each Rollover Shareholder shall subscribe or cause its or her affiliate(s) to subscribe for the number of ordinary shares in Parent as set forth in the Rollover Agreement. Pursuant to the Rollover Agreement, immediately prior to the closing of the merger, Parent shall become wholly-owned by the Rollover Shareholders and/or their affiliate(s), including the ESOP SPV.

A special committee of the board of directors of the Company, consisting of directors who are independent of and unaffiliated with any of the management members of the Company, the Rollover Shareholders, Parent, Merger Sub or their affiliates and are not employees of the Company or any of its subsidiaries and consolidated affiliates, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The special committee unanimously (a) determined that the merger agreement is fair to, and in the best interests of, the Company and its unaffiliated security holders, (b) declared it advisable to enter into the merger agreement, (c) recommended that the board of directors of the Company approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and (d) recommended that the board of directors of the Company direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

On September 29, 2015, the board of directors of the Company (with Chairman and Mr. Xu abstaining), after carefully considering all relevant factors, including the unanimous determination and recommendation of the special committee, (a) determined that it is fair to and in the best interests of the Company and its unaffiliated security holders, and declared it advisable, to enter into the merger agreement, (b) authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company.

After careful consideration and upon the unanimous recommendation of the special committee of the board of directors of the Company, the Company’s board of directors composed solely of directors unrelated to any of the management members of the Company, the Rollover Shareholders, Parent or Merger Sub, the Company’s board of directors (with Chairman and Mr. Xu abstaining) authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to amend and restate the memorandum and articles of association of the Company in the form attached as Appendix II to the plan of merger upon the Effective Date and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission, referred to herein as the “SEC,” which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of Shares you own, your vote is very important. In order for the merger to be completed, the merger agreement, the plan of merger and the merger must be authorized and approved by a special resolution of the Company passed by an affirmative vote of such shareholders representing two-thirds or more of the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting of the shareholders of the Company. The authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are not subject to the authorization and approval of holders of a majority of the Shares unaffiliated with the Buyer Group. As of the date of this proxy statement, the Chairman, Mr. Xu, the Rollover Shareholders and Bison Capital Media Limited (collectively, the “Voting Shareholders”) owned, in aggregate, approximately 45.7% of the issued and outstanding Shares entitled to vote (excluding Shares that the applicable Voting Shareholders will have the right to purchase upon the exercise of Company Share Awards). Pursuant to the terms of a voting agreement dated September 29, 2015, by and among Parent and the Voting Shareholders (the “Voting Agreement”), these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. Assuming their compliance with their voting obligations under the Voting Agreement based on the number of Shares expected to be outstanding on the record date, approximately 25,711,647 Shares, representing approximately 20.9% of the total outstanding Shares entitled to vote owned by the remaining shareholders must be voted in favor of the proposal in order for the merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is                     , 2015 at 10:00 a.m. (Beijing Time). Each shareholder has one vote for each Share held as of the close of business in the Cayman Islands on                     , 2015.

Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Company’s board of directors has undertaken to demand poll voting at the meeting.

As the record holder of the Shares represented by ADSs, the ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance

with the voting instructions timely received from holders of ADSs at the close of business in New York City on                     , 2015, the ADS record date. The ADS depositary must receive such instructions no later than 12:00 p.m. (New York City Time) on                     , 2015. Pursuant to the deposit agreement, the ADS depositary will not vote or attempt to exercise the right to vote any Shares other than in accordance with those instructions.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on                     , 2015, the Share record date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS depositary for cancellation before the close of business in New York City on                     , 2015 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of the Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for J.P. Morgan Chase Bank N.A.—Hong Kong Branch (DCC), the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder).

If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention. If the merger is not completed, the Company would continue to be a public company in the U.S. and the Company’s ADSs would continue to be listed on NASDAQ. The Company’s Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the deposit agreement.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS

THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON                     , 2015, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON                     , 2015. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE COMPANY’S ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs.

AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS OR HER ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL ITS, HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT ITS, HIS OR HER SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance in voting your Shares or ADSs, you can contact AirMedia Group Inc. at +86-10-8460-8678 or at ir@airmedia.net.cn.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

On behalf of the Special Committee	Chairman of the Board

The proxy statement is dated                     , 2015, and is first being mailed to the shareholders on or about                     , 2015.

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AirMedia Group Inc.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON                     , 2015

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of AirMedia Group Inc. (the “Company”) will be held on                     , 2015 at 10:00 a.m. (Beijing Time) at 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, The People’s Republic of China.

Only holders of ordinary shares, par value $0.001, of the Company (the “Shares”) of record on the close of business in the Cayman Islands on                     , 2015 or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment or postponements thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

•	as a special resolution:

THAT the agreement and plan of merger dated as of September 29, 2015, (the “merger agreement”), among the Company, AirMedia Holdings Ltd. (“Parent”) and AirMedia Merger Company Limited (“Merger Sub”) (such merger agreement being in the form attached to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “plan of merger”) among Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated by the merger agreement, including the merger (the “merger”), be and are hereby authorized and approved;

THAT upon the Effective Date (as defined in the plan of merger), the Company amend and restate its memorandum and articles of association in the form attached as Appendix II to the plan of merger; and

•	as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

A list of the ordinary shareholders of the Company will be available at its principal executive offices at 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

If you own American depositary shares of the Company, each representing two Shares (“ADSs”), you cannot vote at the extraordinary general meeting directly, but you may instruct J.P. Morgan Chase Bank, N.A., (the “ADS depositary”) (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 12:00 p.m. (New York City Time) on                     , 2015 in order to vote the underlying Shares at the extraordinary general meeting. Pursuant to the deposit agreement, the ADS depositary will not vote or attempt to exercise the right to vote any Shares other than in accordance with those instructions. Alternatively, you may vote directly at the extraordinary general meeting if you surrender your ADSs to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of the ADSs, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or alternatively, you will not vote the Shares) before the close of business in New York City on                     , 2015, and become a registered holder of Shares by the close of business in the Cayman Islands on                     , 2015. In addition, if you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting.

After careful consideration and upon the unanimous recommendation of the special committee of the board of directors of the Company composed solely of directors unrelated to any of the management members of the Company, the Rollover Shareholders, Parent or Merger Sub, the Company’s board of directors (with the Chairman and Mr. Xu abstaining) authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to amend and restate the memorandum and articles of association of the Company in the form attached as Appendix II to the plan of merger upon the Effective Date and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger must be authorized and approved by a special resolution of the Company passed by an affirmative vote of such shareholders representing two-thirds or more of the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting of the shareholders of the Company.

As of the date of this proxy statement, Mr. Herman Man Guo, Ms. Dan Shao, Mr. Qing Xu, Wealthy Environment Limited, Global Earning Pacific Limited, Mambo Fiesta Limited and Bison Capital Media Limited (collectively, the “Voting Shareholders”) owned, in aggregate, approximately 45.7% of the issued and outstanding Shares entitled to vote (excluding Shares that the applicable Voting Shareholders will have the right to purchase upon the exercise of Company Share Awards). Pursuant to the terms of a voting agreement dated September 29, 2015, by and among Parent and the Voting Shareholders (the “Voting Agreement”), these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. Assuming their compliance with their voting obligations under the Voting Agreement, based on the number of Shares expected to be outstanding on the record date, approximately 25,711,647 Shares, representing approximately 20.9% of the total outstanding Shares entitled to vote owned by the remaining shareholders must be voted in favor of the proposal in order for the merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Regardless of the number of Shares that you own, your vote is very important. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. You should simply indicate on your proxy card how you want to vote, sign and date the proxy card, and mail the proxy card in the enclosed return envelope as soon as possible to ensure that it will be received by the Company no later than                     , 2015 at 10:00 a.m. (Beijing Time), which is the deadline to lodge your proxy card. The proxy card is the “instrument of proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Company’s board of directors has undertaken to demand poll voting at the meeting. Each shareholder has one vote for each Share held as of the close of business in the Cayman Islands on                     , 2015.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

If you fail to complete your proxy card in accordance with the instructions set forth on the proxy card or if you abstain from voting, your vote will not be counted.

If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON                     , 2015, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON                     , 2015. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

If you have any questions or need assistance voting your Shares, you can contact AirMedia Group Inc. at +86-10-8460-8678 or at ir@airmedia.net.cn.

The merger agreement, the plan of merger and the merger are described in the accompanying proxy statement. A copy of the merger agreement and a copy of the plan of merger are included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

Notes:

1.	In the case of joint holders the vote of the senior holder who tenders a vote whether in person or by proxy will be accepted to the exclusion of the votes of the joint holders and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company.

2.	The instrument appointing a proxy must be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized in writing.

3.	A proxy need not be a member (registered shareholder) of the Company.

4.	The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.

5.	Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China at least two hours before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

BY ORDER OF THE BOARD OF DIRECTORS,

Director
, 2015

Registered Office:

Maples Corporate Services Limited

PO Box 309

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Head Office Address:

AirMedia Group Inc.

17/F, Sky Plaza

No. 46 Dongzhimenwai Street

Dongcheng District, Beijing 100027

The People’s Republic of China

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SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Extraordinary General Meeting and the Merger,” highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 98. In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to AirMedia Group Inc., its subsidiaries and its consolidated affiliates. All references to “dollars” and “$” in this proxy statement are to U.S. dollars.

The Parties Involved in the Merger

The Company

We a leading operator of out-of-home advertising platforms in China targeting mid-to-high end consumers, as well as a first-mover in the in-flight and on-train Wi-Fi market. Our principal executive offices are located at 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China. Our telephone number at this address is +86-10-8438-6868. Our registered office in the Cayman Islands is located at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

For a description of our history, development, business and organizational structure, see our Annual Report on Form 20-F for the year ended December 31, 2014, filed on April 24, 2015, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 98 for a description of how to obtain a copy of our Annual Report.

Parent

AirMedia Holdings Ltd. (“Parent”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Parent was formed solely for the purpose of entering into the merger agreement and the related financing agreements and consummating the transactions contemplated by such agreements. Pursuant to the Rollover Agreement (as defined below), immediately prior to the closing of the merger, Parent shall become wholly beneficially owned by the Rollover Shareholders (as defined below) and/or their affiliate(s), including the ESOP SPV. The registered office of Parent is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and its telephone number is +86 10 8460 8181.

Merger Sub

AirMedia Merger Company Limited (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct, wholly-owned subsidiary of Parent. Merger Sub was formed by Parent solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. The registered office of Merger Sub is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and its telephone number is +86 10 8460 8181.

Mr. Herman Man Guo

Mr. Herman Man Guo (the “Chairman”) is chairman of the board of directors and chief executive officer of the Company. He is a citizen of the People’s Republic of China and his principal occupation is chairman of the board of directors and chief executive officer of the Company. His business address is 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China, and his telephone number is +86-10-8438-6868. The Chairman has served as chairman of the board of directors and chief executive officer of the Company since 2005.

Ms. Dan Shao

Ms. Dan Shao (“Ms. Shao”) is the wife of the Chairman. She is a citizen of the People’s Republic of China and her principal occupation is being the sole owner and director of Global Earning Pacific Limited. Her business address is 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China, and her telephone number is +86 10 8438 6868. Ms. Shao is not an employee or director of the Company.

Mr. Qing Xu

Mr. Qing Xu (“Mr. Xu”) is a citizen of the People’s Republic of China and his principal occupation is as a director and executive president of the Company. His business address is 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China, and his telephone number is +86-10-8438-6868 . Mr. Xu has served as a director of the Company since 2005 and as an executive president since June 2010.

Wealthy Environment Limited

Wealthy Environment Limited (“Wealthy Environment”, and, together with the Chairman, the “Chairman Parties”) is a company incorporated under the laws of the British Virgin Islands. The Chairman holds 100% of the outstanding shares of, and is the sole owner and director of, Wealthy Environment. The registered office of Wealthy Environment is located at P.O. Box 173, Kingston Chambers, Road Town Tortola, British Virgin Islands, and its telephone number is +86 10 8460 8181.

Global Earning Pacific Limited

Global Earning Pacific Limited (“Global Earning,” and, together with Ms. Shao, the “Shao Parties”) is a company incorporated under the laws of the British Virgin Islands. Ms. Shao holds 100% of the outstanding shares of, and is the sole owner and director of, Global Earning. The registered office of Global Earning is located at OMC Chambers, Wickham Cay 1, Road Town Tortola, British Virgin Islands, and its telephone number is +86 10 8438 6868.

Mambo Fiesta Limited

Mambo Fiesta Limited (“Mambo Fiesta,” and, together with Mr. Xu, the “Xu Parties” is a company incorporated under the laws of the British Virgin Islands. Mr. Xu holds 100% of the outstanding shares of, and is the sole director of, Mambo Fiesta. The registered office of Mambo Fiesta Limited is located at P.O. Box 173, Kingston Chambers, Road Town Tortola, British Virgin Islands, and its telephone number is +86 10 8460 8181.

Throughout this proxy statement, Ms. Shao, Wealthy Environment, Global Earning and Mambo Fiesta are collectively referred to as the “Rollover Shareholders.” Parent, Merger Sub, the Chairman, Mr. Xu and the Rollover Shareholders are collectively referred to herein as the “Buyer Group.”

During the last five years, none of the persons referred to above under the heading titled “The Parties Involved in the Merger”, or the respective directors or executive officers of the Company and the relevant members of the Buyer Group as listed in Annex D of this proxy statement, has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Merger (Page 70)

You are being asked to vote to authorize and approve the agreement and plan of merger dated as of September 29, 2015 (the “merger agreement”) among the Company, Parent and Merger Sub, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Annex A to the merger agreement (the “plan of merger”) and the transactions contemplated by the merger agreement, including the merger (the “merger”). Once the merger agreement and plan of merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company. The Company, as the surviving company, will continue to do business under the name “AirMedia Group Inc.” following the merger. If the merger is completed, the Company will cease to be a publicly traded company. Copies of the merger agreement and the plan of merger are attached as Annex A to this proxy statement. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger.

Merger Consideration (Page 70)

Under the terms of the merger agreement, at the effective time of the merger, each outstanding Share (including Shares represented by ADSs), other than (a) Shares (and the Shares represented by ADSs) beneficially owned by the Rollover Shareholders, but excluding the 1,000,000 Shares (in the form of 500,000 ADSs) beneficially owned by Mambo Fiesta (such Shares collectively, the “Rollover Shares”), (b) Shares (including Shares represented by ADSs) owned by Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly-owned subsidiary of Parent, Merger Sub or the Company, (c) Shares (including Shares represented by ADSs) reserved (but not yet allocated) by the Company for settlement upon exercise of Company Share Awards (as defined below) under any Share Incentive Plans (as defined below), and (d) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights under the Cayman Islands Companies Law (the “Dissenting Shares”) (Shares described under (a) through (d) above are collectively referred to herein as the “Excluded Shares”), will be cancelled in exchange for the right to receive $3.00 in cash without interest, and for the avoidance of doubt, because each ADS represents two Shares, each issued and outstanding ADS (other than any ADS representing Excluded Shares) will represent the right to surrender the ADS in exchange for $6.00 in cash per ADS without interest (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement, dated as of November 6, 2007, by and among the Company, J.P. Morgan Chase Bank, N.A., (the “ADS depositary”) and the holders and beneficial owners of ADSs issued thereunder), in each case, net of any applicable withholding taxes described in the merger agreement. The Excluded Shares other than Dissenting Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled for their fair value determined in accordance with the Cayman Islands Companies Law.

Treatment of Company Share Awards (Page 71)

At the effective time of the merger, each share option (each a “Company Share Award”) issued by the Company pursuant to the Company’s 2007 Share Incentive Plan, the 2011 Share Incentive Plan and the 2012 Share Incentive Plan (collectively, the “Share Incentive Plans”) that is outstanding and unexercised, whether vested or not vested, or exercisable will be cancelled in exchange for a cash amount, to be paid as soon as practicable after the effective time of the merger, equal to the product of (i) the excess, if any, of $3.00 over the exercise price of each such Company Share Award and (ii) the number of Shares underlying such Company Share Award, provided that if the exercise price of any such Company Share Award is equal to or greater than $3.00, such Company Share Award shall be cancelled without any payment therefor.

Rollover Agreement and Voting Agreement (Page 51)

Concurrently with the execution and delivery of the merger agreement, Parent and the Rollover Shareholders entered into a rollover agreement (the “Rollover Agreement”), pursuant to which, immediately prior to the closing of the merger, the Rollover Shares shall be cancelled and each Rollover Shareholder shall subscribe for the number of ordinary shares in Parent as set forth in the Rollover Agreement. A copy of the Rollover Agreement is attached as Annex E to this proxy statement.

In addition, the Chairman, Mr. Xu, the Rollover Shareholders and Bison Capital Media Limited (collectively, the “Voting Shareholders”) have executed a voting agreement (the “Voting Agreement”) with Parent, dated September 29, 2015, providing that, among other things, all of the Shares (including Shares represented by ADSs) owned by the Voting Shareholders as set forth in Part II of Schedule A of the Voting Agreement (the “Voting Securities”) will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. As of the date of this proxy statement, the Voting Shareholders beneficially owned approximately 45.7% of the Company’s issued and outstanding Shares entitled to vote (excluding Shares that the applicable Voting Shareholders will have the right to purchase upon the exercise of Company Share Awards). A copy of the Voting Agreement is attached as Annex G to this proxy statement.

Purposes and Effects of the Merger (Page 42)

The purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company’s shareholders other than the holders of Excluded Shares will be cashed out in exchange for $3.00 per Share, so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. Please see “Special Factors—Buyer Group’s Purpose of and Reasons for the Merger” beginning on page 42 for additional information.

ADSs representing the Shares are currently listed on the NASDAQ Global Exchange (“NASDAQ”) under the symbol “AMCN”. It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company directly owned by Parent and indirectly by the other members of the Buyer Group (other than Merger Sub), along with their affiliates, including the ESOP SPV, a special purpose vehicle established for the holding of employee incentive shares. Following the completion of the merger, the ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated 90 days after the filing of Form 15 by the Company in connection with the completion of the merger or such shorter period as may be determined by the SEC. Accordingly, the Company will no longer be required to file periodic reports with the SEC. Furthermore, following the completion of the merger, the American depositary shares program for the ADSs will terminate. Please see “Special Factors—Effect of the Merger on the Company” beginning on page 43 for additional information.

Plans for the Company after the Merger (Page 46)

After the effective time of the merger, Parent anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent.

Recommendations of the Special Committee and the Board of Directors (Page 23)

The special committee unanimously:

(a)	determined that it is fair to and in the best interests of the Company and its unaffiliated security holders, and declared it advisable, to enter into the merger agreement,

(b)	recommended that the board of directors of the Company approve the execution, delivery and performance of the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger, and

(c)	resolved to recommend that the board of directors of the Company direct that the authorization and approval of the merger agreement, the plan of merger and the transaction contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transaction contemplated by the merger agreement, including the merger.

ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, FOR THE PROPOSAL TO AMEND AND RESTATE THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY IN THE FORM ATTACHED AS EXHIBIT B TO THE PLAN OF MERGER UPON THE EFFECTIVE DATE AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED TO PASS THE SPECIAL RESOLUTION DURING THE EXTRAORDINARY GENERAL MEETING.

Position of Buyer Group as to Fairness (Page 28)

Each member of the Buyer Group believes that the merger is substantively and procedurally fair to the Company’s unaffiliated security holders. Their belief is based upon the factors discussed under the caption “Special Factors—Position of the Buyer Group as to the Fairness of the Merger” beginning on page 28.

Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Financing of the Merger (Page 48)

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the merger and other transactions contemplated by the merger agreement, including payment of fees and expenses in connection with the merger, is anticipated to be approximately US$270 million, assuming no exercise of dissenters’ rights by shareholders of the Company.

The Buyer Group expects to provide this amount through the proceeds from a committed senior secured term loan facility contemplated by a debt commitment letter, dated as of September 29, 2015 (the “Debt Commitment Letter”), by and among Merger Sub, Parent, China Merchants Bank Co., Ltd., New York Branch (the “Lead Arranger”). Under the terms and subject to the conditions of the Debt Commitment Letter, the Lead Arranger committed to arrange and provide a senior secured term loan facility of US$280 million in principal amount for Merger Sub to consummate the merger. See “Special Factors—Financing” beginning on page 48 for more information regarding the financing of the merger.

Limited Guarantee (Page 51)

Concurrently with the execution and delivery of the merger agreement, the Chairman, Wealthy Environment, Ms. Shao and Global Earning (together the “Guarantors”) entered into a limited guarantee (the “Limited Guarantee”) in favor of the Company with respect to the payment obligations of Parent and Merger Sub under the merger agreement for the termination fee payable by Parent and certain other costs and expenses that, in each case, may become payable to the Company by Parent or Merger Sub under certain circumstances as set forth in the merger agreement. See “Special Factors—Limited Guarantee” beginning on page 51 for additional information.

Security Ownership of the Company Directors and Officers and Voting Commitments (Page 93)

As of the date of this proxy statement, the directors and executive officers of the Company held an aggregate of 39,138,376 Shares and Company Share Awards for the right to purchase 6,627,008 Shares within 60 days after the date of this proxy statement. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 93 for additional information. In addition, as of the date of this proxy statement, the Voting Shareholders, including certain of our directors and management members, owned approximately 45.7% of our issued and outstanding Shares entitled to vote (excluding Shares that the applicable Voting Shareholders will have the right to purchase upon the exercise of Company Share Awards). Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 52 for additional information. Pursuant to the Voting Agreement, each of the Voting Shareholders have agreed to vote the Voting Securities in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Opinion of the Special Committee’s Financial Advisor (Page 34)

On September 29, 2015, at a meeting of the special committee, Duff & Phelps, LLC (“Duff & Phelps”), rendered to the special committee its oral opinion, subsequently confirmed in writing, that, as of September 29, 2015, and based upon and subject to the factors and assumptions set forth in Duff & Phelps’ written opinion, the $3.00 in cash for each Share and the $6.00 in cash for each ADS to the holders (other than the Rollover Shareholders) of the Shares or ADSs pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Duff & Phelps, dated September 29, 2015, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. The summary of the Duff & Phelps opinion provided in this proxy statement is qualified in its entirety by reference to the full text of the written opinion. Duff & Phelps’ advisory services and opinion were provided for the information and assistance of the special committee in connection with its consideration of the proposed transaction and the opinion does not constitute a recommendation as to how any holder of our ordinary shares or ADSs should vote with respect to the proposed transaction or any other matter.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 52)

In considering the recommendations of the board of directors, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:

•	the beneficial ownership of equity interests in Parent by the Rollover Shareholders;

•	the potential enhancement or decline of share value for Parent, which the Rollover Shareholders beneficially own, as a result of the merger and future performance of the surviving company;

•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

•	the monthly compensation of $8,000 of each member of the special committee in exchange for his services in such capacity, subject to a cap of $60,000 (and, in the case of the chairman of the special committee, monthly compensation of $12,000, subject to a cap of $100,000) (the payment of which is not contingent upon the completion of the merger or the special committee’s or the board’s recommendation of the merger); and

•	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

As of the date of this proxy statement, the directors and executive officers of the Company held an aggregate of 39,138,376 Shares and Company Share Awards for the right to purchase 6,627,008 Shares within 60 days after the date of this proxy statement. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 93 and “Special Factors—Interests of Certain Persons in the Merger” beginning on page 52 for additional information.

The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 52 for additional information.

Conditions to the Merger (Page 81)

The obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	the merger agreement, the plan of merger and the transactions contemplated thereby being authorized and approved by the Company’s shareholders at the extraordinary general meeting; and

•	no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order that has or would have the effect of making the merger illegal or otherwise prohibit the consummation of the merger.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver, of the following additional conditions:

•	(a) certain representations and warranties of the Company in the merger agreement regarding the Company’s capitalization being true and correct in all respects except for de minimis inaccuracies; (b) certain representations and warranties of the Company in the merger agreement regarding the (i) the Company’s obligations to repurchase or otherwise acquire any share capital of the Company or its subsidiaries or consolidated affiliates, (ii) the share capital of the Company’s subsidiaries or consolidated affiliates, (iii) the Company’s power and authority to enter into the merger agreement and consummate the transactions contemplated thereunder, (iv) the board of directors’ determination and recommendation with respect to the merger and the vote required in connection with the merger and (v) the special committee’s receipt of a fairness opinion from Duff& Phelps, being true and correct in all material respects; and (c) each of the other representations and warranties of the Company set forth in the merger agreement (disregarding any limitation or qualification by materiality or Material Adverse Effect) being true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, as if made on such date and time, except to the extent such failures to be true and correct, would not have a Material Adverse Effect; (as defined in the section titled “The Merger Agreement and Plan of Merger—Representations and Warranties,” beginning on page 71);

•	the Company having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing date of the merger;

•	the Company having delivered to Parent a certificate, dated the closing date of the merger, signed by a senior executive officer of the Company, certifying as to the satisfaction of the above conditions; and

•	the holders of no more than 10% of the ordinary shares of the Company having validly exercised dissenters’ rights under the Cayman Islands Companies Law.

•	since the date of the merger agreement, there not having occurred a Material Adverse Effect;

The obligations of the Company to consummate the merger are also subject to the satisfaction, or waiver by the Company, of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub in the merger agreement (disregarding any limitation or qualification by materiality or Material Adverse Effect) being true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, as if made on and at such date and time (other than representations and warranties that by their terms address matters only as of such a specified other time, which must be true and correct as of such time), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, have not, and would not reasonably be expected to prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate any of the transactions contemplated under the merger agreement or the plan of merger;

•	each of Parent and Merger Sub having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the merger agreement prior to or on the closing date of the merger; and

•	Parent having delivered to the Company a certificate, dated the closing date of the merger, signed by an executive officer of Parent, certifying as to the fulfillment of the above conditions.

No Solicitation (Page 77)

The Company has agreed that, neither it nor any of its subsidiaries nor any of its directors or officers will, and that it will instruct its and its subsidiaries’ representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information with respect to the Company or any of its subsidiaries), or knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its shareholders) that constitutes, or would reasonably be expected to lead to, any Competing Transaction (as defined in the section “Merger Agreement and Plan of Merger—No Solicitation” beginning on page 77);

•	enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information with respect to the Company or any of its subsidiaries to, any person in furtherance of or in order to obtain a proposal or offer for a Competing Transaction;

•	agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or contract or commitment contemplating or otherwise relating to any Competing Transaction; or

•	authorize or permit any of the Company or any of its subsidiaries to do any of the foregoing.

The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party in respect of a Competing Transaction. The Company has agreed that it shall notify Parent as promptly as practicable (and in any event within 48 hours) after the Company attains knowledge of any oral or written proposal or offer regarding a Competing Transaction, specifying the identity of the party making such proposal or offer, and providing copies of such written proposal or offer (if any), and whether the Company has any intention to provide confidential information to such person. In addition, the Company has agreed that it shall not, and shall cause its subsidiaries not to, enter into any confidentiality agreement with any third party subsequent to the date of the merger agreement which prohibits the Company from providing such information to Parent. Immediately upon the execution and delivery of the merger agreement, the Company shall cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to a Competing Transaction.

Notwithstanding the foregoing, prior to receiving the required shareholder authorization and approval for the merger agreement for the merger agreement, the board of directors may directly or indirectly contact any person that has made a proposal or offer regarding a Competing Transaction in order to clarify and understand the terms and conditions thereof in order to assess whether such offer or proposal is reasonably expected to lead to a Superior Proposal (as defined in the section “Merger Agreement and Plan of Merger—No Solicitation” beginning on page 77), and furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction, and the special committee has (i) determined, in its good faith judgment (after consultation with its financial advisor and outside legal counsel), that such proposal or offer constitutes or is likely to result in a Superior Proposal, (ii) determined, in its good faith judgment (upon advice by outside legal counsel), that, in light of such Superior Proposal, failure to furnish such information or enter into discussions would be inconsistent with its fiduciary obligations under applicable law, and (iii) obtained from such person an executed confidentiality agreement satisfying the requirements of the merger agreement; provided that the Company shall concurrently make available to Parent any material information concerning the Company and its subsidiaries that is provided to any such person and that was not previously made available to Parent.

Termination of the Merger Agreement (Page 82)

The merger agreement may be terminated at any time prior to the effective time:

•	by mutual written consent of the Company and Parent with the approval of their respective boards of directors (or in the case of the Company, acting upon the recommendation of the special committee);

•	by either the Company (upon the recommendation of the special committee) or Parent, if:

•	the merger is not completed by the June 28, 2016 (provided that this termination right is not available to any party if the failure of the merger to have been consummated was primarily due to such party’s breach or failure to perform any of its obligations under the merger agreement);

•	any governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any final and non-appealable law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order or taken any other final and non-appealable action that has the effect of making consummation of the merger illegal or otherwise prohibiting consummation of the merger (provided that this termination right is not available any party if the issuance of such order was primarily due to such party’s breach or failure to perform any of its obligations under the merger agreement); or

•	the required vote of the Company’s shareholders is not obtained at the extraordinary general meeting or any adjournment or postponement thereof (provided that this termination right is not available any party if the failure to obtain the required vote was primarily due to such party’s breach or failure to perform any of its obligations under the merger agreement);

•	by the Company (upon the recommendation of the special committee) at any time prior to the effective time, if:

•	Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied by June 28, 2016; provided that the Company will not have the right to terminate if the Company is in material breach of any representations, warranties, agreements or covenants that would give rise to the failure of a corresponding closing condition not being satisfied;

•	(a) all of the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger); (b) the Company has delivered to Parent an irrevocable written notice confirming that all of the conditions to the obligation of the Company to consummate the merger have been satisfied (or that the Company is willing to waive any unsatisfied conditions); and (c) Parent and Merger Sub fail to complete the closing of the merger within ten business days following the date on which the closing of the merger should have occurred pursuant to the merger agreement; or

•	prior to the receipt of the required vote of the Company’s shareholders, (a) the board of directors has authorized the Company to enter into an alternative acquisition agreement with respect to a Superior Proposal in accordance with the terms of the merger agreement and (b) the Company concurrently with, or immediately after, the termination of the merger agreement enters into an alternative acquisition agreement with respect to such Superior Proposal; provided that the Company will not have the right to terminate unless the Company has (A) complied in all respects with the requirements under the merger agreement with respect to such Superior Proposal and/or alternative acquisition agreement (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub) and (B) complied in all respects with the merger agreement regarding termination fee and pays the company termination fee prior to or concurrently with such termination;

•	by Parent, at any time prior to the effective time, if:

•	the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied by June 28, 2016; provided that Parent will not have the right to terminate if either Parent or Merger Sub is in material breach of any representations, warranties, agreements or covenants that would give rise to the failure of a corresponding closing condition not being satisfied; or

•	the board of directors of the Company has effected a change in the Company’s recommendation to the Company shareholders, has publicly recommended to the shareholders of the Company a Competing Transaction or has entered into an alternative acquisition agreement with respect to any Competing Transaction; provided that Parent will not have the right to terminate if Parent’s or Merger Sub’s failure to fulfill any of its obligations under the merger agreement has been a cause of or resulted in such change in recommendation.

U.S. Federal Income Tax Consequences (Page 57)

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see “Special Factors—U.S. Federal Income Tax Consequences” beginning on page 57 for additional information. The tax consequences of the merger to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax (including non-income taxes such as the U.S. federal gift and estate tax) consequences of the merger to you.

PRC Tax Consequences (Page 60)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of cash for the Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gain recognized on the receipt of cash for our Shares or ADSs pursuant to the merger by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares or ADSs is subject to PRC tax if the holders of such Shares or ADSs are PRC residents. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences. Please see “Special Factors—PRC Income Tax Consequences” beginning on page 60 for additional information.

Cayman Islands Tax Consequences (Page 61)

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for the Shares under the terms of the merger. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought to or executed in the Cayman Islands; and (b) registration fees will be payable to the Registrar of Companies to register the plan of merger. Please see “Special Factors—Material Cayman Islands Tax Consequences” beginning on page 61 for additional information.

Regulatory Matters (Page 57)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Islands Registrar of Companies and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and the notice of the merger published in the Cayman Islands Government Gazette.

Litigation Related to the Merger (Page 57)

The Company is not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger (Page 57)

Upon completion of the merger, the Company would cease to be a publicly traded company, and the Company expects to account for the merger at historical cost.

Market Price of the ADSs (Page 62)

On June 18, 2015, the last trading day immediately prior to June 19, 2015, the date that the Company announced that it had received a “going-private” proposal, the reported closing price of our ADSs on NASDAQ was $3.52. The merger consideration of $3.00 per Share, or $6.00 per ADS, represents a premium of 70.5% over the Company’s closing price of $3.52 per ADS on June 18, 2015 and a 20.5% premium over the closing price of $4.98 per ADS on September 29, 2015, the trading day immediately before the merger agreement was signed.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	After the merger is completed, how will I receive the merger consideration for my Shares?

A.	If you are a registered holder of Shares, promptly after the effective time of the merger (in any event within three business days after the effective time of the merger), an exchange agent appointed by Parent will mail you (a) a form of letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. You will receive cash for your Shares from the exchange agent after you comply with these instructions. Upon surrender of your share certificates or a declaration of loss or non-receipt, you will receive an amount equal to the number of your Shares multiplied by $3.00 in cash, without interest and net of any applicable withholding tax, in exchange for the cancellation of your Shares.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	After the merger is completed, how will I receive the merger consideration for my ADSs?

A:	If your ADSs are represented by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS depositary for cancellation prior to the effective time of the merger, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS depositary after the effective time of the merger), the ADS depositary will send you a check for the per ADS merger consideration of $6.00 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), without interest and net of any applicable withholding taxes described in the merger agreement, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the merger. If you hold your ADSs in uncertificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS depositary for cancellation prior to the effective time of the merger, the ADS depositary will automatically send you a check for the per ADS merger consideration of $6.00 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the completion of the merger. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W–8 or W–9.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W–8 or W–9.

If your ADSs are held in “street name” by your broker, bank or other nominee, you will not be required to take any action to receive the net merger consideration for your ADSs as the ADS depositary will arrange for the surrender of the ADSs and the remittance of the per ADS merger consideration with The Depository

Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the per ADS merger consideration, please contact your broker, bank or nominee.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on , 2015, at 10:00 a.m. (Beijing Time) at 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, The People’s Republic of China.

Q:	What matters will be voted on at the extraordinary general meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger;

•	to amend and restate the memorandum and articles of association of the Company in the form attached as Appendix II to the plan of merger upon the effective date; and

•	to approve any motion to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

Q:	How does the Company board of directors recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the special committee, our board of directors (with Chairman and Mr. Xu abstaining) by a unanimous vote recommends that you vote:

•	FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger;

•	FOR the proposal to amend and restate the memorandum and articles of association of the Company in the form attached as Appendix II to the plan of merger upon the effective date; and

•	FOR the proposal to approve any motion to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

Q:	What effects will the merger have on the Company?

A:	As a result of the merger, the Company will cease to be a publicly-traded company and will be beneficially wholly-owned by the Buyer Group and/or their affiliates, including the ESOP SPV. After the completion of the merger, Parent may also issue shares to certain members of the Company’s management as performance incentives. You will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our Shares and ADSs and our reporting obligations with respect to our Shares and ADSs under the Exchange Act, will be terminated upon application to the SEC. In addition, upon completion of the merger, our ADSs will no longer be listed or traded on any stock exchange, including NASDAQ, and the American depositary shares program for the ADSs will terminate.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect the merger to close in the first calendar quarter of 2016. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:	What happens if the merger is not completed?

A:	If our shareholders do not authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Shares or ADSs pursuant to the merger agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described under the caption “The Merger Agreement and Plan of Merger—Termination Fee” beginning on page 83.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name (that is, you do not hold ADSs) as of the record date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event at least 48 hours before the time of the extraordinary general meeting so that your Shares will be represented and may be voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is                     , 2015 at 10:00 a.m. (Beijing Time).

Q:	How do I vote if I own ADSs?

A:

If you own ADSs as of the close of business in New York City on                     , 2015, the ADS record date, you cannot vote at the meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than 12:00 p.m. (New York

City Time) on , 2015. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. If the ADS depositary timely receives valid voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by ADSs held by such ADS holder, such ADS holder will be deemed to have instructed the ADS depositary to vote in favor of the items set forth in the voting instructions.

Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs prior to the close of business in New York City on                     , 2015 and become a holder of Shares by the close of business in the Cayman Islands on                     , 2015, the share record date. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote. If your ADSs are held by your broker, bank or other nominee, see below.

If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation prior to the close of business in New York City on                     , 2015 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder held the ADSs as of the ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for J.P. Morgan Chase Bank N.A.—Hong Kong Branch (DCC), the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Q:	If my Shares or ADSs are held in a brokerage account, will my broker vote my Shares on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

Q:	May I change my vote?

A:	Yes, you may change your vote in one of three ways:

•	first, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to AirMedia Group Inc., 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China;

•	second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•	third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 12:00 p.m. (New York City Time) on                     , 2015. A holder of ADSs can do this by completing, dating and submitting a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:	If I am a holder of certificated Shares or ADRs, should I send in my share certificates or my ADRs now?

A:	No. After the merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the merger is completed, the ADS depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their cash consideration shortly after the merger is completed without any further action required on the part of such holders. If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:	Am I entitled to dissenters’ rights?

A:	Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS holders will not have the right to dissent from the merger and receive payment of the fair value of the Shares underlying their ADSs. The ADS depositary will not attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS depositary to do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS depositary, pay the ADS depositary’s fees required for such surrender, provide instructions for the registration of the corresponding Shares, and certify that they have not given, and will not give, voting instructions as to the ADSs (or alternatively, they will not vote the Shares) before the close of business in New York City on                     , 2015, and become registered holders of Shares by the close of business in the Cayman Islands on                     , 2015. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex C to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Q:	If I own ADSs and seek to exercise dissenters’ rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:	If you own ADSs and wish to exercise dissenters’ rights, you must surrender your ADSs to the ADS depositary. Upon your payment of its fees, including the applicable ADS cancellation fee ($0.05 per ADS) and any applicable taxes, and a certification that you have not given, and will not give, voting instructions to the ADS depositary in respect of the ADSs being cancelled (or, alternatively, that you will not vote the Shares), the ADS depositary will transfer the Shares and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder. The deadline for surrendering ADSs to the ADS depositary for these purposes is the close of business in New York City on , 2015.

You must become a registered holder of your Shares and lodge a written notice of objection to the plan of merger prior to the extraordinary general meeting.

We encourage you to read the information set forth in this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights. Please see “Dissenters’ Rights” beginning on page 87 as well as “Annex C—Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238” to this proxy statement for additional information.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact AirMedia Group Inc. at +86-10-8460-8678 or at ir@airmedia.net.cn.

SPECIAL FACTORS

Background of the Merger

Events leading to the execution of the merger agreement described in this Background of the Merger occurred in China and Hong Kong. As a result, China Standard Time is used for all dates and times given. The term “Consortium” used at various times refers to the consortium consisting of the Chairman, Ms. Dan Shao, Mr. James Zhonghua Feng and Mr. Qing Xu, as applicable, as the relevant parties formed, joined or withdrew from the Consortium at different times described below.

The board of directors and senior management of the Company have been reviewing periodically the Company’s long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, the board of directors and senior management also have periodically reviewed strategic alternatives that may be available to the Company.

On June 19, 2015, the Chairman submitted to the board of directors of the Company a preliminary non-binding proposal letter (the “Proposal Letter”) to acquire the Company in a going private transaction for $3.00 in cash per Share (or $6.00 in cash per ADS) other than any Shares or ADSs beneficially held by the Chairman, his affiliates or other management shareholders who may choose to roll over their Shares in connection with the proposed acquisition (the “Proposal”). In the Proposal Letter, the Chairman noted that the Consortium was interested only in acquiring the outstanding Shares of the Company not already owned by them. The Proposal Letter also stated that the Consortium intended to finance the acquisition with a combination of debt and equity capital.

Later that day, the Board held a telephonic conference to discuss, among other things, the Proposal. The Chairman provided an overview of the Proposal, and then the Chairman and Messrs. Xu and Feng disclosed their interest in the subject matter of the Proposal Letter and recused themselves from the remainder of the meeting due to potential conflicts of interests arising from their role as directors of the Company and their interest in the merger as a member of the Consortium. Thereafter, the attending directors discussed the desirability of establishing a committee of independent and disinterested directors to evaluate and negotiate the Proposal given the inherent conflicts of interest that may arise from the involvement of the Chairman and Messrs. Xu and Feng in the proposed transaction. After discussion, the Board determined that it would be in the best interests of the Company to form a special committee, and after discussing the various qualifications and independence of the members of the Board to serve on the special committee, the Board resolved to form the special committee, comprised of three independent directors, Messrs. Conor Chia-hung Yang (to serve as chairman of the committee), Shichong Shan and Songzuo Xiang, to, among other things, consider and negotiate the proposed transaction and any alternative transactions to the proposed transaction as the special committee, in its sole discretion, deems appropriate, including maintaining the Company’s current status as a public company or a potential change of control transaction involving an alternative buyer and to retain, in its sole discretion, and on terms and conditions acceptable to the special committee, such advisors, including legal counsels, financial advisors and outside consultants, as the special committee in its sole discretion deems appropriate to assist the special committee in discharging its responsibilities.

Later that day, the Company issued a press release regarding its receipt of the Proposal Letter and the transaction proposed therein, and on June 22, 2015 furnished the press release as an exhibit to its Current Report on Form 6-K.

On June 29, 2015, the Chairman, Mr. Xu and Mr. Feng entered into a consortium agreement pursuant to which the Consortium members agreed to, among other things, form a consortium to work exclusively with one another to undertake the proposed transaction described in the Proposal Letter.

Later that day, the Chairman, Ms. Shao, Mr. Xu, Mr. Feng and their respective affiliated entities filed a Schedule 13D announcing the execution of the consortium agreement.

On June 30, 2015, after considering proposals from multiple prospective U.S. legal advisors, the special committee retained Kirkland & Ellis as its U.S. legal advisor. From time to time thereafter, Kirkland & Ellis had discussions with representatives of Maples and Calder, the Company’s Cayman Islands legal counsel, regarding the Proposal, the directors’ duties in connection with considering and evaluating the Proposal and other matters of Cayman Islands law that were relevant to the proposed transaction.

Also on June 30, 2015, after deliberation on the experience, qualifications and reputation of each of the potential financial advisors evaluated by the special committee, the special committee decided to engage Duff & Phelps, LLC (“Duff & Phelps”) as its financial advisor. Among the reasons for Duff & Phelps’s selection were its extensive experience in M&A transactions, including representing special committees in going private transactions, its strong reputation, its significant experience dealing with China-based companies, its lack of existing material relationships with the Company or the Consortium and its ability to interact in both English and Chinese. As part of the engagement, the special committee also retained Duff & Phelps Securities, LLC (“DPS”), an affiliate of Duff & Phelps, to act as financial advisor to the special committee to provide such financial and market related advice and assistance as deemed necessary by the special committee in connection with the proposed transaction. The special committee subsequently entered into an engagement letter with Duff & Phelps and DPS.

On July 1, 2015, by way of unanimous written resolution of the directors, the Board adopted a formal charter for the special committee which granted to the special committee the power to (i) make such investigation of the Proposal, the proposed transaction and any matter relating thereto as the special committee, in its sole discretion, deems appropriate, (ii) evaluate the terms of the Proposal, (iii) discuss and negotiate with the Consortium and its representatives any terms of the proposed transaction and implement the proposed transaction as the special committee deems appropriate, (iv) explore any alternatives to the proposed transaction as the special committee, in its sole discretion, deems appropriate, including maintaining the Company’s current status as a public company, (v) negotiate definitive agreements, if and when appropriate, with respect to the proposed transaction, the execution and delivery of any such agreement being subject, however, to the approval of the board, (vi) report to the Board the recommendations and conclusions of the special committee with respect to the proposed transaction or any alternatives to the proposed transaction and any recommendation as to whether the final terms of the proposed transaction or any alternatives to the proposed transaction are fair to and in the best interests of the shareholders of the Company (other than the Consortium members) and should be approved by the Board and, if applicable, by the Company’s shareholders, and determinations and recommendations with respect to any other matters requested by the Board, and (vii) retain, in its sole discretion, and on terms and conditions acceptable to the special committee, such advisors, including legal counsels, financial advisors and outside consultants, as the special committee in its sole discretion deems appropriate to assist the special committee in discharging its responsibilities.

On July 6, 2015, the special committee convened a meeting by telephone with Kirkland & Ellis, Duff & Phelps and DPS. During the meeting, the special committee and Kirkland & Ellis discussed the scope and authority of the special committee and reviewed the independence of each member of the special committee. Kirkland & Ellis then led the special committee in a discussion of its key duties, responsibilities and guidelines and highlighted to the special committee members that they should substantively engage with the Consortium only if the special committee determined to do so following its review of the Proposal, as assisted by its financial and legal advisors. Thereafter, the special committee engaged in a discussion with its advisors regarding establishing a process and adopting a strategy and practices designed to maximize shareholder value in light of the circumstances, including the fact that the Consortium beneficially owned approximately 38% of the outstanding Shares (as of July 6, 2015). Finally, the special committee concluded that it was in the best interests of the Company at that stage to enter into confidentiality agreements with each member of the Consortium that would, among other things, include a standstill preventing members of the Consortium entering into exclusive arrangements with other shareholders regarding a transaction and authorized Kirkland & Ellis to negotiate such confidentiality agreements on behalf of the Company. Later that day, the Company issued a press release regarding the special committee’s appointment of Duff & Phelps and DPS as its financial advisor and Kirkland & Ellis as its U.S. legal counsel and furnished the press release as an exhibit to its Current Report on Form 6-K.

Following the special committee meeting, on July 6, 2015, Kirkland & Ellis sent a form of confidentiality agreement to Skadden that all members of the Consortium were requested to sign.

On July 13, 2015, the special committee convened a meeting by telephone with Kirkland & Ellis, Duff & Phelps and DPS. During the meeting, Kirkland & Ellis and DPS provided the special committee with an update on various workstreams, including the proposed confidentiality agreements with the Consortium and the Consortium’s debt financing plans, which, among other things, contemplated making use of the Company’s cash located in China. The special committee discussed with its advisors the need to further understand the details of the Consortium’s financing plan, the impact that the financing structure could have on the certainty of closing for any transaction and overall timing.

On July 21, 2015, following negotiations between Kirkland & Ellis and Skadden, the special committee, on behalf of the Company, entered into confidentiality agreements with members of the Consortium. Also, on July 21, 2015, the special committee held a meeting by telephone with Duff & Phelps and DPS and Kirkland & Ellis regarding whether to perform an active market check or otherwise conduct a broader sale process, and if so, who would be the most likely to be interested in acquiring the Company. The special committee noted that the Consortium, which collectively owned approximately 38% of the total outstanding Shares, were committed to supporting the Consortium’s Proposal only, and there had been no inquiries from third parties. Taking these considerations into account and the significant disruption to the operations of the Company that a broad pre-signing market check may cause, including the potential risk of competitive harm to the Company if strategic buyers conducted due diligence but a transaction did not occur, and the increased risk of leaks of confidential information of the Company, which could create instability among the Company’s employees as well as its customers and vendors, the special committee decided that, rather than actively solicit every potential buyer, it would reach out to a limited number of the most likely potential buyers to assess their interest in an alternative transaction and remain open to any competing bids otherwise received.

On July 28, 2015, the special committee held a meeting by telephone with Kirkland & Ellis, Duff & Phelps and DPS. During the meeting, Kirkland & Ellis, Duff & Phelps and DPS provided the special committee with an update on various workstreams, including the Consortium’s debt financing plans and the status of the Company’s preparation of financial projections.

Between July 29, 2015 and August 16, 2015, DPS contacted 22 third parties on behalf of the special committee.

On August 19, 2015, the special committee held a telephonic meeting with Kirkland & Ellis, Duff & Phelps and DPS. During the meeting, DPS provided an update to the special committee on the status of its market check and noted that it had not received any indications of interest from any party with respect to an alternative transaction. Following discussions with DPS, the special committee decided that the pool of potential buyers that had been approached thus far were the most likely potential buyers, and that identifying additional third parties having fundamentally different levels of interest in an acquisition of the Company was unlikely. After further discussion with its advisors, the special committee decided that, although it would remain open to receiving potential proposals from potential third party buyers, it would conclude its active market check and focus on negotiating the best deal available with the Consortium.

On August 24, 2015, Skadden sent a draft merger agreement, voting agreement and rollover agreement to Kirkland & Ellis.

On August 27, 2015, Kirkland & Ellis held a telephone conference with Skadden to discuss the merger agreement.

On September 8, 2015, the special committee held a telephonic meeting with Kirkland & Ellis, Duff & Phelps and DPS. Kirkland & Ellis summarized the draft merger agreement proposed by the Consortium, including, among other things, (1) the inability of the Company to terminate the agreement if it received a Superior Proposal following execution of a definitive agreement, (2) the lack of clarity and certainty with respect to the Consortium’s proposed financing and (3) that the Company would not be entitled to specific performance under any circumstances. After a lengthy discussion with its advisors regarding the merger agreement and the Consortium’s offer price, the special committee instructed Kirkland & Ellis to prepare comments to the merger agreement and DPS to ask the Consortium to increase its offer price.

Following discussion on the merger agreement, the special committee directed Duff & Phelps to utilize projections prepared by management (other than members of management who were also members of the Consortium) for the Company’s future financial performance for the fiscal years ending December 31, 2015 through December 31, 2024 (which financial projections are summarized under “Special Factors—Certain Financial Projections”) in its financial analyses.

On September 16, 2015, Kirkland & Ellis delivered its initial comments to the merger agreement to Skadden.

On September 17, 2015, the Consortium rejected the special committee’s request for a price increase, noting among other things, a general deterioration in China’s economic condition and that the global financial markets had experienced significant volatility which had increased the Consortium’s challenge in maintaining the previously proposed offer price in the Proposal. The Consortium also requested a decrease in the amount of the termination fees.

Later that day, Skadden passed along through DPS a draft debt commitment letter from China Merchants Bank.

On September 18, 2015, the special committee held a telephonic meeting with Kirkland & Ellis, Duff & Phelps and DPS. During the meeting, Kirkland & Ellis summarized for the special committee the key terms of the proposed debt financing to be provided by China Merchants Bank based upon the draft debt commitment letter, and the special committee and its advisors discussed the key open points in the draft debt commitment letter, including the certainty of the funding conditions. The special committee directed Kirkland & Ellis to work with Skadden to increase the overall certainty of funding provided by the debt commitment letter.

Thereafter, the special committee discussed with its advisors the Consortium’s rejection of its request for a price increase as well as the Consortium’s request to reduce the amount of the proposed termination fees. After thorough discussion, the special committee determined not to respond to the Consortium’s requests for decrease in the amount of the termination fees until it received the Consortium’s comments to the latest draft of the merger agreement.

On September 18, 2015, upon signing and delivery of a withdrawal notice, Mr. Feng ceased to be a member of the Consortium. Also on September 18, 2015, the Chairman and Mr. Xu entered into an amended and restated consortium agreement pursuant to which the Consortium members agreed to, among other things, work exclusively with one another to undertake the proposed transaction described in the Proposal Letter. Later that day, the Consortium and their respective affiliated entities filed an amendment to their Schedule 13D announcing the execution of the amended and restated consortium agreement and the withdrawal of Mr. Feng from the Consortium.

On September 22, 2015, Skadden sent a revised draft of the merger agreement to Kirkland & Ellis, and later that day Skadden and Kirkland & Ellis held a call to discuss the revised draft. Following the call, Kirkland & Ellis sent initial comments to the ancillary agreements to Skadden.

Over the course of September 22, 23 and 24, 2015, Kirkland & Ellis discussed the open terms with the special committee. The special committee considered the course of dealing with the Consortium and various options available to the Company, including, among other things, responding to the Consortium with a further request for an improved price and/or other terms, and considered the best course for maximizing shareholder value under the circumstances. After deliberating, the special committee determined that the likelihood of the Consortium increasing its offer price was low, and therefore, the special committee instructed Kirkland & Ellis to work with Skadden to finalize the merger agreement.

On September 24, 2015, Kirkland & Ellis sent a revised draft of the merger agreement to Skadden.

During the ensuing days, Kirkland & Ellis and Skadden continued to negotiate the merger agreement and related documentation, including, among other things, finalizing the scope of the Company’s representations and warranties, the covenants applicable to the Company prior to closing and the terms of the limited guarantee.

On September 29, 2015, the board of directors of the Company held a telephonic meeting with Kirkland & Ellis, Duff & Phelps and DPS. Neither the Chairman nor Mr. Xu attended, participated in or voted upon any matters discussed during the meeting. Following a recap of previous fiduciary duty presentations by Kirkland & Ellis, Kirkland & Ellis gave an update on the status of the negotiations with the Consortium and summarized for the board of directors the key terms and final resolution of all open items on the merger agreement and other transaction documents. Duff & Phelps then made a presentation regarding consideration that would be paid to the Company’s shareholders in the potential merger and its financial analyses of the Company. Thereafter, Duff & Phelps delivered its oral opinion, subsequently confirmed in writing and attached hereto as Annex B, to the special committee to the effect that, as of September 29, 2015, and based upon and subject to the factors and assumptions set forth in Duff & Phelps’ written opinion, the $3.00 in cash for each of the Company’s ordinary shares and the $6.00 in cash for each ADS to be paid to the holders (other than Parent, the Rollover Shareholders and their respective affiliates) of the Company’s ordinary shares or ADSs pursuant to the merger agreement was fair from a financial point of view to such holders.

Messrs. Feng Zhonghua, Peixin Xu and Dong Wen then left the telephonic board meeting and Mr. Yang commenced a telephonic meeting of the special committee. After considering the proposed terms of the merger agreement and the other transaction agreements, as well as the financial presentation of Duff & Phelps, including receipt of the oral opinion from Duff & Phelps as described above, and taking into account the other factors described below under the headings titled “Reasons for the Merger and Recommendation of the Special committee and Our Board of Directors” beginning on page 23 and “Opinion of the Special committee’s Financial Advisor” beginning on page 34, the special committee then unanimously determined that the merger agreement, the plan of merger and the merger and the other transactions contemplated by the merger agreement were fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated security holders and declared it advisable for the Company to enter into the merger agreement and the other transaction agreements and recommended that the board of directors adopt a resolution approving and declaring the advisability of the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommending that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the merger.

Thereafter, Messrs. Feng Zhonghua, Peixin Xu and Dong Wen rejoined the telephonic meeting and Mr. Yang resumed the meeting of the board of directors. The special committee presented its recommendation to the board of directors. After considering the proposed terms of the merger agreement and the other transaction agreements, as well as the financial presentation of Duff & Phelps, including the oral opinion provided by Duff & Phelps to the special committee described above, and taking into account the other factors described below under the headings titled “Reasons for the Merger and Recommendation of the Special committee and Our Board of Directors” beginning on page 23 and “Opinion of the Special committee’s Financial Advisor” beginning on page 34, the board of directors, with the Chairman and Mr. Xu not present or participating, determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transaction agreements contemplated by the merger agreement and approved the execution, delivery and performance of the merger agreement and the transaction agreements contemplated by the merger agreement and the consummation of the transactions contemplated thereby, including the merger and directed that the authorization and approval of the merger agreement, the plan of merger and the merger be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of special resolutions the merger agreement, the plan of merger and the merger. See “Reasons for the Merger and Recommendation of the Special committee and Our Board of Directors” beginning on page 23 and “Opinion of the Special committee’s Financial Advisor” beginning on page 34 for a full description of the resolutions of the board of directors at this meeting.

Late in the evening on September 29, 2015, the Company, Parent and Merger Sub executed and delivered the merger agreement and the applicable parties executed the ancillary documents relating thereto as to which they respectively are a party and the Company issued a press release announcing the execution of the merger agreement and the ancillary documents on September 30, 2015.

Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors

Our board of directors, acting upon the unanimous recommendation of the special committee, which special committee acted with the advice and assistance of our management (other than the Chairman) and its financial and legal advisors, evaluated the merger, including the terms and conditions of the merger agreement.

At a meeting on September 29, 2015, the special committee unanimously recommended that our board of directors adopt resolutions that:

•	determine that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to and in the best interests of, the Company and its unaffiliated security holders, and declare it advisable to enter into the merger agreement;

•	authorize and approve the execution, delivery and performance by the Company of the merger agreement and the completion of the transactions contemplated thereby, including the merger; and

•	direct that the authorization and approval of the merger agreement, plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

On September 29, 2015, our board of directors (with Chairman and Mr. Xu abstaining) approved and adopted the resolutions recommended by the special committee. The Chairman and Mr. Xu abstained from voting because of their potential conflicts of interest arising from their roles with the Company and their interest in the transactions contemplated under the merger agreement, including the merger. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 52 for additional information.

In the course of reaching their respective determinations, the special committee and our board of directors considered the following substantive factors and potential benefits of the merger, each of which the special committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

•	the current and historical market prices of the Company’s ADSs, including the fact that the $3.00 per Share or $6.00 per ADS merger consideration offered to the Company’s unaffiliated security holders represents a premium of 70.5% over the Company’s closing price of $3.52 per ADS on June 18, 2015, the last trading day immediately prior to June 19, 2015, the date that the Company announced that it had received a “going-private” proposal and a 20.5% premium over the closing price of $4.98 per ADS on September 29, 2015, the trading day immediately before the merger agreement was signed;

•	the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain at the per ADS merger consideration of $6.00, as adjusted for present value;

•	the negotiations with respect to the merger consideration and the special committee’s determination that, following negotiations with the Buyer Group, $3.00 per Share or $6.00 per ADS was the highest price that the Buyer Group would agree to pay, with the special committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the special committee and its advisors;

•	the all-cash merger consideration, which will allow our unaffiliated security holders to immediately realize liquidity for their investment and provide them with a specific amount of cash consideration for their Shares or ADSs;

•	the financial analysis reviewed and discussed with the special committee by representatives of Duff & Phelps, as well as the opinion delivered by Duff & Phelps to the special committee on September 29, 2015, which opinion was subsequently confirmed in writing and attached hereto as Annex B, to the effect that, as of September 29, 2015, and based upon and subject to the factors and assumptions set forth in Duff & Phelps’ written opinion, the $3.00 in cash for each of our ordinary shares and the $6.00 in cash for each ADS to be paid to the holders (other than the Rollover Shareholders and their respective affiliates) of our ordinary shares or ADSs pursuant to the merger agreement was fair from a financial point of view to such holders;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•	the absence of a financing condition in the merger agreement;

•	the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals; and

•	the fact the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a $5.32 million termination fee, and the guarantee of such payment obligation by the Guarantors pursuant to the limited guarantee;

•	the recognition by the special committee and our board of directors that, under the terms of the merger agreement, it has the ability to consider any proposal regarding a Competing Transaction reasonably expected to lead to a Superior Proposal until the date our shareholders vote upon and authorize and approve the merger agreement (as further explained under the caption “The Merger Agreement and Plan of Merger—No Solicitation” beginning on page 77);

•	our ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to shareholder approval has been obtained in order to enter into an alternative transaction proposed by a third party that is a Superior Proposal (as further explained under the caption “The Merger Agreement and Plan of Merger—No Solicitation” beginning on page 77);

•	our ability, under certain circumstances, to change, withhold, withdraw, qualify or modify our recommendation that our shareholders vote to authorize and approve the merger agreement;

•	our ability, under certain circumstances, to specifically enforce the terms of the merger agreement; and

•	the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the special committee, which consists of three independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the special committee’s authority.

In addition, the special committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to our unaffiliated security holders and to permit the special committee and our board of directors to represent effectively the interests of such unaffiliated security holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

•	in considering the merger with the Buyer Group, the special committee acted solely to represent the interests of the unaffiliated security holders, and the special committee had independent control of the negotiations with the Buyer Group and its legal and financial advisors on behalf of such unaffiliated security holders;

•	all of the directors serving on the special committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group. In addition, none of such directors has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the directors’ receipt of board compensation in the ordinary course, (ii) special committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the special committee’s or board’s recommendation of the merger), and (iii) the directors’ indemnification and liability insurance rights under the merger agreement;

•	following its formation, the special committee’s independent control of the sale process with the advice and assistance of Duff & Phelps and DPS, as its financial advisor, and Kirkland & Ellis, Maples and Calder and Commerce and Finance Law Offices, as its legal advisors, each reporting solely to the special committee;

•	the special committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group and the transactions contemplated thereby from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by our board of directors for authorization and approval unless the special committee had recommended such action to our board of directors;

•	the special committee had the authority to reject the terms of any strategic transaction, including the merger;

•	the special committee met regularly to consider and review the terms of the merger;

•	the recognition by the special committee and our board of directors that it had no obligation to recommend the authorization and approval of the proposal or any other transaction;

•	the recognition by the special committee and our board of directors that, under the terms of the merger agreement, it has the ability to consider any proposal regarding a Competing Transaction reasonably expected to lead to a Superior Proposal until the date our shareholders vote upon and authorize and approve the merger agreement (as further explained under the caption “The Merger Agreement and Plan of Merger—No Solicitation” beginning on page 77);

•	the ability of the Company to terminate the merger agreement in connection with a Superior Proposal (as further explained under the caption “The Merger Agreement and Plan of Merger—No Solicitation” beginning on page 77) subject to compliance with the terms and conditions of the merger agreement; and

•	the availability of dissenters’ rights to the shareholders, other than the Rollover Shareholders, who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters’ rights, which allow such holders to receive the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The special committee and board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

•	the fact that authorization and approval of the merger agreement are not subject to the authorization and approval of holders of a majority of the Company’s outstanding Shares unaffiliated with the Buyer Group:

•	the fact that the Company’s shareholders, other than the Rollover Shareholders, will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, including, among other things, restrictions on: (i) the amendment of the organizational documents of the Company or any of its subsidiaries, (ii) the issuance, sale, pledge or disposal of any securities of the Company or any of its subsidiaries, (iii) declaring dividends, with certain exceptions, (iv) acquiring or making capital contributions in any corporation or other business organization or acquiring any significant amount of assets, with certain exceptions, (v) incurring indebtedness in excess of $5 million individually or $10 million in aggregate or guarantee indebtedness in excess of $10 million individually or $50 million in the aggregate, (vi) entering into any new employment or compensatory agreements or terminate such agreements (with certain exceptions), granting of severance or termination payments to or materially increasing in compensation of any director or executive officer of the Company or acceleration of vesting or payment of benefits under the Company’s employee benefits plan, (vi) selling property or assets material to the Company and its subsidiaries, taken as a whole (vii) entering into any new line of business material to the Company and its subsidiaries, taken as a whole. See “The Merger Agreement and Plan of Merger—Conduct of Business Prior to Closing” beginning on page 75 for additional information;

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•	the Company will be required to, under certain circumstances, pay Parent a termination fee of $2.66 million in connection with the termination of the merger agreement;

•	the fact that Parent and Merger Sub are newly formed corporations with essentially no assets and that the Company’s legal remedy in the event of breach of the merger agreement by Parent or Merger Sub is limited to receipt of a termination fee of $5.32 million, and that the Company may not be entitled to a termination fee at all if, among other things, (i) the merger is not completed by June 28, 2016 or (ii) the Company’s shareholders do not approve the merger agreement at the extraordinary general meeting. See “The Merger Agreement and Plan of Merger—Termination of the Merger Agreement” beginning on page 82 and “The Merger Agreement and Plan of Merger—Termination Fee” beginning on page 83 for additional information;

•	the terms of the Voting Shareholders’ participation in the merger and the fact that the Voting Shareholders may have interests in the transaction that are different from, or in addition to, those of our unaffiliated security holders, as well as the other interests of the Company’s directors and officers in the merger. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 52 for additional information;

•	the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel; and

•	the taxability of an all-cash transaction to our unaffiliated security holders that are U.S. holders as defined below in “Special Factors—U.S. Federal Income Tax Consequences.”

The foregoing discussion of information and factors considered by the special committee and our board of directors is not intended to be exhaustive, but includes the material factors considered by the special committee and our board of directors. In view of the wide variety of factors considered by the special committee and our board of directors, neither the special committee nor our board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the special committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The special committee recommended that our board of directors authorize and approve, and our board of directors authorized and approved, the merger agreement based upon the totality of the information presented to and considered by it.

In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated security holders and its decision to recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the special committee considered the opinion and related financial analyses presented by Duff & Phelps, among other factors. These analyses included, among others, discounted cash flow analysis, selected public companies and merger and acquisition transactions analyses and premium paid analysis. All of the material analyses as presented to the special committee on September 29, 2015 are summarized below under the caption “Opinion of the Special Committee’s Financial Advisor” beginning on page 34.

Neither the special committee nor our board of directors considered the liquidation value of the Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. The special committee and the Company’s board of directors (without the participation of the Chairman and Mr. Jin) believe that the trading price of the ADSs at any given time represents the best available indicator of the Company’s going concern value at that time, so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction and did not determine a going concern value for the Company. Each of the special committee and board of directors also considered the historical market prices of our ADSs as described under the caption “Market Price of the Company’s ADSs, Dividends and Other Matters—Market Price of the ADSs” beginning on page 62. Neither the special committee nor our board of directors considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The special committee and board of directors believe that net book value is not a material indicator of the value of the Company as a going concern. The Company’s net book value per Share as of June 30, 2015 was approximately $1.98 based on the number of issued and outstanding Shares as of June 30, 2015 (excluding Shares and Shares represented by ADSs reserved by the Company for settlement upon exercise of Company Share Awards under any Share Incentive Plan). Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in the Company’s industry.

In reaching its determination that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and our unaffiliated security holders and its decision to authorize and approve the merger agreement and recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, by our shareholders, our board of directors, on behalf of the Company, considered the analysis and recommendation of the special committee and the factors examined by the special committee as described above under this section and adopted such recommendations and analysis. For the foregoing reasons, each of the Company and our board of directors believes that the merger agreement, the plan of merger and the transactions contemplated thereby are substantively and procedurally fair to and in the best interests of the Company and our unaffiliated security holders. The special committee and the board of directors on behalf of the Company believe that it is appropriate for the Company to undertake the merger and the going private transaction at this time, so that it can achieve its goal of exiting the U.S. public equity market and become a privately held company.

Except as discussed in “Special Factors—Background of the Merger,” “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and our Board of Directors,” and “Special Factors—

Opinion of the Special Committee’s Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing going-private transactions, each member of the Buyer Group may be deemed to be an affiliate of the Company, and therefore, required to express its belief as to the fairness of the merger to the Company’s unaffiliated security holders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the merger are not intended and should not be construed as a recommendation to any holder of Shares or ADSs as to how to vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger. The Buyer Group has interests in the merger that are different from, and in addition to, those of the Company’s unaffiliated security holders by virtue of the Buyer Group’s continuing interests in the surviving corporation after the consummation of the merger. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 52 for additional information.

The Buyer Group believes the interests of the unaffiliated security holders were represented by the special committee, which negotiated the terms and conditions of the merger agreement with the assistance of its legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to them, rather than to the unaffiliated security holders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. No member of the Buyer Group participated in the deliberations of the special committee regarding, and did not receive any advice from the special committee’s legal or financial advisors as to, the fairness of the merger to the unaffiliated security holders. Furthermore, the members of the Buyer Group did not engage a financial advisor for the purpose of performing any independent valuation or other analysis to assist them in assessing the fairness of the Buyer Group’s offer price to the Company’s unaffiliated security holders.

Based on their knowledge and analysis of available information regarding the Company, as well as the factors considered by, and the analysis and resulting conclusions of, the special committee and the Board discussed in “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 23, the Buyer Group believes the merger is substantively and procedurally fair to the Company’s unaffiliated security holders. In particular, the Buyer Group’s belief is based on the consideration of the following factors, which are not listed in any relative order of importance:

•	the Per ADS merger consideration of US$6.00 represents a premium of 70.5% over the Company’s closing price of US$3.52 per ADS as quoted by NASDAQ on June 18, 2015, the last trading day prior to the Company’s announcement on June 19, 2015 that it had received a going-private proposal;

•	the Company’s ADSs traded as low as US$1.67 per ADS during the 52-week period prior to the announcement of the execution of the merger agreement;

•	the special committee consists solely of directors who are unaffiliated with any member of the Buyer Group or any officer or employee of the Company and do not have any interests in the merger different from, or in addition to, those of the unaffiliated security holders, other than (i) the directors’ receipt of compensation in the ordinary course of business, (ii) special committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the consummation of the merger or the special committee’s or board of directors’ recommendation of the merger) and (iii) the directors’ indemnification and liability insurance rights under the merger agreement;

•	the special committee was given authority to, among other things, review, evaluate and negotiate the terms of the merger and to recommend to the board of directors what action should be taken by the Company, including not to engage in the transactions contemplated under the merger agreement, including the merger, and the Buyer Group did not participate in or seek to influence in any way the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

•	the special committee and the board of directors had no obligation to recommend the authorization and the approval of the merger agreement, the plan of merger or the transactions contemplated under the merger agreement, including the merger;

•	the special committee retained and was advised by independent legal counsels and independent financial advisors, all of whom are experienced in advising committees such as the special committee in similar transactions, and the compensation received by such independent legal counsel and financial advisors is not contingent upon the consummation of the merger or the special committee’s or board of directors’ recommendation of the merger;

•	the special committee and, acting upon the unanimous recommendation of the special committee, the board of directors (other than the Chairman and Mr. Xu, who abstained from the vote) determined that the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, are in the best interests of the unaffiliated security holders;

•	the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, is subject to the affirmative vote of the holders of Shares representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting; and given the Buyer Group’s ownership of the Company and assuming Bison Capital Media Limited complies with its voting undertakings under the Voting Agreement, based on the number of Shares expected to be issued and outstanding on the Share record date, an amount of Shares representing approximately 20.9% of the voting rights of the entire issued and outstanding Shares as of the Share record date owned by shareholders and on behalf of ADS holders other than the members of the Buyer Group and Bison Capital Media Limited must also be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, to be approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting;

•	the merger consideration and other terms and conditions of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, were the result of robust, arms-length negotiations between the Buyer Group and the special committee and their respective legal and financial advisors;

•	under the terms of the merger agreement, prior to the time the necessary shareholder authorization and approval of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, the Company is permitted to (i) contact any person that has made a proposal or offer regarding a Competing Transaction to assess whether such offer or proposal is reasonably expected to lead to a proposal superior to the proposal of the Buyer Group, and (ii) furnish information to, and enter into discussions with, a person that has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction;

•	the ability of the Company to terminate the merger agreement under the terms of thereunder to enter into a Superior Proposal or upon a change in the Company’s recommendation to its shareholders, subject to compliance with the terms and conditions of the merger agreement;

•	the termination fee payable by the Company to Parent if the merger agreement is terminated under certain circumstances is US$2.66 million, or approximately 0.7% of the Company’s total equity value implied by the merger consideration, whereas the termination fee payable by Parent to the Company if the merger agreement is terminated under certain circumstances is twice that, or US$5.32 million, the equivalent of approximately 1.4% of the Company’s total equity value implied by the merger consideration;

•	each of the Chairman, Wealthy Environment, Ms. Shao and Global Earning has agreed to guarantee the obligations of Parent or Merger Sub under the merger agreement to pay the relevant termination fee to the Company and reimburse certain costs and expenses of the Company if the merger agreement is terminated under certain circumstances;

•	the Company has the ability to specifically enforce the terms of the merger agreement under certain circumstances;

•	notwithstanding that the Buyer Group may not rely upon the opinions provided by the financial advisors to the special committee, the special committee received from its financial advisor an opinion, dated September 29, 2015, stating that, as of the date of the merger agreement, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by the financial advisor in preparing its opinion, the US$3.00 per Share merger consideration to be received by the holders of Shares and US$6.00 per ADS merger consideration to be received by holders of ADSs (in each case, other than holders of the Excluded Shares and/or the Dissenting Shares) in the merger was fair, from a financial point of view, to such holders;

•	the consideration to be paid to the unaffiliated security holders in the merger is all cash, allowing the unaffiliated security holders to immediately realize certainty of value and liquidity for all of their Shares or ADSs, without incurring brokerage and other costs typically associated with market sales;

•	the Buyer Group obtained debt financing commitment for the merger, as well as the limited number and nature of the conditions to the debt financing, thus increasing the likelihood that the merger will be consummated and the merger consideration will be paid to the unaffiliated security holders; and

•	the recognition of the potential disadvantages that the Company would continue to face as an SEC-reporting public company, including continuing to be subject to the (i) significant costs associated with regulatory compliance for a publicly listed company; (ii) requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help the Company’s actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be and (iii) the limited trading volume of the Company’s ADSs on NASDAQ.

In its extensive consideration of the fairness of the merger, the Buyer Group did not:

•	consider the Company’s net book value, an accounting concept based on historical costs, as a factor. This is because the Buyer Group believes that net book value is not a material indicator of the Company’s value as a going concern, particularly given the previously announced divestiture/sale of significant portions of the Company’s current business operations. The Buyer Group notes, however, that the per Share merger consideration of US$3.00 is higher than the Company’s net book value per Share as of June 30, 2015, which was approximately US$1.98 based on 122,614,761 issued and outstanding Shares as of that date (excluding Shares and Shares represented by ADSs reserved by the Company for settlement upon exercise of Company Share Awards (as defined below) under any Share Incentive Plan (as defined below));

•	undertake an appraisal of the assets of the Company to determine the Company’s liquidation value for the unaffiliated security holders due to the impracticability of determining a liquidation value given the significant execution risk involved in any breakup. The Buyer Group also did not consider the Company’s liquidation value to be a relevant valuation method because it considers the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the merger;

•	seek to establish a pre-merger going concern value for the Company’s Shares and ADSs to determine the fairness of the merger consideration to the unaffiliated security holders. This is because following the merger the Company will have a significantly different capital structure and business focus, both as a result of the merger and as a result of certain previously announced, planned sale and divestment of a significant portion of its current business operations. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the ADSs, the merger consideration represented a premium to the going concern value of the Company;

•	consider any offers or proposals made by any unaffiliated third parties—of which the Buyer Group was aware of none—with respect to (a) a merger or consolidation of the Company with or into another company, (b) a sale of all or a substantial part of the Company’s assets or (c) the purchase of the Company’s voting securities that would enable the holder to exercise control over the Company. The members of the Buyer Group did not make any purchases of securities of the Company during the past two years, and so did not consider any such purchases in their fairness determination; and

•	the availability of dissenters’ rights to the unaffiliated security holders (and any ADS holder who elects to first convert his or her ADSs for the Shares) who comply with the required procedures under Section 238 of the Cayman Islands Companies Law for exercising dissenters’ rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The foregoing discussion of the information and factors considered by the Buyer Group in connection with its evaluation of the substantive and procedural fairness of the merger to the unaffiliated security holders is not intended to be exhaustive, but is believed to include all material factors considered. The Buyer Group found it impracticable to assign, and did not assign, relative weights to the foregoing factors considered in reaching its conclusions as to the substantive and procedural fairness of the merger to the unaffiliated security holders. Rather, the Buyer Group made the fairness determinations after considering all of the foregoing factors as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the merger is both substantively and procedurally fair to the unaffiliated security holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder or ADS holder of the Company to authorize and approve the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger. The Buyer Group does not make any recommendation as to how such shareholders or ADS holders should vote relating to the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, at the extraordinary general meeting.

Certain Financial Projections

The Company does not generally make public detailed financial forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, the Company’s management prepared certain financial projections for the fiscal year ending December 31, 2015 through the fiscal year ending December 31, 2024 for the special committee and Duff & Phelps in connection with the financial analysis of the merger. These financial projections, which were based on Company management’s estimates of the Company’s future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by Duff & Phelps in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. None of the Buyer Group were provided with, and none of such persons were entitled to or relied on any of these financial projections.

The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, our management took into account historical performance, combined with estimates regarding net revenue, gross profit, operating expenses, income from operations and net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were prepared on a reasonable basis, reflected the best estimates and judgments available at that time and presented, to the best of the management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results and shareholders are cautioned not to place undue reliance on the prospective financial information. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the projections. Neither the Company’s independent registered public accounting firm, Deloitte Touche Tohmatsu Certified Public Accountants LLP, nor any other independent accountants have examined, compiled, or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective information. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the special committee and Duff & Phelps, and are not included in this proxy statement in order to induce any holder of Shares or ADSs to vote in favor of approval of the merger agreement or to elect not to seek appraisal for his or her Shares.

The following table summarizes the financial projections prepared by our management and considered by the special committee in connection with their analysis of the Merger and Duff & Phelps in connection with the delivery of its fairness opinion:

	Management Projections
	Fiscal Year Ending December 31,
	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2020E	2023E	2024E
	(in RMB million except percentage)
Net Revenues	432	649	1,045	1,352	1,678	1,918	1,942	2,005	2,031	2,043

Gross Profit*	(318)	(118)	49	165	340	479	603	687	724	758
% Margin	-73.6%	-18.2%	4.7%	12.2%	20.2%	25.0%	31.1%	34.3%	35.6%	37.1%

Operating Expenses*	166	118	146	177	198	218	179	190	199	207

Income from Operations	-485	-236	-97	-11	142	261	424	497	525	552
% Margin	-112.1%	-36.4%	-9.3%	-0.8%	8.4%	13.6%	21.9%	24.8%	25.9%	27.0%

Net Income	(333)	(95)	(1)	47	126	184	280	306	314	323
% Margin	-77.1%	-14.6%	-0.1%	3.5%	7.5%	9.6%	14.4%	15.3%	15.5%	15.8%

*	Management projected gross profit and operating expenses include depreciation and amortization. Management projections for fiscal year 2015 include business held for sale.

In preparing these projections, the Company’s management made certain assumptions about factors that may affect its future results of operations, including, primarily, that (i) the Company will successfully implement its strategy to transform itself into a leading provider of Wi-Fi services on trains, airplanes and long-haul buses in China and maintain its leadership position through maintaining existing concession rights and the acquisition of new concession rights; (ii) the demand for on-train and on-bus Wi-Fi services will remain stable and the demand for in-flight Wi-Fi services will increase from 2015 to 2024; and (iii) the Company will successfully implement the Wi-Fi business model and generate significant revenues in the form of Wi-Fi usage fees as well as advertising fees and other ancillary fee income. In particular, for in-flight Wi-Fi services, the Company assumed that the total number of aircrafts on which it operates its Wi-Fi system and the amount of Wi-Fi services fees it will charge will remain stable from 2015 to 2024 and estimates that the Wi-Fi usage rate will grow significantly from 2015 to 2024. The Company assumed that revenues from on-train and on-bus Wi-Fi services will remain stable during that period. Furthermore, the Company assumed that its existing operational resources will be adequate to support the new lines of business without the need for incurring substantial additional operating expenses. The Company’s management also assumed that the overall economy in China will remain stable, and that there will be no material changes in the market negatively affecting the Company.

NONE OF THE COMPANY OR OUR AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

The financial projections are forward-looking statements. For information on factors which may cause our future financial results to materially vary, please see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 96, and “Item 3. Key Information—D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement.

Opinion of the Special Committee’s Financial Advisor

Pursuant to an engagement letter dated July 2, 2015, the special committee retained Duff & Phelps as its financial advisor to deliver a fairness opinion in connection with the merger. Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

At the meeting of the special committee on September 29, 2015, Duff & Phelps rendered its oral opinion (which was confirmed in writing later that same day) to the special committee that, as of such date and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the per Share merger consideration to be paid to the holders of the Shares (other than the Excluded Shares) and the holders of ADSs (other than ADSs representing the Excluded Shares) in the merger was fair, from a financial point of view, to such holders (without giving effect to any impact of the merger on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs). No limitations were imposed by the special committee upon Duff & Phelps with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of Duff & Phelps dated September 29, 2015, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The shareholders of the Company are urged to read the opinion in its entirety. Duff & Phelps’ written opinion is addressed to the special committee (in its capacity as such), is directed only to the per Share merger consideration and the per ADS merger consideration to be paid in the merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the merger or any other matter.

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

•	reviewed the Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2013 and December 31, 2014 and the Company’s unaudited interim financial statements for the six months ended June 30, 2014 and June 30, 2015 included in the Company’s Form 6-K filed with the SEC;

•	reviewed a detailed financial projection model for the years ending December 31, 2015 through 2024, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied, with the Company’s and the special committee’s consent, in performing its analysis (the “Management Projections”);

•	reviewed other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;

•	reviewed a letter dated September 25, 2015 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”);

•	reviewed documents related to the merger, including a draft of the merger agreement received on September 28, 2015;

•	discussed the information referred to above and the background and other elements of the merger with the management of the Company;

•	discussed with Company management its plans and intentions with respect to the management and operation of the business;

•	reviewed the historical trading price and trading volume of the Company’s ADSs, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•	performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and an analysis of premiums paid in selected transactions that Duff & Phelps deemed relevant; and

•	conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary or appropriate.

In performing its analyses and rendering its opinion with respect to the merger, Duff & Phelps, with the Company’s and the special committee’s consent:

•	relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information (or assume any responsibility or liability for independently verifying such information);

•	relied upon the fact that the special committee, the board of directors and the Company have been advised by counsel as to all legal matters with respect to the merger, including whether all procedures required by law to be taken in connection with the merger have been duly, validly and timely taken;

•	assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no view or opinion with respect to such estimates, evaluations, forecasts and projections or the underlying assumptions;

•	assumed that the information relating to the Company and the merger supplied by the Company to Duff & Phelps and the representations made by Company management regarding the Company and the merger in the Management Representation Letter are accurate in all material respects, did not and does not omit to state a material fact in respect of the Company and the merger necessary to make the information not misleading in light of the circumstances under which the information was provided;

•	assumed that the representations and warranties made by all parties in the merger agreement and the Management Representation Letter are true and correct and that each party to the merger agreement will fully and duly perform all covenants, undertakings and obligations required to be performed by such party;

•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the merger agreement, conform in all material respects to the drafts reviewed;

•

assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, businesses, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts withheld from Duff & Phelps which would make the information reviewed by Duff & Phelps incomplete or misleading;

•	assumed that all of the conditions required to implement the merger will be satisfied and that the merger will be completed in accordance with the merger agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and

•	assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any undue delay, limitation, restriction or condition that would have a material adverse effect on the Company or the contemplated benefits expected to be derived in the merger.

To the extent that any of the foregoing assumptions or any of the facts on which the opinion is based prove to be untrue in any material respect, the opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the merger and as to which Duff & Phelps does not express any view or opinion in the opinion, including as to the reasonableness of such assumptions.

Duff & Phelps prepared its opinion effective as of the date thereof. Its opinion was necessarily based upon the information made available to Duff & Phelps as of the date thereof and market, economic, financial and other conditions as they existed and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date thereof. Duff & Phelps assumes no obligation to update, revise or reaffirm its opinion.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company. Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the merger (or any other time). Duff & Phelps’ opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation or warranty (express or implied) or render any opinion, as to any legal or regulatory or tax or accounting matter. The issuance of Duff & Phelps’ opinion was approved by an authorized fairness opinion committee of Duff & Phelps.

In rendering its opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the per Share merger consideration or the per ADS merger consideration, or with respect to the fairness of any such compensation. In addition, Duff & Phelps’ opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares (other than the Excluded Shares) and the holders of ADSs (other than ADSs representing the Excluded Shares). Furthermore, Duff & Phelps’ opinion (i) does not address the merits of the underlying business decision to enter into the merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the merger; (iii) is not a recommendation as to how the special committee or any shareholder should vote or act with respect to any matters relating to the merger, or whether to proceed with the merger or any related transaction; and (iv) does not indicate that the per Share merger consideration or the per ADS merger consideration is the best possibly attainable under any circumstances; instead, it merely states whether the per Share merger consideration and the per ADS merger consideration is within a range suggested by certain financial analyses.

Duff & Phelps’ opinion and its presentation to the special committee, dated September 29, 2015, were furnished for the use and benefit of the special committee in connection with its consideration of the merger and are not intended to, and do not, confer any rights or remedies upon any other person. Duff & Phelps has advised the Company that as there is no privity of contract between Duff & Phelps and any shareholder, it intends to assert the substance of the disclaimers included in this proxy statement, its opinion and its presentation to the special committee, dated September 29, 2015, as a defense to any shareholder claim that might be brought against it under Cayman Islands law. Any defenses by Duff & Phelps with respect to a claim by a shareholder of the Company would be subject to resolution under applicable law and would need to be resolved by a court of competent jurisdiction. The availability or unavailability of such a defense will have no effect on the rights and responsibilities of the board of directors under Cayman Islands law, or the rights and responsibilities of the board of directors or Duff & Phelps under the U.S. federal securities laws. Duff & Phelps has expressly consented to the inclusion of its opinion and presentation to the special committee, dated September 29, 2015, as exhibits to the transaction statement on Schedule 13E-3 filed with the SEC in connection with the merger. These materials will also be available for any interested shareholder of the Company (or any representative of a shareholder who has been so designated in writing) to inspect and copy at the Company’s principal executive offices during regular business hours. Neither the opinion of Duff & Phelps nor its presentation to the special committee constitutes a recommendation to any shareholder as to how the shareholder should vote or act with respect to the merger or any matter relating thereto. The decision as to whether to proceed with the merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion is based.

Duff & Phelps was directed by the special committee not to and, therefore, did not (i) initiate or participate in any negotiations with, or solicit any indications of interest from, third parties with respect to the merger, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the merger, (ii) negotiate the terms of the merger, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, reasonably be negotiated among the parties to the merger agreement and the merger, or (iii) advise the special committee, the board or any other party with respect to alternatives to the merger. Duff & Phelps did not participate in the negotiations with respect to the terms of the merger.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the special committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex B. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the special committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows attributable to the Company for the fiscal years ending December 31, 2015 through December 31, 2024, with “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Management Projections, which are described in this proxy statement in the section entitled “Special Factors—Certain Financial Projections” beginning on page 31. The costs associated with the Company being a publicly listed company were excluded from the financial projections because such costs would likely be eliminated as a result of the merger.

Duff & Phelps estimated the net present value of all cash flows attributable to the Company after fiscal year 2024 (the “Terminal Value”) using a perpetuity growth formula assuming a 3.25% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. Duff & Phelps used discount rates ranging from 17.0% to 19.0%, reflecting Duff & Phelps’ estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for the Company of US$51.3 million to US$85.6 million and a range of implied values of the Company’s ADSs of US$5.65 to US$6.23 per ADS.

Selected Public Companies and merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies utilized for comparative purposes in the following analysis were not directly comparable to the Company, and the transactions utilized for comparative purposes in the following analysis were not directly comparable to the merger. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and selected merger and acquisition transactions analysis is subject to certain limitations.

Selected Public Companies Analysis. Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the Wi-Fi and outdoor advertising industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies.

The nine companies included in the selected public company analysis in the Wi-Fi and outdoor advertising industry were:

Wi-Fi Companies	• ViaSat Inc.
• Gogo Inc.
• Global Eagle Entertainment Inc.
• Boingo Wireless, Inc.

China Outdoor Advertising Companies	• Clear Media Ltd.
• Asiaray Media Group Limited
• VisionChina Media Inc.
• Dahe Media Co. Ltd.
• SinoMedia Holding Ltd.

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2015, 2016 and 2017 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the Company’s fiscal year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses).

	Revenue Growth				EBITDA Growth				EBITDA Margin
	LTM[1]	2015	2016	2017	LTM	2015	2016	2017	LTM	2015	2016	2017
Wi-Fi Companies
Group Median	17.1%	13.6%	14.8%	14.5%	63.7%	58.5%	58.2%	38.6%	9.8%	13.2%	17.8%	20.7%
China Outdoor Advertising Companies
Group Median	-6.3%	11.3%	8.2%	2.0%	-10.5%	15.2%	9.1%	-0.3%	16.4%	24.1%	24.2%	26.4%
Aggregate
Mean	2.9%	12.6%	12.8%	12.2%	12.6%	58.9%	50.6%	37.7%	12.1%	16.6%	19.4%	21.9%
Median	6.4%	13.6%	13.8%	13.0%	7.6%	26.6%	29.4%	28.1%	14.0%	17.3%	21.1%	22.1%
AirMedia Group Inc.	NA	NA	434.1%	60.9%	NA	NA	NM	NM	NA	-216.3%	-10.5%	12.5%

1	Latest twelve months

Enterprise Value as a Multiple of
	LTM EBITDA	2015 EBITDA	2016 EBITDA	2017 EBITDA	LTM EBIT	2015 EBIT	2016 EBIT	2017 EBIT	LTM Revenue	2015 Revenue	2016 Revenue	2017 Revenue
Wi-Fi Companies
Group Median	17.4x	14.2x	11.0x	9.0x	43.5x	45.8x	31.0x	21.6x	2.74x	2.60x	2.21x	1.86x
China Outdoor Advertising Companies
Group Median	4.6x	1.6x	1.4x	0.9x	7.4x	1.9x	1.7x	1.3x	1.07x	0.35x	0.32x	0.24x
Aggregate
Mean	8.9x	9.4x	9.4x	7.4x	14.1x	16.5x	16.3x	15.5x	1.78x	1.74x	1.51x	1.52x
Median	6.3x	13.3x	9.3x	7.2x	10.0x	2.5x	16.1x	16.4x	1.64x	1.97x	1.71x	1.75x

Selected M&A Transactions Analysis. Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the merger and the availability of public information related to the transaction. The selected outdoor advertising and online advertising transactions indicated enterprise value to LTM EBITDA multiples ranging from 10.3x to 46.6x with a median of 16.1x, and enterprise value to LTM revenue multiples ranging from 0.80x to 9.57x with a median of 1.93x.

The Company is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including business and industry comparability and lack of recent relevant transactions. Therefore, although reviewed, Duff & Phelps did not select valuation multiples for the Company based on the selected M&A transactions analysis.

Date Announced	Acquirer Name	Target Name
7/1/2015	Shenzhen Sea Star Technology Co., Ltd.	Shanghai Shunwei Advertising Co., Ltd.
6/9/2015	BlueFocus (Shanghai) Investment Management Co., Ltd.	Domob Network Technology (Beijing) Co., Ltd.
6/1/2015	ER2 Holdings Limited; City Apex Limited	Cinderella Media Group Limited (SEHK:550)
3/10/2015	TAKKT America Holding, Inc.	Post-up Stand Inc.
12/23/2014	INTEGRA Holding AG	Signal AG
8/18/2014	Shanghai Oriental Pearl Media Co., Ltd. (SHSE:600637)	Beijing adSage Technology Co., Ltd.
8/8/2014	MIG Technology INC (SZSE:300242)	Beijing Jin Yuan Interactive Technology Co., Ltd.
6/4/2014	Shanghai New Culture Media Group Co., Ltd. (SZSE:300336)	Shenyang Dakesi Advertising Co., Ltd.
5/16/2014	Swisscom AG (SWX:SCMN)	PubliGroupe AG
12/16/2013	Shenzhen Liantronics Co., Ltd. (SZSE:300269)	Time Share Advertising & Communication Co., Ltd.
8/12/2012	The Carlyle Group LP (NasdaqGS:CG); China Everbright Ltd. (SEHK:165); CITIC Capital Partners; CDH Investments; Fosun International Limited (SEHK:656); FountainVest Partners	Focus Media Holding Ltd.
6/26/2012	Financière Adverline SAS	Adverline S.A.

Summary of Selected Public Companies / M&A Transactions Analyses

Due to the limited comparability of the selected public companies’ financial metrics relative to those of the Company and negative projected EBITDA and free cash flow for the Company, rather than applying a range of selected multiples from a review of the public companies, Duff & Phelps reviewed various valuation multiples for the Company implied by the valuation range determined from the DCF analysis in the context of the Company’s relative size, forecasted growth in revenue and profits, profit margins, capital spending, revenue mix, and other characteristics that we deemed relevant. Duff & Phelps noted that while it reviewed the selected M&A transactions, it did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis for the reasons described in the section titled “Selected M&A Transactions Analysis” above.

Premiums Paid Analysis

Duff & Phelps analyzed the premiums paid by acquirers over the public market trading prices in going-private merger and acquisition transactions and in change of control transactions in the advertising industry. The transactions analyzed by Duff & Phelps included transactions announced since January 2012. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the transactions in going private transactions were 23.4%, 26.4%, and 27.2%, respectively. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the change of control transactions in the advertising industry were 18.1%, 30.5%, and 37.7%, respectively. Duff & Phelps noted that the proposed per ADS merger consideration implies a 70.5% premium over the Company’s closing price of US$3.52 per ADS on June 18, 2015, the last full trading day prior to the public announcement of the terms of the offer, a 17.4% discount to the Company’s closing price of $7.26 per ADS on June 12, 2015, one week prior to the public announcement of the terms of the offer and a 1.2% discount to the Company’s closing price of $6.07 per ADS on May 20, 2015, one month prior to the public announcement of the terms of the offer.

Summary of Analyses

Duff & Phelps concluded that the Company’s enterprise value was within a range of US$51.3 million to US$85.6 million based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of the Company to be US$375.0 million to US$413.5 million by:

•	subtracting business held for sale of US$6.3 million;

•	subtracting minority interest of US$16.5 million to US$31.6 million based on the US$51.3 million to US$85.6 million range of concluded enterprise value;

•	subtracting income tax payable of US$0.6 million as of June 30, 2015;

•	adding excess cash of US$20.3 million as of June 30, 2015;

•	adding the estimated cash proceeds from the exercise of in-the-money options of US$14.8 million;

•	adding remaining ownership of Beijing Shengshi Lianhe of US$32.9 million to US$52.3 million;

•	adding long-term investment of US$13.9 million as of June 30, 2015;

•	adding amount due from related party of US$2.0 million as of June 30, 2015; and

•	adding proceeds to be received from Longde Wenchuang of US$263.0 million.

Based on the foregoing analysis, Duff & Phelps estimated the value of each ADS to range from US$5.65 to US$6.23. Duff & Phelps noted that the per Share merger consideration to be received by the holders of the Shares (other than the Excluded Shares) and the per ADS merger consideration to be received by the holders of the ADSs (other than ADSs representing the Excluded Shares) in the merger was within the range of the per ADS value indicated by its analyses.

Duff & Phelps’ opinion was only one of the many factors considered by the special committee in its evaluation of the merger and should not be viewed as determinative of the views of the special committee.

Fees and Expenses

As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the special committee, the Company agreed to pay Duff & Phelps a fee of US$480,000, consisting of a nonrefundable retainer of $230,000 payable upon engagement, and $250,000 payable upon Duff & Phelps informing the special committee that it is prepared to render the opinion.

The special committee also retained DPS, an affiliate of Duff & Phelps, to act as financial advisor to the special committee providing such financial and market related advice and assistance as deemed appropriate in connection with the merger, including assisting the special committee in initiating, soliciting and encouraging any alternative transaction proposals from third parties. For that engagement, the Company will pay DPS a US$100,000 nonrefundable retainer at the time that a market check or Go-Shop is authorized by the special committee.

No portion of Duff & Phelps’ fee is refundable or contingent upon the consummation of a transaction, including the merger, or the conclusion reached in the opinion. The Company has also agreed to indemnify Duff & Phelps and DPS for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps and DPS for its reasonable out-of-pocket expenses incurred in connection with the rendering of its opinion not to exceed $50,000 without the Company’s prior written consent.

The terms of the fee arrangements with Duff & Phelps and DPS, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the special committee and the Company’s board of directors are aware of these fee arrangements. Other than the DPS engagement described above and Duff & Phelps engagement to render its opinion to the special committee, Duff & Phelps has not had any material relationship with any party to the merger for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Buyer Group’s Purpose of and Reasons for the Merger

Under a possible interpretation of the SEC rules governing going-private transactions, each member of the Buyer Group may be deemed to be engaged in a going-private transaction and, therefore, required to express his or its reasons for the merger to the Company’s unaffiliated security holders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company’s shareholders and ADS holders (other than the Excluded Shares) will be cashed out in exchange for US$3.00 per Share and US$6.00 per ADS, respectively, so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, the merger will allow members of the Buyer Group which are currently shareholders of the Company to maintain a significant portion of their investment in the Company through their respective indirect ownership in Parent as described under “Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group” below and at the same time enable members of the Buyer Group to maintain their leadership role with the Company.

The Buyer Group believes the Company’s operating environment has changed significantly and become more challenging since the Company’s initial public offering, in part due to recent operating conditions and industry trends. There is greater domestic competition in the areas in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. In addition, the Company has announced and is currently in the process of divesting significant portions of its current business operations. In January 2015, the Company entered into definitive agreements with an unrelated third party to divest its business lines of digital TV screens in airports and TV-attached digital frames. As part of the divestiture, the Company is transferring the related hardware and concession rights to the third party buyer entity, and after the completion of such divestiture, the Company will no longer own the related business assets and the revenues it derives from these two business lines is expected to decrease significantly. In June 2015, the Company entered into a definitive agreement with another unrelated third party to sell 75% equity interest of AirMedia Group Co., Ltd. (“AM Advertising”). The Company is in the process of completing a restructuring of AM Advertising to own and operate all of the Company’s media business in airports (excluding digital TV screens in airports and TV-attached digital frames) and all the billboard and LED media outside of airports (excluding gas station media network and digital TV screens on airplanes) (such businesses, the “Target Businesses”). As a result of this transaction, starting from the second quarter of 2015, the financial results associated with the Target Businesses were classified under discontinued operations. As a result, Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges and taking the Company’s business focus in a new direction will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term survival and profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance.

In addition, the Buyer Group expects that, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. In particular, the Buyer Group believes that as a privately held company, the Company would no longer be subject to (i) the significant regulatory compliance costs associated with being a SEC reporting company and (ii) the requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and may potentially help the Company’s actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be.

The Buyer Group decided to undertake the going-private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above. In the course of considering the going-private transaction, the Buyer Group did not consider alternative transaction structures, because the Buyer Group believed the merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

Effect of the Merger on the Company

Directors and Management of the Surviving Company

If the merger is completed, the current memorandum and articles of association of the Company will be replaced in its entirety by the memorandum and articles of association in the form attached as Annex B to the plan of merger (which is substantially the form of the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the merger except that at the effective time of the merger, the memorandum and articles of association shall refer to the name of the surviving company as “AirMedia Group Inc.”). In addition, the directors of Merger Sub immediately prior to the effective time (identified below in “Annex D—Directors and Executive Officers of each Filing Person”) will become the directors of the surviving company and the officers of the Company immediately prior to the effective time will become the officers of the surviving company.

Private Ownership

ADSs representing Shares of the Company are currently listed on NASDAQ under the symbol “AMCN.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company directly owned by Parent and indirectly by the other members of the Buyer Group. Following the completion of the merger, the ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Ninety days after the filing of Form 25 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including Sarbanes-Oxley, applicable to public companies, and our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

At the effective time of the merger, each outstanding Share (including Shares represented by ADSs), other than the Excluded Shares, will be cancelled in exchange for the right to receive $3.00 in cash without interest, and for the avoidance of doubt, because one ADS represents two Shares, each issued and outstanding ADS (other than any ADS representing Excluded Shares) will represent the right to surrender the ADS in exchange for $6.00 in cash per ADS without interest (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement), in each case, net of any applicable withholding taxes described in the merger agreement. The Excluded Shares other than Dissenting Shares will be cancelled for no consideration.

At the effective time of the merger, each share award (each a “Company Share Award”) issued by the Company pursuant to the Company’s 2007 Share Incentive Plan, the 2011 Share Incentive Plan and the 2012 Share Incentive Plan (collectively, the “Share Incentive Plans”) that is outstanding and unexercised, whether vested or not vested or exercisable will be cancelled in exchange for a cash amount, to be paid as soon as practicable after the effective time of the merger, equal to the product of (i) the excess, if any, of $3.00 over the exercise price of such each Company Share Award and (ii) the number of Shares underlying such Company Share Award, provided that if the exercise price of any such Company Share Award is equal to or greater than $3.00, such Company Share Award shall be cancelled without any payment therefor.

Under the terms of the Rollover Agreement entered into by and among Parent, Merger Sub and the Rollover Shareholders concurrently with the execution and delivery of the merger agreement immediately prior to the closing of the merger, each Share and ADS owned by the Rollover Shareholders, but excluding the 1,000,000 Shares (in the form of 500,000 ADSs) beneficially owned by Mambo Fiesta shall be cancelled and each Rollover Shareholder shall subscribe for the number of ordinary shares in Parent as set forth in the Rollover Agreement. Pursuant to the Rollover Agreement, immediately prior to the closing of the merger, Parent shall become wholly beneficially owned by the Rollover Shareholders and/or their affiliates, including the ESOP SPV.

Primary Benefits and Detriments of the Merger

The primary benefits of the merger to the Company’s unaffiliated security holders include, without limitation, the following:

•	the receipt by such security holders of $3.00 per Share or $6.00 per ADS in cash, represents a premium of 70.5% over the Company’s closing price of $3.52 per ADS on June 18, 2015, the last trading day immediately prior to June 19, 2015, the date that the Company announced that it had received a “going-private” proposal and a 20.5% premium over the closing price of $4.98 per ADS on September 29, 2015, the trading day immediately before the merger agreement was signed; and

•	the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value, and the risks related to our substantial leverage, following the merger.

The primary detriments of the merger to the Company’s unaffiliated security holders include, without limitation, the following:

•	such security holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•	in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under “Special Factors—U.S. Federal Income Tax Consequences”) of the Shares or ADSs who receives cash in exchange for all of such U.S. Holder’s Shares or ADSs in the merger generally will be required to recognize gain as a result of the merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder’s aggregate adjusted tax basis in such Shares.

The primary benefits of the merger to the Company’s directors and executive officers include, without limitation, the following:

•	continued indemnification rights, rights to advancement of fees and directors and executive officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

•	the conversion of Company Share Awards for the right to receive an amount in cash, to be paid as soon as practicable after the effective time of the merger, equal to the product of (i) the excess, if any, of $3.00 over the exercise price of such each Company Share Award and (ii) the number of Shares underlying such Company Share Award, provided that if the exercise price of any such Company Share Award is equal to or greater than $3.00, such Company Share Award shall be cancelled without any payment therefor;

•	the monthly compensation of $8,000 of each member of the special committee in exchange for his services in such capacity, subject to a cap of $60,000 (and, in the case of the chairman of the special committee, monthly compensation of $12,000, subject to a cap of $100,000) (the payment of which is not contingent upon the completion of the merger or the special committee’s or the board’s recommendation of the merger); and

•	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

The primary detriments of the merger to the Company’s directors and executive officers include, without limitation, the following:

•	such directors and executive officers (other than the Rollover Shareholders) will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•	in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

The primary benefits of the merger to the Buyer Group include the following:

•	if the Company successfully executes its business strategies, the value of their equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;

•	the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

•	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business;

•	the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

•	the Company will be able to deploy new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts; and

•	there will be a reduction of the costs and administrative burden associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements.

The primary detriments of the merger to the Buyer Group include the following:

•	all of the risk of any possible decrease in our revenues, free cash flow or value following the merger will be borne by the Buyer Group;

•	the business risks facing the Company will be borne by the Buyer Group;

•	an equity investment in the surviving company by Parent following the merger will involve substantial risk resulting from the limited liquidity of such an investment; and

•	following the merger, there will be no trading market for the surviving company’s equity securities.

Effect of the Merger on the Company’s Net Book Value and Net Earnings

Parent does not currently own any interest in the Company. Immediately after the closing of the merger, Parent will own 100% of the outstanding Shares and will have a corresponding share in the Company’s net book value and net loss. Upon completion of the merger, pursuant to the Rollover Agreement, the Chairman, Mr. Xu and the Rollover Shareholders and their affiliates including the ESOP SPV, will beneficially own 100% of the outstanding shares of Parent and will have an indirect share in the Company’s net book value and net loss in proportion to such shareholder’s ownership interest in Parent. The Company’s net loss attributable to its shareholders for the six months ended June 30, 2015 was approximately $31 million and its net book value as of June 30, 2015 was approximately $242 million.

The table below sets out the direct or indirect share in the Company’s net book value and net loss for the parties listed below before and immediately after the merger, based on the historical net book value and net loss of the Company as of and for the six months ended June 30, 2015.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
	Net Book Value		Net Loss		Net Book Value		Net Loss
Name	$’000%		$’000%		$’000%		$’000%
Parent	—	—	—	—	242,298	100.0	31,383	100.0
Chairman Parties	34,552	14.3	4,475	14.3	108,510	44.8%	14,054	44.8%
Shao Parties	40,627	16.8	5,262	16.8	127,590	52.7%	16,526	52.7%
Xu Parties	3,947	1.6	511	1.6	6,198	2.6%	803	2.6%

(1)	Ownership percentages are based on 122,762,761 Shares outstanding as of the date of this proxy statement (excluding Shares and Shares represented by ADSs reserved by the Company for settlement upon exercise of Company Share Awards under any Share Incentive Plan).
(2)	Ownership percentages assume that the Rollover Shareholders roll over all of their Rollover Shares, except for the 1,000,000 Shares beneficially owned by Mambo Fiesta, and are calculated based on 39,090,194 ordinary shares of Parent outstanding immediately after the merger.

Plans for the Company after the Merger

After the effective time of the merger, Parent anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent. As of the date of this proxy statement, there are no plans to repay the debt incurred to finance the merger, other than in accordance with the terms of commitment letter to be entered into between Parent, Merger Sub and China Merchants Bank Co., Ltd., New York Branch dated September 29, 2015 (the “Debt Commitment Letter”). Please see “Special Factors—Financing” beginning on page 48 for additional information.

Other than as described in this proxy statement and transactions already under consideration by the Company, there are no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of assets. However, the Buyer Group will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another internationally recognized stock exchange. Following the effective time of the merger, Parent expects that it will adopt one or more share-based compensation plans for certain employees and officers of the Company. At this time, however, no actual agreement or understanding as to the particulars of such plans has been determined or agreed upon. The implementation, terms and cost allocations of such plan or plans will need the approval of the board and/or shareholders of Parent in accordance with a shareholders agreement to be entered into following the effective time of the merger.

Subsequent to the completion of the merger and the termination of registration of the ADSs and underlying Shares under the Exchange Act, the Company will no longer be subject to the Exchange Act and the NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Alternatives to the Merger

The board of directors of the Company did not independently determine to initiate a process for the sale of the Company. The special committee was formed on June 19, 2015, in response to the receipt of the Proposal Letter on June 19, 2015. The Chairman submitted the Proposal Letter on behalf of himself and the management of the Company, including Qing Xu, in June 2015 because, in addition to the reasons for a “going-private” transaction disclosed in the section entitled “Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page 42, the Company had entered into a definitive agreement at that time to sell 75% interest of its advertising business. The management plans to then transform the Company into an operator of in-flight and on-train Wi-Fi, a new business that the management believes requires substantial initial investments on concession rights and hardware and software infrastructure and poses uncertain future results for the Company. The Chairman believed that the Company would be better positioned to pursue this opportunity as a private company, which would give the management greater flexibility to focus on the long term value of the Company and operate free from pressure from public investors to improve short term results. In addition, in June 2015, the Chairman received a solid opportunity to obtain debt financing for the cash necessary to conduct the going-private transaction, which, combined with the foregoing business considerations, contributed to the decision to submit the Proposal Letter at that particular point in time. The special committee noted that the Consortium, who collectively owned approximately 38.0% of the total outstanding Shares as of June 19, 2015, had entered into the Consortium Agreement on June 29, 2015 pursuant to which they were committed to supporting the Consortium’s proposal only. Taking these considerations into account and the significant disruption to the operations of the Company that a broad pre-signing market check may cause, including the potential risk of competitive harm to the Company if strategic buyers conducted due diligence but a transaction did not occur, and the increased risk of leaks, which could create instability among the Company’s employees as well as its customers and vendors, the special committee decided to reach out to a limited number of the most likely potential buyers to assess their interest in an alternative transaction and remain open to any additional competing bids otherwise received. In total, DPS contacted 20 potential financial buyers and two potential strategic buyers on behalf of the special committee. Since the Company’s receipt of the proposal letter on June 19, 2015, the Company has not received any actionable offer from any third party for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company. The special committee also took into account that, prior to the receipt of shareholder approval, the Company can terminate the merger agreement in order to enter into an acquisition agreement with respect to a Superior Proposal, subject to the payment of a termination fee to the extent provided in the merger agreement. In this regard, the special committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a Superior Proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company’s shareholders).

In addition, the special committee and the board of directors also considered remaining as a public company. However, based on the considerations set forth in the section entitled “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Company’s Board of Directors,” beginning on page 23, the special committee and the board of directors have concluded that it is more beneficial to the unaffiliated security holders to enter into the merger agreement and pursue the consummation of the transactions contemplated thereto, including the merger, and become a private company rather than to remain a public company.

Effects on the Company if the Merger is not Completed

If the merger agreement and the plan of merger are not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their Shares or ADSs in connection with the merger. Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee of $2.66 million, or Parent may be required to pay the Company a termination fee of $5.32 million, in each case, as described under the caption “The Merger Agreement and Plan of Merger—Termination Fee” beginning on page 83.

If the merger is not completed, from time to time, the Company’s board of directors will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

The Buyer Group estimates that the total amount of funds necessary to complete the transactions contemplated under the merger agreement, including the merger, will be approximately US$270 million, assuming no exercise of dissenters’ rights by holders of Shares of the Company. This amount includes the cash to be paid to the holders of Shares and ADSs (other than the Rollover Shareholders) and holders of Company Share Awards, as well as the related costs and expenses, in connection with the merger and other transactions contemplated under the merger agreement. It does not include the value of the Excluded Shares (which includes the Rollover Shares contributed by the Rollover Shareholders), which will be cancelled for no consideration in the merger. For a discussion of the Rollover Shares and the transactions contemplated by the Rollover Agreement, please see “Special Factors—Rollover Agreement” beginning on page 51.

The total amount of funds necessary to consummate the transactions contemplated under the merger agreement, including the merger, is expected to be provided through the aggregate debt financing commitments of US$280 million (as discussed below). As of the date of this proxy statement, there are no alternative financing arrangements or plans in place to obtain the funds necessary for the consummation of transactions contemplated under the merger agreement, including the merger.

On September 29, 2015, Parent and Merger Sub received the Debt Commitment Letter from the Lead Arranger, pursuant to which and subject to the conditions set forth therein, the Lead Arranger committed to arrange and provide a senior secured term loan facility of US$280 million in aggregate principal amount (the “Term Facility”) for Merger Sub to complete the merger.

The Debt Commitment Letter expires on the earliest of (i) any termination of the merger agreement by Parent or Merger Sub in a signed writing in accordance with the terms of the merger agreement (or a written confirmation or public announcement thereof by Parent or Merger Sub), (ii) the consummation of the transactions contemplated under the merger agreement without the funding of the Term Facility and (iii) 11:59 p.m. (New York City time) on the date that is 5 business days after June 28, 2016, as such termination date may be extended pursuant to the terms of the merger agreement. The Lead Arranger, together with their respective permitted successors and assigns under the Term Facility, are collectively called the “Initial Lenders” and together with any new lenders permitted in accordance with the provisions of “Assignments and Participations” in the Debt Commitment Letter, the “Lenders.”

The Lead Arranger’s commitments to provide the debt financing to Parent and Merger Sub are subject to, among other things:

•	the Lead Arranger and the Initial Lender shall have received an update from Merger Sub’s counsel in respect of the litigation filed on June 25, 2015 in the United States District Court of the Southern District of New York, under the caption Huang v. AirMedia Group Inc., et al., Case No. 15 Civ. 4966 (ALC) and the Lead Arranger and the Initial Lender (acting reasonably) shall be satisfied that the litigation does not have, and would not have, a Material Adverse Effect (as defined in the Debt Commitment Letter). The Company and two of its officers were named as defendants in this putative securities class action. The complaint in this putative class action alleges that certain of the defendants’ financial statements and other public statements and disclosures contained misstatements or omissions, including with respect to the alleged sale of an equity interest in the Company’s advertising subsidiary, in violation the U.S. securities laws. The complaint states that plaintiffs seek to represent a class of persons who allegedly suffered damages as a result of their trading activities related to the Company’s ADRs between April 15 and June 15, 2015, and alleges violations of Sections 10(b) and 20(a) of the U.S. Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder. On November 10, 2015, the Court appointed China Xiayuan Transportation Co. Ltd. as the lead plaintiff and appointed a lead counsel. On November 23, 2015, the Court approved a briefing schedule, under which the lead plaintiff shall serve and file the amended complaint, which shall serve as the operative complaint in this action, by January 15, 2016. The action otherwise remains in its preliminary stages.

•	since the date of the merger agreement, there has not been any Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties,” beginning on page 71;

•	the merger will have been consummated, or substantially simultaneously with the initial borrowings under the Term Facility, will be consummated, in all material respects in accordance with the terms of the merger agreement, after giving effect to any modifications, amendments, consents or waivers by Merger Sub thereto, other than those modifications, amendments, consents or waivers that are materially adverse to the interests of the Lenders or the Lead Arranger, unless consented to in writing by the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned);

•	China Merchants Bank Co., Ltd., New York Branch, as the administrative agent (the “Administrative Agent”), shall have received evidence that (i) the staff of the SEC have indicated to the Company’s counsel that they are not reviewing or, in connection with their review, have no further comments with respect to, this proxy statement or the Schedule 13E-3 filed with the SEC in connection with the Transactions and (ii) the public announcement of the execution and delivery of the merger agreement by the Company;

•	the Administrative Agent shall have received evidence substantially simultaneously with the borrowing under the Term Facility that Mr. Guo and Ms. Shao own directly or indirectly not less than 67.9% of the ownership interest in Parent;

•	the Administrative Agent shall have received (a) audited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of, and related statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for, the three most recently completed fiscal years ended not less than 180 days prior to the closing date of the merger; (b) unaudited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of, and related statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for each subsequent fiscal quarter occurring after the last fiscal year of Target and ended not less than 90 days before the closing date of the merger. in each case, prepared in accordance with the generally applicable accounting principles in the United States;

•	subject in all respects to the limited conditionality provisions in the Debt Commitment Letter, all documents and instruments (including without limitation stock certificates and related stock transfer powers) required to create and perfect the Administrative Agent’s security interest in the collateral in respect of the Term Facility shall have been executed and delivered and, if applicable, be in proper form for filing;

•	the Administrative Agent shall have received evidence of the deposit of the Cash Pledge Amount, which shall equal the sum of (x) the USD amount of the entire principal amount of the Term Loan to be borrowed on the closing date of the Transactions and (y) the first installment of the interest thereon and maintenance of such Cash Pledge Amount in the cash pledge account;

•	at least two business days prior to the closing of the Transactions, the Administrative Agent and the Lead Arranger shall have received all documentation and other information about the Merger Sub, Mr. Guo, Ms. Shao and Parent, in each case that have been reasonably requested by the Administrative Agent or the Lead Arranger in writing at least 10 business days prior to the closing date of the merger and that the Administrative Agent and the Lead Arranger reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act;

•	the closing of the Term Facility shall have occurred on or before the expiration of the Debt Commitment Letter;

•	(i) the execution and delivery by the Merger Sub, Mr. Guo, Ms. Shao and Parent of the documentation for the Term Facility (including guarantees by the applicable guarantors and the cash pledge agreement) in accordance with the terms of the Debt Commitment Letter (and the term sheet attached thereto); and (ii) delivery to the Administrative Agent of customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions where applicable, in each case with respect to Merger Sub, Mr. Guo, Ms. Shao, Parent and the Security Grantors (as defined in the Debt Commitment Letter) (to the extent applicable);

•	no bankruptcy event of default in relation to Parent, the Merger Sub, Mr. Guo, Ms. Shao or Beijing AirMedia Shengshi Advertising Co., Ltd. shall have occurred and continuing on such date;

•	all fees required to be paid on or prior to the closing date of the merger pursuant to the fee letter executed by the parties to the Debt Commitment Letter simultaneously therewith (the “Fee Letter”) and reasonable out-of-pocket expenses required to be paid on the closing date of the merger pursuant to the Debt Commitment Letter, to the extent invoiced at least three business days prior to the closing date of the merger (except as otherwise reasonably agreed by Merger Sub), will, upon the borrowings under the Term Facility, have been, or will be substantially simultaneously paid.

•	the accuracy of (i) certain specific representations made by the Company, by the Company on behalf of its subsidiaries, or by its subsidiaries in the merger agreement, and (ii) certain specified representations and warranties applicable to Merger Sub, Parent, Mr. Guo, Ms. Shao and the Security Grantors (as defined in the Debt Commitment Letter) (other than the Company and its subsidiaries) to be set forth in the definitive documentation for the Term Facility;

The Lead Arrangers’ commitments to provide the debt financing are not conditioned upon a successful syndication of any of the Term Facility with other financial institutions.

The Debt Commitment Letter and the commitments thereunder will not be assignable by any party thereto without the prior written consent of each other party thereto, such consent not to be unreasonably withheld, conditioned or delayed.

The foregoing summary of the Debt Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Debt Commitment Letter.

Rollover Agreement

Concurrently with the execution of the merger agreement, the Rollover Shareholders entered into the Rollover Agreement with Parent, pursuant to which each of the Rollover Shareholders agreed that, in connection with the consummation of the transactions contemplated by the merger agreement, he, she or it agrees to the cancellation of the Rollover Shares for no consideration at the effective time of the Merger and to subscribe, or cause his, her or its affiliate to subscribe, for a corresponding number of newly issued ordinary shares of Parent, par value US$0.0001 per share, in accordance with the terms of the Rollover Agreement. The Rollover Agreement will terminate immediately upon the valid termination of the merger agreement.

Under the terms of the Rollover Agreement, the Company is an express third-party beneficiary of Section 5 of the Rollover Agreement, pursuant to which each Rollover Shareholder irrevocably elects and agrees to subscribe for Parent’s shares and agree to the cancellation of her/its respective Rollover Shares on the terms and conditions set forth in the Rollover Agreement and covenants and agrees, severally and not jointly, that such Rollover Shareholder shall promptly notify Parent of any new shares with respect to which beneficial ownership is acquired by such Rollover Shareholder.

Voting Agreement

Concurrently with the execution of the merger agreement and the Rollover Agreement, the Voting Shareholders also entered into the Voting Agreement with Parent, pursuant to which each of the Voting Shareholders undertook to vote or cause to be voted (including by proxy or written resolution, if applicable) all of its Voting Securities for authorization and approval of the merger agreement and the transactions contemplated by the merger agreement and against, among other matters, any Competing Transaction, at any meeting of the Company’s shareholders or in connection with any written resolution of the Company’s shareholders. Also pursuant to the Voting Agreement, each Voting Shareholder appointed Parent, and any designee of Parent, as its proxy and attorney-in-fact, with full power of substitution, to vote or cause to be voted (including by proxy or written resolution, if applicable) its Voting Securities in accordance with the foregoing. Each Voting Shareholder further agreed, during the term of the Voting Agreement, not to sell, transfer, pledge, or otherwise dispose of any Voting Securities. The obligations under the Voting Agreement terminate upon the earlier to occur of (a) the closing of the Merger or (b) the date of termination of the merger agreement.

Limited Guarantee

Concurrently with the execution of the merger agreement, the Guarantors entered into the Limited Guarantee with the Company, pursuant to which the Guarantors guaranteed to the Company, on the terms and subject to the conditions set forth therein, the due and punctual payment, performance and discharge of its respective percentage as set forth opposite to its name in Annex A thereto (for each such Guarantor, the “Guaranteed Percentage”) of the obligations of Parent or Merger Sub, to pay the Company (a) the Parent Termination Fee (as defined in the merger agreement) pursuant to Section 8.06(b) of the merger agreement (the “Parent Fee Obligations”) and (b) the costs, expenses and interests payable pursuant to Section 6.14(c) and Section 8.06(c) of the merger agreement (the “Expense Obligations,” and together with the Parent Fee Obligations, the “Guaranteed Obligations”) as and when due. In addition, the Guarantors agree to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Company in connection with enforcement of its rights thereunder pursuant to Section 1(a) of the Limited Guarantee. The Guarantors’ aggregate liability under the Limited Guarantee will not exceed US$6.0 million.

The Limited Guarantee will terminate as of the earliest of (i) the Effective Time (as defined in the merger agreement), (ii) the termination of the merger agreement in accordance with its terms (other than a termination of the merger agreement for which a Parent Termination Fee is, in accordance with Section 8.06(b) of the merger agreement, due and owing by Parent (a “Qualifying Termination”)), and (iii) the date following ninety (90) days from the date of a Qualifying Termination if the Company has not presented a written claim for payment of the Guaranteed Obligation to any Guarantor by such date.

Remedies and Limitations on Liability

The parties to the merger agreement may be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement, in addition to any other remedy at law or equity.

The Company’s right to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief to enforce Parent’s obligation to consummate the merger and the transactions contemplated under the merger agreement is subject to (A) all conditions to the closing of the merger (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or waived, (B) the Company has irrevocably confirmed by notice to Parent that all conditions to the obligations of the Company have been satisfied or that it is willing to waive any unsatisfied conditions, and (C) the financing for the merger has been funded or the Lenders have irrevocably confirmed in writing that all conditions to funding have been satisfied and the financing will be funded or the Alternative Financing will be funded in accordance with its terms at the effective time.

The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement or any of the transactions contemplated thereunder are limited to a termination fee of US$5.32 million and US$2.66 million, respectively, reimbursement of certain expenses in the event the applicable termination fee is not paid when due and in accordance with the requirements of the merger agreement and, with respect to Company’s remedy only, the guarantee of such obligations pursuant to the Limited Guarantee. While Parent may pursue both a grant of specific performance and monetary damages, under no circumstances shall Parent be permitted or entitled to receive both such grant of specific performance and payment of the $2.66 million company termination fee.

Interests of Certain Persons in the Merger

In considering the recommendation of the special committee and our board of directors with respect to the merger, you should be aware that the Rollover Shareholders have interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The Company’s board of directors and special committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and recommend that our shareholders vote in favor of authorizing and approving the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Interests of the Buyer Group

As a result of the merger, Parent will own 100% of the equity interest in the surviving company and the Buyer Group (other than Parent and Merger Sub) and/or their affiliate(s), including the ESOP SPV, will own, directly or indirectly, 100% of the equity interest in Parent immediately following the completion of the merger and before the issuance of ordinary shares of Parent to certain members of management of the Company.

Because of Parent’s equity interest in the surviving company, each member of the Buyer Group (other than the Merger Sub) will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. The Buyer Group (other than Merger Sub) will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. The investment by the Buyer Group (other than Merger Sub) in the surviving company will be illiquid, with no public trading market for the surviving company’s shares and no certainty that an opportunity to sell its shares in the surviving company at an attractive price, or that dividends paid by the surviving company will be sufficient to recover its investment.

The merger may also provide additional means to enhance shareholder value for the Buyer Group (other than Merger Sub), including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the Buyer Group (other than Merger Sub), such as through dividends or other distributions.

Interests of Rollover Shareholders

Concurrently with the execution of the merger agreement, the Rollover Shareholders executed the Rollover Agreement pursuant to which they have agreed to contribute to Parent the Rollover Shares, and subscribe for certain equity interest in Parent at par value such that immediately upon the completion of the merger (i) the Chairman Parties will indirectly hold in aggregate approximately 44.8% of the outstanding interest in Parent, (ii) the Shao Parties will hold (directly or indirectly) in aggregate approximately 52.7% of the outstanding interest in Parent, and (iii) the Xu Parties will hold in aggregate approximately 2.6% of the outstanding interest in Parent.

Given the Company will become a privately-held company following the completion of the merger, the Rollover Shareholders’ interests in the surviving company will be illiquid, with no public trading market for the surviving company’s shares and no certainty of an opportunity to sell their beneficial interests in the surviving company at an attractive price, or that any dividends paid by the surviving company will be sufficient to recover their investment. Each of the Rollover Shareholders may also enjoy benefits from future earnings and growth of the surviving company.

Shares, Options and Restricted Share Units Held by Officers and Directors

As of the date of this proxy statement, the directors and executive officers of the Company held an aggregate of 39,138,376 Shares, Company Share Awards for the right to purchase 6,627,008 Shares within 60 days after the date of this proxy statement.

At the effective time of the merger, each share award (each a “Company Share Award”) issued by the Company pursuant to the Company’s 2007 Share Incentive Plan, the 2011 Share Incentive Plan and the 2012

Share Incentive Plan (collectively, the “Share Incentive Plans”) that is outstanding and unexercised, whether vested or not vested or exercisable will be cancelled in exchange for a cash amount, to be paid as soon as practicable after the effective time of the merger, equal to the product of (i) the excess, if any, of $3.00 over the exercise price of such each Company Share Award and (ii) the number of Shares underlying such Company Share Award, provided that if the exercise price of any such Company Share Award is equal to or greater than $3.00, such Company Share Award shall be cancelled without any payment therefor.

The table below sets forth, as of the date of this proxy statement, the number of outstanding Shares beneficially held by each director and executive officer and the corresponding number of ordinary shares in Parent that such officer or director will subscribe for pursuant to the Rollover Agreement, as well as the number of outstanding Company Share Awards held by each director and executive officer and the corresponding number of options of Parent issuable to such executive officer or director immediately after the completion of the merger.

Name	Shares	Cash payment to be received upon completion of the merger in US$	Shares of Parent Immediately Upon Completion of the Merger**	Company Share Awards***	Share Awards of Parent Immediately Upon Completion of the Merger
Herman Man Guo(1)	19,505,980	3,700,000	17,505,980	2,000,000	—
James Zhonghua Feng(2)	4,582,242	13,353,384	—	2,100,000	—
Richard Peidong Wu	*	2,521,325	—	1,276,620	—
Qing Xu(3)	2,600,000	4,110,000	1,000,000	600,000	—
Peixin Xu(4)	—	—	—	—	—
Conor Chiahung Yang	*	2,590,000	—	1,400,000	—
Shichong Shan	*	92,500	—	50,000	—
Dong Wen	—	—	—	—	—
Songzuo Xiang	*	92,500	—	50,000	—
Hua Zhuo	—	—	—	—	—
Bailing Zeng	*	2,418,804	—	600,000	—
Yunfeng Yu	*	857,500	—	450,000	—
Xudong Yang	*	592,500	—	300,000	—
Guozhong Ouyang	*	132,500	—	100,000	—

Total	29,725,384	30,461,013	18,505,980	8,876,670	—

*	less than 1% of total issued and outstanding Shares (excluding Shares and Shares represented by ADSs reserved by the Company for settlement upon exercise of Company Share Awards under any Share Incentive Plans)
**	includes all Company Share Awards held by each person that are outstanding and unexercised, whether vested or not vested, or exercisable
(1)	For purposes of this calculation, Shares beneficially owned by the Chairman includes (i) 16,105,980 Shares held by Wealthy Environment (ii) 1,400,000 Shares represented by ADSs held by Wealthy Environment and (iii) 2,000,000 Shares issuable upon exercise of options held by the Chairman that are exercisable within 60 days after the date of this proxy statement. Cash payment to be received by the Chairman upon completion of the merger only includes consideration to be received for the acceleration of all outstanding Company Share Awards held by the Chairman. The number of ordinary shares in Parent that the Chairman will beneficially own immediately after the completion of the merger includes (1) 12,605,980 ordinary shares in Parent, which will be owned by Wealthy Environment or other holding vehicles of the Chairman and (2) 4,900,000 ordinary shares in Parent, which will be owned by ESOP SPV. The Chairman is the sole shareholder and director of ESOP SPV.
(2)

For purposes of this calculation, Shares beneficially owned by James Zhonghua Feng includes (i) 2,616,128 Shares held by Ample Business Limited, a BVI company wholly owned by James Zonghua Feng, (ii) 540,000 Shares represented by ADSs held by James Zhonghua Feng and (iii) 1,426,114 Shares issuable upon exercise of options held by James Zhonghua Feng that are exercisable within 60 days after the date of this proxy statement. Cash payment to be received by James Zhonghua Feng upon completion of the merger includes consideration to be received for the cancellation of Shares owned by James Zhonghua Feng and Ample Business Limited and for the acceleration of all outstanding Company Share Awards held by James Zhonghua Feng.
(3)	For purposes of this calculation, Shares beneficially owned by Mr. Xu includes (i) 2,000,000 Shares held by Mambo Fiesta (of which 1,000,000 Shares are in the form of ADSs) and (ii) 600,000 Shares issuable upon exercise of options held by Mr. Xu that are exercisable within 60 days after the date of this proxy statement. Cash payment to be received by Mr. Xu upon completion of the merger includes consideration to be received for the cancellation of Shares owned by Mambo Fiesta (other than the 1,000,000 Shares, which will be rolled over pursuant to the Rollover Agreement) and for the acceleration of all outstanding Company Share Awards held by Mr. Xu.
(4)	For purposes of this calculation, Shares beneficially owned by Peixin Xu does not include the 16,040,000 Shares (represented by ADSs) held by Bison Capital Media Limited, which is wholly owned by the wife of Peixin Xu. The calculation of cash payment to be received by Peixin Xu assumes that Peixin Xu will not directly receive cash payment for the cancellation of Shares held by Bison Capital Media Limited.

Indemnification and Insurance

Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

•	the memorandum and articles of association of the surviving company and its subsidiaries will contain provisions no less favorable with respect to exculpation, advancement of expenses and indemnification than are set forth in the memorandum and articles of association of the Company, which provisions will not be repealed, amended or otherwise modified for a period of six years from the effective time in any manner except as required by law;

•	the surviving company shall maintain in effect for six years from the effective time, the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the effective time, including acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated thereby; provided, however, that the surviving company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable, and provided, further, that in no event shall the surviving company be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In addition, the Company may and, at Parent’s request, the Company shall, purchase a six year “tail” prepaid policy prior to the effective time on terms and conditions no less than the directors’ and officers’ liability insurance maintained by the Company; and

•	from and after the effective time, the surviving company shall comply with all of the Company’s obligations, and shall cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses and damages, arising out of, relating to or in connection with (A) the fact that such person is or was a director, officer or employee of the Company or such subsidiary, or (B) any acts or omissions occurring or alleged to have occurred prior to or at the effective time, to the extent provided under the Company’s or such subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the merger agreement and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law, including the approval of the merger agreement, the plan of merger and the transactions contemplated thereunder, and (ii) against any and all damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its subsidiaries if such services was at the request or for the benefit of the Company or any of its subsidiaries.

The Special Committee

On June 19, 2015, our board of directors established a special committee of directors to consider the proposal and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The special committee is composed of independent directors – Messrs. Conor Chia-hung Yang (to serve as chairman of the committee), Shichong Shan and Songzuo Xiang. All such directors are free from any affiliation with the Buyer Group and none of such directors has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the directors’ receipt of board compensation in the ordinary course, (ii) special committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the special committee’s or board’s recommendation of the merger), and (iii) the directors’ indemnification and liability insurance rights under the merger agreement. Our board of directors did not place any limitations on the authority of the special committee regarding its investigation and evaluation of the merger.

The Company has compensated each member of the special committee in exchange for his service in such capacity an aggregate monthly amount of $8,000 per member. subject to a cap of $60,000 (and, in the case of the chairman of the special committee, a monthly amount of $12,0000. subject to a cap of $100,000), the payment of which is not contingent upon the completion of the merger or the special committee’s or the board’s recommendation of the merger.

Position with the Surviving Company

After completion of the merger, the Chairman expects to continue to serve as chairman of the board of directors of the surviving company and chief executive officer of the surviving company. It is anticipated that the other executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions.

Related Party Transactions

The Company has an audit committee charter in place, which requires the audit committee to review and approve all related-party transactions as defined in Item 404 of Regulation S-K on an ongoing basis.

For a description of significant related-party transactions for the years ended December 31, 2013 and 2014, see “Item 7. Major Shareholders and Related Party Transactions” included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 98 for a description of how to obtain a copy of the Company’s annual report.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the merger are estimated at the date of this proxy statement and set forth in the table below. Such fees are subject to change pending completion of the merger.

Description	Amount (in ‘000)
Legal fees and expenses	$1,540
Financial advisory fees and expenses	$480
Special committee fees	$220
Filing fees	$28
Miscellaneous (including accounting, printing, proxy solicitation and mailing costs)	$200
Total	$2,468

These expenses will not reduce the merger consideration to be received by the Company shareholders. If the merger is completed, the party incurring any costs and expenses in connection with the merger and the merger agreement will pay those costs and expenses.

Voting by the Voting Shareholders at the Extraordinary General Meeting

Pursuant to the Voting Agreement, the Voting Shareholders have agreed to vote all of the Shares they beneficially own in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the shareholders of the Company. As of the record date, we expect that the Voting Shareholders as a group will own, in the aggregate, approximately 56,130,194 outstanding Shares (including shares represented by ADSs but excluding Shares that the applicable Voting Shareholders will have the right to purchase upon the exercise of Company Share Awards), which represents approximately 45.7% of the total outstanding Shares entitled to vote.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

Upon completion of the merger, the Company would cease to be a publicly traded company, and the Company expects to account for the merger at historical cost.

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the registration of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Islands Registrar of Companies and, in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger, and notification of the merger being published in the Cayman Islands Government Gazette.

Dissenters’ Rights

Please see “Dissenters’ Rights” beginning on page 87.

U.S. Federal Income Tax Consequences

The following is a summary of U.S. federal income tax consequences generally applicable only to U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the merger agreement. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies; regulated investment companies, cooperatives, mutual funds, or real estate investment trusts; brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; or tax-exempt organizations (including private foundations), (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a “functional currency” other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our voting stock or (ix) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times. This discussion applies only to U.S. Holders who completely terminate their interest in the Company following the merger, whether such interest is held directly or indirectly, including by application of attribution rules for U.S. federal income tax purposes. Attribution rules may apply, e.g., if such U.S. Holder holds interests in Parent or the Company indirectly through an interest owned by a family member (subject to certain exceptions and elective procedures) or a partnership or other related entity.

As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL U.S. HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS (INCLUDING NON-INCOME TAX LAWS SUCH AS THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS).

Consequences of Participation in the Merger or an Exercise of Dissenters’ Rights

The receipt of cash, either as consideration in the merger or as a result of a U.S. Holder exercising its dissenters’ rights (as described under the section entitled “Dissenters’ Rights” beginning on page 87), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company Considerations” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the effective time.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC (see “Special Factors—PRC Income Tax Consequences” beginning on page 60), you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income (the “Treaty”)). If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the merger agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including their eligibility for the benefits of the U.S.-PRC income tax treaty and the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Considerations.

In general, a foreign corporation is a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for any taxable year if (a) 75% or more of its gross income consists of passive income (such as dividends, interest and certain rents and royalties) or (b) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income (including cash). If a corporation owns at least 25% (by value) of the stock of another corporation, the corporation will be treated, for purposes of the PFIC tests, as owning its proportionate share of the 25%-owned subsidiary’s assets and receiving its proportionate share of the 25%-owned subsidiary’s income.

Accordingly, determination of our PFIC status is based on the composition of our income and assets and the value of our assets, including goodwill, which is based, in part, on the market price of our ADSs. Moreover, it is unclear how the contractual arrangements between us and our PRC operating companies should be treated for purposes of the PFIC rules. Although we do not currently expect to be a PFIC for the current taxable year, because the determination of whether a company is a PFIC is made annually after the end of each taxable year and our PFIC status is based on facts that may change and because the application of the PFIC rules to our facts and circumstances in uncertain in many important legal and factual respects, we cannot assure you that we will not be a PFIC for the current taxable year. In addition, as described in certain of our previous annual reports on Form 20-F, because of such uncertainties, it is unclear whether we were a PFIC for certain of our previous taxable years. If we were a PFIC for any previous taxable year during which a U.S. Holder owned Shares, we would generally continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder owned the Shares, even if we ceased to meet the threshold requirements for PFIC status.

Generally, if we were a PFIC for any taxable year during which a U.S. Holder owned Shares, the amount of gain recognized upon the disposition of Shares by the U.S. Holder would be allocated ratably over the U.S. Holder’s holding period for such Shares. The amounts allocated to the taxable year of disposition and to years before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest tax rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to the allocated amounts. Furthermore, a U.S. Holder would be required to file IRS Form 8621 with respect to us, generally with the U.S. Holder’s federal income tax return for the year of the merger. If we were a PFIC for any previous taxable year in which a U.S. Holder owned Shares, the amount of gain and the manner in which it is allocated between taxable years within the

U.S. Holder’s holding period may be affected by any valid election that the U.S. Holder may have made to either mark-to-market Shares, or be taxed on a deemed sale of the Shares. U.S. Holders should consult their tax advisers regarding the consequences of disposing of their Shares in the case that we were a PFIC for any taxable year, and the effect of any previous mark-to-market or deemed sale election that they may have made.

Information Reporting

A U.S. Holder may be subject, under certain circumstances, to information reporting with respect to the amount of cash received in the merger. Each U.S. Holder is advised to consult with its tax adviser regarding the application of the United States information reporting rules to its particular circumstances.

Medicare Tax

A U.S. Holder that is an individual, estate or trust (that does not fall into a special class of trusts that is exempt from such tax), will be subject to a 3.8% tax on the lesser of (1) such holder’s “net investment income” (or undistributed net investment income in the case of an estate or trust) for the relevant taxable year and (2) the excess of such holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between US$125,000 and US$250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include gains from the sale or other disposition of capital assets. U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their disposition of Shares.

PRC Tax Consequences

Under the Enterprise Income Tax Law (the “EIT Law”), which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of Enterprise Income Tax Law, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under applicable Income Tax Treaties with China.

The Company does not believe we it is a resident enterprise defined and regulated by the aforesaid regulations or that the gain recognized on the receipt of cash consideration for your Share should otherwise be subject to PRC income tax to holders of such Shares that are not PRC residents as none of our shareholders is a PRC company or PRC corporate group, however, as there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of cash consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698”) issued by the State Administration of Taxation, which became effective as of January 1, 2008, the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises (“Bulletin 24”) issued by the State Administration of Taxation, which became effective as of April 1, 2011, and the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015, if any non-resident enterprise transfers equity of a resident enterprise, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless the amount of the equity interest to be transferred and the transfer price are determined pursuant to standard trading rules of a public security market and not by the purchaser and the seller by mutual agreement prior to such transactions. According to Circular 698, Bulletin 24 and Bulletin 7, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-resident enterprises indirectly transfer PRC resident enterprises’ equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, PRC taxation authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises’ equity and impose a 10% income tax on the gain from such offshore share transfer. Circular 698 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the merger where non-PRC resident corporate shareholders or ADS holders were involved, if the merger is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, if PRC tax authorities were to invoke Circular 698 or Bulletin 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the merger by the Company’s non-PRC-resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares and ADSs under the terms of the merger. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any original transaction documents, including the merger agreement, are brought to or executed in or produced before a court in the Cayman Islands; and (b) registration fees will be payable to the Registrar of Companies to register the plan of merger.

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for our ADSs on the NASDAQ under the symbol “AMC,” for each quarter during the past two years:

	Sales Price Per ADS (in $)
	High	Low
Quarterly:
2013
First quarter	2.47	1.70
Second quarter	2.06	1.50
Third quarter	1.89	1.70
Fourth quarter	2.96	1.55
2014
First quarter	3.24	1.90
Second quarter	2.56	1.96
Third quarter	2.41	1.65
Fourth quarter	3.20	1.67
2015
First quarter	2.64	1.83
Second quarter	7.63	1.91
Third quarter	5.42	3.39
Fourth quarter (through December [22], 2015)	5.63	5.28

On June 18, 2015, the last trading day immediately prior to June 19, 2015, the date that the Company announced that it had received a “going-private” proposal, the reported closing price of our ADSs on NASDAQ was $3.52. The merger consideration of $3.00 per Share, or $6.00 per ADS, represents a premium of 70.5% over the Company’s closing price of $3.52 per ADS on June 18, 2015, the last trading day immediately prior to June 19, 2015, the date that the Company announced that it had received a “going-private” proposal and a 20.5% premium over the closing price of $4.98 per ADS on September 29, 2015, the trading day immediately before the merger agreement was signed. On December [22], 2015, the most recent practicable date before the date of this proxy statement, the high and low reported sales prices of our ADSs were $[5.60] and $[5.55], respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

We have never declared or paid any dividends, nor do we have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our board of directors has discretion in deciding whether to distribute dividends subject to applicable laws. Even if our board of directors decides to pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

We are a holding company incorporated in the Cayman Islands. In order to pay dividends, if any, to our shareholders, we rely on dividends from our PRC subsidiaries. Each of our PRC subsidiaries may pay dividends only out of its accumulated distributable profits, if any, determined in accordance with its articles of association and the accounting standards and regulations in the PRC. Moreover, pursuant to applicable PRC laws and regulations, 10% of the after-tax profits of each of our PRC subsidiaries are required to be set aside in a statutory surplus reserve fund each year until the reserve balance reaches 50% of such PRC subsidiary’s registered capital. Allocations to these statutory reserves may only be used for specific purposes and are not distributable to us in the form of cash dividends. Furthermore, if any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. As a result of these PRC regulatory and contractual restrictions, our PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to our Cayman Islands holding company in the form of dividends.

The Enterprise Income Tax Law and its implementing rules provide that an income tax rate of 10% will be applicable to dividends payable to non-PRC resident enterprise shareholders to the extent such dividends are derived from sources within the PRC. If we are determined to be a PRC resident enterprise by the PRC tax authorities, dividends declared and distributed by us to our non-PRC resident enterprise shareholders could be deemed to be derived from sources within the PRC under the Enterprise Income Tax Law and its implementing rules and therefore could be subject to the 10% withholding tax (or potentially a 20% income tax withholding could be imposed on dividends received from us by our non-PRC individual shareholders under the applicable PRC tax laws).

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of our Shares, as part of the solicitation of proxies by the Company’s board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on                     , 2015, at 10:00 a.m. (Beijing Time) at 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, The People’s Republic of China.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	as a special resolution:

THAT the agreement and plan of merger dated as of September 29, 2015 (the “merger agreement”) among Parent, Merger Sub and the Company (such merger agreement being in the form attached as Annex A to this proxy statement, which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger among Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated by the merger agreement, including the merger, be and are hereby authorized and approved;

THAT upon the Effective Date (as defined in the plan of merger), the Company amend and restate its memorandum and articles of association in the form attached as Appendix II to the plan of merger; and

•	as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

If the merger is completed, at the effective time of the merger, each outstanding Share (including Shares represented by ADSs), other than the Excluded Shares, will be cancelled in exchange for the right to receive $3.00 in cash without interest, and for the avoidance of doubt, because each ADS represents two Shares, each issued and outstanding ADS (other than ADS that represents Excluded Shares), will represent the right to surrender the ADS in exchange for $6.00 in cash per ADS without interest (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), in each case, net of any applicable withholding taxes described in the merger agreement, in accordance with the terms and conditions set forth in the merger agreement. At the effective time, all of the Shares will be cancelled and cease to exist. Each Dissenting Share will thereafter represent only the right to receive the fair value of such Share as determined under the Cayman Islands Companies Law. Each Excluded Share other than Dissenting Share will be cancelled for no consideration. At the effective time, each outstanding ordinary share, par value $1.00 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share of the surviving company.

Our Board’s Recommendation

Our board of directors, acting upon the unanimous recommendation of the special committee of our board of directors:

•	determined that it is fair to and in the best interests of the Company and its shareholders (other than holders of Excluded Shares), and declared it advisable, to enter into the merger agreement;

•	authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•	resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company.

Quorum

Two or more shareholders on record holding not less than an aggregate of one-third in nominal value of the total issued voting Shares in the Company throughout the meeting in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative or proxy and entitled to vote will constitute a quorum.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on                     , 2015, or if you are a holder of ADSs at the close of business in New York City on                     , 2015, the share record date and the ADS record date for voting at the extraordinary general meeting, respectively. If you own ADSs on the ADS record date, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the registered holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 12:00 p.m. (New York City Time) on                     , 2015 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by cancelling your ADSs (and certifying you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before the close of business in New York City on                     , 2015 and becoming a holder of Shares prior to the close of business in the Cayman Islands on                     , 2015, the share record date. Each outstanding Share on the share record date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the share record date, there will be 122,762,761 Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the share record date, the deadline for you to lodge your proxy card and vote is                     , 2015 at 10:00 a.m. (Beijing Time). Please see “Procedures for Voting” below for additional information. If the merger is not completed, the Company would continue to be a public company in the U.S. and the Company’s ADSs would continue to be listed on NASDAQ. The Company’s Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the deposit agreement.

Vote Required

Under the Cayman Islands Companies Law and the merger agreement, we cannot complete the merger unless the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are authorized and approved by an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. As of the date of this proxy statement, the Voting Shareholders as a group owned, in the aggregate approximately 56,130,194 outstanding Shares (including Shares represented by ADSs but excluding Shares that the applicable Voting Shareholders will have the right to purchase upon the exercise of Company Share Awards), which represents approximately 45.7% of the total issued and outstanding Shares entitled to vote. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 93 for additional information. Pursuant to the terms of the Voting Agreement, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger at the extraordinary general meeting of the shareholders of the Company. Based on the number of Shares expected to be outstanding on the record date, approximately 20.9% of the total outstanding Shares entitled to vote owned by the remaining shareholders must be voted in favor of the proposal in order for the merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Shareholders and ADS Holders Entitled to Vote; Voting Materials

Only holders of Shares entered in the register of members of the Company at the close of business in the Cayman Islands on                     , 2015, the share record date, will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the share record date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than 10:00 a.m. on                     , 2015 (Beijing Time).

Holders of ADSs as of the close of business in New York City on                     , 2015, the ADS record date, will receive the final proxy statement and ADS voting instruction card either directly from the Company’s ADS depositary (in the case of holders of ADSs who hold the ADSs in certificated form, i.e., in the form of ADRs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who do not hold the ADSs in the form of ADRs). Holders of ADSs as of the close of business in New York City on                     , 2015, cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS depositary and returning it in accordance with the instructions printed on it. The ADS depositary must receive the ADS voting instruction card no later than 12:00 p.m. (New York City Time) on                     , 2015. The ADS depositary shall endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions.

Holders of ADSs may vote at the extraordinary general meeting if they cancel their ADSs and become a holder of Shares by the close of business in the Cayman Islands on                     , 2015. ADS holders wanting to cancel their ADSs need to make arrangements to deliver their ADSs to the ADS depositary for cancellation prior to the close of business in New York City on                     , 2015 and complete certain other procedures required by the ADS depositary. Persons who hold ADSs in a brokerage, bank or nominee account, must contact their broker, bank or nominee to find out what actions they need to take to instruct the broker, bank or nominee to cancel the ADSs on their behalf.

Persons holding ADSs in a brokerage, bank or nominee account should consult with their broker, bank or nominee to obtain directions on how to provide such broker, bank or nominee with instructions on how to vote their ADSs.

Each ADS represents two Shares. As of the date of this proxy statement, there were 122,762,761 Shares issued and outstanding (including Shares represented by ADSs but excluding Shares and Shares represented by ADSs reserved by the Company for settlement upon exercise of Company Share Awards under any Share Incentive Plan), all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described above. As of the date of this proxy statement, there were 43,869,685 ADSs outstanding (of which 2,449,648 ADSs are reserved as of the date of this proxy statement for the settlement of Company Share Awards); subject to the cancellation procedures described above, none of the holders of these ADSs may vote in person at the extraordinary general meeting.

Persons who have acquired Shares and whose names are entered in the Company’s register of members before the close of business in the Cayman Islands on                     , 2015 will receive the proxy form (including the voting material) before the extraordinary general meeting, and persons who are ADS holders as of the close of business in New York City on                     , 2015 will receive the ADS voting instruction card from the ADS depositary before the extraordinary general meeting. Shareholders who have acquired Shares after the close of business in the Cayman Islands on                     , 2015 may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the share record date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the Company as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the merger according to the recommendation of the board of directors of the Company. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the board of directors of the Company.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to amend and restate the memorandum and articles of association of the Company in the form attached as Appendix II to the plan of merger upon the effective time and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. Shareholders who fail to cast their vote in person or by proxy will not have their votes counted.

If any holder of ADSs does not timely deliver specific voting instructions to the ADS depositary, or if the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder’s ADS, the ADS depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares underlying such holder’s ADSs.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•	first, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to AirMedia Group Inc., 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China;

•	second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•	third, a registered shareholder may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 12:00 p.m. (New York City Time) on                     , 2015. A holder of ADSs can do this by completing, dating and submitting a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who continue to hold their Shares in their own name until the completion of the merger will have the right to dissent from the merger and receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, which is attached as Annex C to this proxy statement, for the exercise of dissenters’ rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON                     , 2015, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON                     , 2015. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE

PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE COMPANY’S ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS OR HER ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS OR HER SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you have any questions or need assistance in voting your Shares or ADSs, you can contact AirMedia Group Inc. at +86-10-8460-8678 or at ir@airmedia.net.cn.

Solicitation of Proxies

The Company does not plan to engage a proxy solicitor to assist in the solicitation of proxies. Instead, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. The Company will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of the Company’s Shares and in obtaining voting instructions from those owners. The Company will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

This section of the proxy statement describes the material terms of the merger agreement and the plan of merger but does not purport to describe all of the terms of the merger agreement and the plan of merger. The following summary is qualified in its entirety by reference to the complete text of the merger agreement and the plan of merger, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger. This description of the merger agreement and the plan of merger have been included to provide you with information regarding their terms.

Structure and Completion of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement and the plan of merger, with the Company as the surviving entity of the merger. If the merger is completed, the Company will cease to be a publicly traded company. The closing will occur no later than the third business day after all of the closing conditions have been satisfied or waived. At the closing, Merger Sub and the Company will execute the plan of merger and register the plan of merger and other related documents with the Registrar of Companies of the Cayman Islands. The merger will become effective on the date specified in the plan of merger.

We expect that the merger will be completed during the first calendar quarter of 2016, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, we intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

At the effective time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the effective time, will become the memorandum and articles of association of the surviving company, except that at the effective time, the memorandum and articles of association will refer to the name of the surviving company as “AirMedia Group Inc.” and its authorized capital will be amended, as provided in the plan of merger. The director of Merger Sub immediately prior to the effective time will become the director of the surviving company immediately upon the completion of the merger and executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions.

Merger Consideration

Under the terms of the merger agreement, at the effective time of the merger, each issued and outstanding Share (including Shares represented by ADSs), other than Excluded Shares, will be cancelled in exchange for the right to receive $3.00 in cash without interest, and for the avoidance of doubt, because each ADS represents two Shares, each issued and outstanding ADS (other than any ADS representing Excluded Shares) will represent the right to receive $6.00 in cash per ADS without interest (less $0.05 per ADS cancellation fees pursuant to the deposit agreement, in each case, net of any applicable withholding taxes described in the merger agreement).

The Excluded Shares (other than the Dissenting Shares) will be cancelled for no consideration. Each Dissenting Share will be cancelled and entitled to receive only the payment resulting from the procedures set forth in Section 238 of the Cayman Islands Companies Law. Please see “Dissenters’ Rights” beginning on page 87 for additional information.

At the effective time, each outstanding ordinary share, par value $1.00 per share, of Merger Sub will be converted into one validly issued, fully paid and non-assessable ordinary share, par value $1.00 per share, of the surviving company.

Treatment of Company Share Awards

At the effective time of the merger, each share award (each a “Company Share Award”) issued by the Company pursuant to the Company’s 2007 Share Incentive Plan, the 2011 Share Incentive Plan and the 2012 Share Incentive Plan (collectively, the “Share Incentive Plans”) that is outstanding and unexercised, whether vested or not vested or exercisable, will be cancelled in exchange for a cash amount, to be paid as soon as practicable after the effective time of the merger, equal to the product of (i) the excess, if any, of $3.00 over the exercise price of such each Company Share Award and (ii) the number of Shares underlying such Company Share Award, provided that if the exercise price of any such Company Share Award is equal to or greater than $3.00, such Company Share Award shall be cancelled without any payment therefor.

Exchange Procedures

At or prior to the effective time, Parent will deposit, or cause to be deposited, with the paying agent for payment to the holders of the Shares, the ADSs and vested Company Share Awards (other than Excluded Shares or Excluded Shares represented by ADSs), an amount of cash sufficient to pay all the payments required to be made pursuant to the merger agreement. As promptly as practicable after the effective time, the surviving company will cause the paying agent to mail (or in the case of the ADS depositary, deliver) or otherwise disseminate to each registered holder of Shares entitled to receive the per Share merger consideration, (A) a letter of transmittal in customary form for a Cayman Islands incorporated company specifying the manner in which the delivery of the cash payment to each registered holders of Shares (other than the Excluded Shares and the Dissenting Shares) shall be effected and contain such other provisions as Parent and the Company may mutually agree), and (B) instructions for use in effecting the surrender of the share certificates (or affidavits and indemnities of loss in lieu of the share certificates) or uncertificated Shares and/or such other documents as may be required in exchange for the applicable merger consideration. Upon surrender of a share certificate (or affidavits and indemnities of loss in lieu of the share certificates) or uncertificated Shares and/or such other duly executed documents as may be required pursuant to instructions to the paying agent in accordance with the terms of such letter of transmittal, such registered holders will be entitled to receive in exchange therefor a check in the amount equal to (a) the number of Shares multiplied by (b) the per Share merger consideration, and the Share certificates surrendered will be canceled.

Prior to the effective time, Parent and the Company will establish procedures with the paying agent and the ADS depositary to ensure that the paying agent will transmit to the ADS depositary as promptly as reasonably practicable following the effective time an amount in cash equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the effective time (other than ADSs representing Excluded Shares) and (y) the per ADS merger consideration, and that the ADS depositary will distribute the per ADS merger consideration to ADS holders in accordance with their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs. The Surviving Company will pay any applicable fees, charges and expenses of the ADS depositary and government charges (other than withholding taxes, if any) due to or incurred by the ADS depositary in connection with distribution of the per ADS merger consideration to holders of ADSs for each ADS (other than the ADS cancellation fee, which is up to $0.05 per ADS pursuant to the deposit agreement).

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including those set forth in the disclosure schedules delivered by the Company and Parent in connection therewith). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure with the SEC since January 1, 2014 and prior to the date of the merger agreement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	the Company’s and the Company’s subsidiaries’ organization, existence, good standing and authority to carry on their respective businesses;

•	the memorandum and articles of association or other equivalent organizational documents, as applicable, of each of the Company and its subsidiaries being in full force and effect;

•	the Company’s capitalization, the absence of subscription, repurchase or other similar rights with respect to securities of the Company or any of its subsidiaries, or any other securities of the Company that give their holders the right to vote with the Company’s shareholders;

•	the Company’s corporate power and authority to execute and deliver the merger agreement, to perform its obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against the Company;

•	the board of directors’ (a) determination that the merger agreement and the plan of merger and the consummation of the transactions contemplated under the merger agreement, including the merger, are fair to, and in the best interests of, the Company and its shareholders (other than holders of Excluded Shares); (b) approval and declaration of the advisability of the merger agreement, the merger and the other transactions contemplated under the merger agreement; and (c) resolution to recommend the approval and authorization of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement to the shareholders and direction that the merger agreement be submitted for approval by the shareholders of the Company at the extraordinary general meeting, such action in each case being made upon the unanimous recommendation of the special committee;

•	the receipt by the special committee if a fairness opinion from Duff & Phelps;

•	the absence of violations of, or conflict with the governing documents of the Company and laws applicable to the Company and breach of or default under certain agreements of the Company as a result of the Company entering into and performing under the merger agreement and consummating the merger;

•	compliance with applicable laws, licenses and permits, including applicable anti-corruption laws;

•	the Company’s SEC filings since January 1, 2014 and the financial statements included therein;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the absence of undisclosed liabilities;

•	compliance with the applicable rules and regulations of NASDAQ;

•	the absence of false statement or omission of material facts in the Proxy Statement;

•	the absence of any “Material Adverse Effect” (as defined below) on the Company and certain other changes or events since December 31, 2014;

•	the absence of any legal proceedings and governmental orders against the Company;

•	labor and employment matters, including matters relating to employee benefit plans;

•	real property;

•	intellectual property;

•	tax matters;

•	absence of any secured creditors;

•	neither has taken steps to seek protection pursuant to any bankruptcy law or is or at the time of closing of the merger will be insolvent;

•	material contracts and the absence of any default under, or breach or violation of, any material contract;

•	environmental matters;

•	insurance matters;

•	the absence of a shareholder rights agreement and the inapplicability of any anti-takeover law to the merger;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	the absence of any additional representations or warranties made by the Company.

Many of the representations and warranties made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, with all other facts, events, circumstances, changes and effects, is or would reasonably be expected to be materially adverse to the business, financial condition, or results of operations of the Company and its subsidiaries taken as a whole or prevent the consummation of the transactions contemplated under the merger agreement. However, none of the following events, either alone or in combination, will constitute a Material Adverse Effect or will be taken into account in determining whether a Material Adverse Effect has occurred or may, or would, occur:

1.	changes affecting the economic conditions or financial markets generally in any country or region in which the Company or any of its Subsidiaries conducts business;

2.	changes in U.S. generally accepted accounting principles or any interpretation thereof after the date hereof, or to applicable laws or the interpretation or enforcement thereof that are applicable to the Company or any of its subsidiaries after the date of the merger agreement;

3.	changes that are the result of factors generally affecting the industries in which the Company and its subsidiaries operate;

4.	changes affecting the financial, credit or securities markets in which the Company or any of its subsidiaries operates, including changes in interest rates or foreign exchange rates;

5.	effects resulting from the public announcement of the transactions contemplated under the merger agreement, including the initiation of litigation or other legal proceeding by any person with respect to the merger agreement or the transactions thereunder or any losses of employees;

6.	the Company’s failure to meet any estimates, forecasts or expectations of the Company’s revenue, earnings or other financial performance or results of operation or a change in the Company’s credit ratings;

7.	natural disasters, declarations of war, acts of sabotage or terrorism or armed hostilities, in each case occurring after the date hereof;

8.	changes in the market price or trading volume of the ADSs;

9.	actions taken (or omitted to be taken) at the request of Parent or Merger Sub;

10.	effects resulting from the identity of, or any facts or circumstances relating to Parent, Merger Sub, the Guarantors or any of their respective affiliates; or

11.	loss of, or change in, the relationship of the Company or any of its subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of the merger agreement, the consummation of the transactions contemplated thereunder or the announcement of any of the foregoing, provided that the facts, events, circumstances, developments, conditions, changes, occurrences or effects set forth in clauses (1), (2), (3) and (7) above may be taken into account in determining whether a “Material Adverse Effect” has occurred or reasonably would be expected to occur if and to the extent such facts, events, circumstances, developments, conditions, changes, occurrences or effects individually or in the aggregate have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to the other participants in the industries and geographic markets in which the Company and its subsidiaries conduct their businesses.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, existence and good standing and authority to carry on their businesses;

•	capitalization of Parent and Merger Sub, Parent’s ownership of Merger Sub and the operations of Parent and Merger Sub;

•	their corporate power and authority to execute, deliver and perform their obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement and the plan of merger, and the enforceability of the merger agreement against them;

•	the absence of violations of, or conflicts with, the governing documents of Parent or Merger Sub and laws applicable to Parent or Merger Sub and the breach of or default under certain agreements of Parent or Merger Sub as a result of Parent and Merger Sub entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	governmental consents and approvals in connection with performance under the merger agreement and the transactions contemplated thereunder;

•	sufficiency of funds in the financing to pay the merger consideration and any other amounts required to be paid in connection with the consummation of the Transactions;

•	the validity of the Limited Guarantee and the lack of any default thereunder;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the absence of false statement or omission of material facts in the Proxy Statement

•	the absence of legal proceedings against Parent or Merger Sub or any of their respective affiliates;

•	solvency of Parent and Merger Sub after giving effect to the transactions contemplated by the merger agreement;

•	the absence of any secured creditors of Parent and Merger Sub;

•	no undisclosed contractual arrangements among parent group;

•	the absence of any additional representations or warranties made by the Company;

•	the absence of undisclosed ordinary shares of the Company or other securities of, any rights to acquire the ordinary shares of the Company or other securities of, or any other economic interest in, the Company, beneficially owned by Parent or Merger Sub;

•	taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward looking information or business plans), and have no claim against any member of the Company Group or any other person, with respect thereto; and

•	the absence of any additional representations or warranties made by Parent and Merger Sub.

Certain representations and warranties in the merger agreement made by Parent and Merger Sub are qualified as to whether or not their satisfaction will, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated by the merger agreement or otherwise be materially adverse to the performance by Parent and Merger Sub of their respective covenants and obligations under the merger agreement.

Conduct of Business Prior to Closing

The Company has agreed that, subject to certain exceptions and unless Parent shall otherwise consent in writing, from the date of the merger agreement until the effective time, the businesses of the Company and its subsidiaries shall only be conducted, and the Company and its subsidiaries shall not take any action except, in a lawfully permitted manner in the ordinary course of business and consistent with past practice.

In addition, from the date of the merger agreement until the effective time, without the prior written consent of Parent, the Company will not, and will not permit any of its subsidiaries to, among other things:

•	amend or otherwise change the memorandum and articles of association or equivalent organizational documents of the Company or its subsidiaries;

•	issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant an encumbrance on, other than in connection with the exercise, settlement or vesting of any Company Share Awards in accordance with the applicable Share Incentive Plans and other than transactions between the Company and any of its subsidiary or between or among one or more Company’s subsidiaries, (i) any shares of the Company or any options, warrants, convertible securities or other rights of any kind to acquire any shares, or any other ownership interest (including any phantom interest), of the Company except pursuant to the terms of any company benefit plan, or (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of the Company or any of its subsidiaries that are material to the business of the Company and its subsidiaries taken as a whole, except in the ordinary course of business and in a manner consistent with past practice except for expiration of any intellectual property that cannot be renewed;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than (i) pursuant to the Company’s previously announced dividend policy, and (ii) dividends or other distributions from any subsidiary of the Company to the Company or to another Company’s subsidiary);

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its shares, except pursuant to (i) the Company’s previously announced share repurchase policy; (ii) the purchase of Shares to satisfy obligations under the Share Incentive Plans or (iii) according to any employee severance, retention, termination, change of control and other contractual rights in existence on the date hereof on the terms in effect on the date of the merger agreement;

•	effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving the Company or any of its subsidiaries (other than the merger or any merger, restructuring or consolidation among wholly-owned subsidiaries of the Company) or create any new subsidiaries;

•	(i) acquire (including by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) or make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof or acquire any significant amount of assets (other than the acquisition, sale or other disposition of assets in the ordinary course of business consistent with past practice or pursuant to the contracts in existence on the date of the merger agreement and on the terms in effect on the date of the merger agreement); (ii) incur, assume, alter, amend or modify any indebtedness in excess of $5,000,000 individually or $10,000,000 in the aggregate, or guarantee such indebtedness, or issue any debt securities or make any loans or advances in excess of $10,000,000 individually or $50,000,000 in the aggregate; or (iii) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $10,000,000 or capital expenditures which are, in the aggregate, in excess of $50,000,000 for the Company and its subsidiaries taken as a whole;

•	except as otherwise required by law or pursuant to any contract in existence as of the date of the merger agreement or the terms of a company benefit plan or as otherwise contemplated by the merger agreement, (i) enter into any new employment or compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any director or executive officer (other than the hiring or termination of executive officer with aggregate annual compensation of less than $200,000), (ii) grant or provide any severance or termination payments or benefits to any director or executive officer of the Company or any of its subsidiaries outside of the ordinary course of business, (iii) materially increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director or executive officer of the Company or any of its subsidiaries, (iv) establish, adopt, materially amend or terminate any company benefit plan or amend the terms of any outstanding Company Share Award, (v) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under the company benefit plan, (vi) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any company benefit plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by U.S. generally accepted accounting principles, or (vii) forgive any loans to directors or executive officers of the Company;

•	issue or grant any new Company Share Award to any person under any Share Incentive Plan;

•	make any material changes with respect to any credit practice, method of financial accounting, or financial accounting policies or procedures, including changes affecting the reported consolidated assets, liabilities or results of operations of the Company or any of its subsidiaries, except as required by changes in U.S. generally accepted accounting principles or as a result of a change in law;

•	pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities or obligations as they become due in the ordinary course of business and consistent with past practice;

•	enter into, materially amend, modify or consent to the termination (other than extension at the end of a term in the ordinary course of business) of any material contract (or any contract that would be a material contract if such contract had been entered into prior to the date hereof), or waive the Company’s or any of its subsidiaries’ material rights thereunder;

•	terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

•	settle any litigation, suit, claim, action, proceeding or investigation;

•	(i) abandon or dedicate to the public any item of Company owned intellectual property, or (ii) with respect to any Company owned intellectual property registered with or applied to governmental authorities and to the extent required by applicable laws to maintain the validity of such Company owned intellectual property, (A) fail to make any applicable filings with governmental authorities when finally due, or (B) fail to pay all required fees and taxes to governmental authorities when finally due; in each case, except for expiration of intellectual property that cannot be renewed;

•	fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

•	engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole;

•	make or change any material tax election, materially amend any tax return (except as required by applicable law), enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes or materially change any method of tax accounting; or

•	publicly announce an intention, enter into any formal agreement or otherwise make a legal commitment, to do any of the foregoing.

No Solicitation

The Company has agreed that, neither it nor any of its subsidiaries nor any of its directors or officers will, and that it will instruct its and its subsidiaries’ representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information with respect to the Company or any of its subsidiaries), or knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its shareholders) that constitutes, or would reasonably be expected to lead to, any Competing Transaction;

•	enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information with respect to the Company or any of its subsidiaries to, any person in furtherance of or in order to obtain a proposal or offer for a Competing Transaction;

•	agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or contract or commitment contemplating or otherwise relating to any Competing Transaction; or

•	authorize or permit any of the Company or any of its subsidiaries to do any of the foregoing.

The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party in respect of a Competing Transaction. The Company has agreed that it shall notify Parent as promptly as practicable (and in any event within 48 hours) after the Company attains knowledge of any oral or written proposal or offer regarding a Competing Transaction, specifying the identity of the party making such proposal or offer, and providing copies of such written proposal or offer (if any), and whether the Company has any intention to provide confidential information to such person. In addition, the Company has agreed that it shall not, and shall cause its subsidiaries not to, enter into any confidentiality agreement with any third party subsequent to the date of the merger agreement which prohibits the Company from providing such information to Parent. Immediately upon the execution and delivery of the merger agreement, the Company shall cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to a Competing Transaction.

A “Competing Transaction” means any of the following (other than the transactions contemplated by the merger): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction which would result in a third party acquiring assets, individually or in the aggregate, constituting 15% or more of the consolidated assets of the Company or to which 15% or more of the total revenue, operating income or EBITDA of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 15% or more of the total revenue, operating income, EBITDA or assets of the Company and its subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities of the Company.

Notwithstanding the foregoing, prior to receiving the required shareholder authorization and approval for the merger agreement, the board of directors may directly or indirectly contact any person that has made a proposal or offer regarding a Competing Transaction in order to clarify and understand the terms and conditions thereof in order to assess whether such offer or proposal is reasonably expected to lead to a Superior Proposal, and furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction, and the special committee has (i) determined, in its good faith judgment (after consultation with its financial advisor and outside legal counsel), that such proposal or offer constitutes or is likely to result in a Superior Proposal, (ii) determined, in its good faith judgment (upon advice by outside legal counsel), that, in light of such Superior Proposal, failure to furnish such information or enter into discussions would be inconsistent with its fiduciary obligations under applicable law, and (iii) obtained from such person an executed confidentiality agreement satisfying the requirements of the merger agreement; provided that the Company shall concurrently make available to Parent any material information concerning the Company and its subsidiaries that is provided to any such person and that was not previously made available to Parent.

A “Superior Proposal” means a written, bona fide offer made by a third party for a Competing Transaction (with all percentages included in the definition of Competing Transaction above increased to 50%) on terms (including conditions to consummation of the contemplated transaction) that the board of directors of the Company determines, in its good faith judgment upon the recommendation of the special committee (after consultation with its financial advisor and outside legal counsel and taking into consideration such factors as the special committee considers appropriate), to be more favorable to the Company’s shareholders from a financial point of view (other than holders of Excluded Shares) than the merger.

No Change of Recommendation

Except for situations provided in the merger agreement, the board of directors of the Company will recommend that the Company’s shareholders approve the merger agreement and the plan of merger.

Under the terms of the merger agreement, neither the board of directors nor any committee thereof shall:

•	(A) withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, or propose to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, its recommendation, (B) fail to include the recommendation in this proxy statement, (C) approve or recommend, or publicly propose to approve or recommend to the shareholders of the Company, a Competing Transaction or (D) if a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company that constitutes a Competing Transaction is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the shareholders of the Company (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, provided that a customary “stop, look and listen” communication by the board of directors pursuant to Rule 14d-9(f) of the Exchange Act or a statement that the board of directors has received and is currently evaluating such Competing Transaction shall not be prohibited or be deemed to be a change in the company recommendation), within 10 business days after commencement, or

•	cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or contract with respect to any Competing Transaction (other than a confidentiality agreement that satisfies the requirements of the merger agreement.

Notwithstanding the foregoing, if the board of directors determines, in its good faith judgment upon the recommendation of the special committee, prior to the time of the shareholders’ meeting and upon advice by outside legal counsel, that failure to make a change in its recommendation would be inconsistent with its fiduciary obligations under applicable law, the board of directors may, effect a change in its recommendation and/or terminate the merger agreement and/or terminate this Agreement in accordance with the terms of the merger agreement, but only if:

•	the Company has complied with the requirements of the merger agreement with respect to any proposal or offer; and

•	in response to a Superior Proposal, after (A) providing at least five business days’ written notice to Parent, (B) making available its financial and legal advisors to negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make adjustments in the terms and conditions of the merger agreement so that such third party proposal or offer would cease to constitute a Superior Proposal, and (C) permitting Parent to make a presentation to the board of directors and the special committee regarding the merger agreement and any adjustments with respect thereto (to the extent Parent desires to make such a presentation);

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

•	the memorandum and articles of association of the surviving company will contain provisions no less favorable with respect to exculpation, advancement of expenses and indemnification than are set forth in the memorandum and articles of association of the Company, which provisions will not be repealed, amended or otherwise modified for a period of six years from the effective time in any manner except as required by law;

•	the surviving company shall maintain in effect for six years from the effective time, the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the effective time, including acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated thereby; provided, however, that the surviving company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable, and provided, further, that in no event shall the surviving company be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In addition, the Company may and, at Parent’s request, the Company shall, purchase a six year “tail” prepaid policy prior to the effective time on terms and conditions no less advantageous than the directors’ and officers’ liability insurance maintained by the Company; and

•

from and after the effective time, the surviving company shall comply with all of the Company’s obligations, and shall cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses and damages, arising out of, relating to or in connection with (A) the fact that such person is or was a director, officer or employee of the Company or such subsidiary, or (B) any acts or omissions occurring or alleged to have occurred prior to or at the effective time, to the extent provided under the Company’s or such subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the merger agreement and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law, including the approval of the merger agreement, the plan of merger and the transactions contemplated thereunder, and (ii) against any and all damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its subsidiaries if such services was at the request or for the benefit of the Company or any of its subsidiaries.

Financing

Parent has delivered to the Company true, correct and complete copies of (a) the Debt Commitment Letter (as may be amended, restated, replaced, supplemented, modified and substituted in accordance with the merger agreement) pursuant to which the Lead Arranger has agreed to provide the debt financing in the aggregate amount set forth in such Debt Commitment Letter and the proceeds of which will be used to finance the consummation of the Transactions, including the Merger, (b) the Rollover Agreement and (c) a fee letter in connection with the financing.

As of the date of the merger agreement, (a) the Debt Commitment Letter has not been amended or modified and no such amendment or modification is contemplated and (b) the obligations and commitments contained in the Debt Commitment Letter have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or restriction is contemplated. Parent or Merger Sub has fully paid all fees that are payable on or prior to the date of the merger agreement under the Debt Commitment Letter and will pay when due all other fees arising under the Debt Commitment Letter. It is not a condition to the closing of the merger for Parent or Merger Sub to obtain financing or any alternative financing for the merger.

Parent and Merger Sub will use their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to arrange the financing for the merger including to (a) maintain in effect the Debt Commitment Letter and/or other commitment letters for Alternative Financing (as defined below), (b) satisfy on a timely basis all conditions in the Debt Commitment Letter that are within its control (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to comply with its obligations under the merger agreement) and (c) consummate the financing contemplated by the Debt Commitment Letter and/or other commitment letters for Alternative Financing and (d) fully enforce the parties’ obligations (and the rights of Parent and Merger Sub) under the Debt Commitment Letter and/or other commitment letters for Alternative Financing.

If Parent or Merger Sub becomes aware that any portion of the debt financing for the merger has become unavailable on the terms and conditions contemplated in the Debt Commitment Letter, (a) Parent and Merger Sub will promptly notify the Company, and (b) Parent and Merger Sub will use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated under the merger agreement with terms and conditions that are not less favorable to Parent and Merger Sub (as determined in the reasonable discretion of Parent and Merger Sub) than the terms and conditions set forth in the Debt Commitment Letter as promptly as practicable following the occurrence of such event (the “Alternative Financing”).

Neither Parent nor Merger Sub may amend, alter or waive, or agree to amend, alter or waive any term of the Debt Commitment Letter and/or other commitment letters for Alternative Financing, without the prior written consent of the board of directors of the Company, (a) reduce the aggregate amount of the financing for the merger such that the aggregate funds that would be available to Parent or Merger Sub would not be sufficient to complete the transactions contemplated hereunder on the Closing Date or (b) impose new or additional conditions to the financing for the merger or otherwise amend or modify the financing in a manner that would reasonably be expected to (i) prevent or materially delay the ability of Parent or Merger Sub to consummate the merger and the other transactions contemplated under the merger agreement, (ii) adversely impact in any material respect the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter and/or other commitment letters for Alternative Financing or (iii) prevent or materially delay the ability of the Company to satisfy its obligation under the merger agreement to provide cooperation in financing.

Parent will give the Company prompt notice upon becoming aware of (i) the expiration or termination of the Debt Commitment Letter or any commitment letters for Alternative Financing, (ii) any breach of material provisions of the Debt Commitment Letter or any commitment letters for Alternative Financing, or (iii) any refusal by the parties to the Debt Commitment Letter or any commitment letters for Alternative Financing to provide full financing.

Shareholders’ Meeting

So long as the merger agreement is not terminated, the Company’s obligation to call, give notice of, convene and hold an extraordinary general meeting of its shareholders shall not be limited or otherwise affected by the commencement, public proposal, public disclosure, communication or submission to the Company or any other person of any Competing Transaction, or by any change in its recommendations. Unless the board of directors changes its recommendation, the Company will use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement and shall take all other actions reasonably necessary or advisable to secure such shareholders’ approval.

Conditions to the Merger

The obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	the merger agreement, the plan of merger and the transactions contemplated thereby being authorized and approved by the Company’s shareholders at the extraordinary general meeting; and

•	no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order that has or would would have the effect of making the merger illegal or otherwise prohibit the consummation of the merger.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver, of the following additional conditions:

•	(a) certain representations and warranties of the Company in the merger agreement regarding the Company’s capitalization being true and correct in all respects except for de minimis inaccuracies; (b) certain representations and warranties of the Company in the merger agreement regarding the (i) the Company’s obligations to repurchase or otherwise acquire any share capital of the Company or its subsidiaries, (ii) the share capital of the Company’s subsidiaries, (iii) the Company’s power and authority to enter into the merger agreement and consummate the transactions contemplated thereunder, (iv) the board of directors’ determination and recommendation with respect to the merger and the vote required in connection with the merger and (v) the special committee’s receipt of a fairness opinion from Duff& Phelps, being true and correct in all material respects; and (c) each of the other representations and warranties of the Company set forth in the merger agreement (disregarding any limitation or qualification by materiality or Material Adverse Effect) being true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, as if made on such date and time, except to the extent such failures to be true and correct, would not have a Material Adverse Effect;

•	the Company having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing date of the merger;

•	the Company having delivered to Parent a certificate, dated the closing date of the merger, signed by a senior executive officer of the Company, certifying as to the satisfaction of the above conditions; and

•	the holders of no more than 10% of the ordinary shares of the Company having validly exercised dissenters’ rights under the Cayman Islands Companies Law.

•	since the date of the merger agreement, there not having occurred a Material Adverse Effect;

The obligations of the Company to consummate the merger are also subject to the satisfaction, or waiver by the Company, of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub in the merger agreement (disregarding any limitation or qualification by materiality or Material Adverse Effect) being true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, as if made on and at such date and time (other than representations and warranties that by their terms address matters only as of such a specified other time, which must be true and correct as of such time), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, have not, and would not reasonably be expected to prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate any of the transactions contemplated under the merger agreement or the plan of merger;

•	each of Parent and Merger Sub having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the merger agreement prior to or on the closing date of the merger; and

•	Parent having delivered to the Company a certificate, dated the closing date of the merger, signed by an executive officer of Parent, certifying as to the fulfillment of the above conditions.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time:

•	by mutual written consent of the Company and Parent with the approval of their respective boards of directors (or in the case of the Company, acting upon the recommendation of the special committee);

•	by either the Company (upon the recommendation of the special committee) or Parent, if:

•	the merger is not completed by the June 28, 2016 (provided that this termination right is not available to any party if the failure of the merger to have been consummated was primarily due to such party’s breach or failure to perform any of its obligations under the merger agreement);

•	any governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any final and non-appealable law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order or taken any other final and non-appealable action that has the effect of making consummation of the merger illegal or otherwise prohibiting consummation of the merger (provided that this termination right is not available any party if the issuance of such order was primarily due to such party’s breach or failure to perform any of its obligations under the merger agreement); or

•	the required vote of the Company’s shareholders is not obtained at the extraordinary general meeting or any adjournment or postponement thereof (provided that this termination right is not available any party if the failure to obtain the required vote was primarily due to such party’s breach or failure to perform any of its obligations under the merger agreement);

•	by the Company (upon the recommendation of the special committee) at any time prior to the effective time, if:

•	Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied by June 28, 2016; provided that the Company will not have the right to terminate if the Company is in material breach of any representations, warranties, agreements or covenants that would give rise to the failure of a corresponding closing condition not being satisfied;

•	(a) all of the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger); (b) the Company has delivered to Parent an irrevocable written notice confirming that all of the conditions to the obligation of the Company to consummate the merger have been satisfied (or that the Company is willing to waive any unsatisfied conditions); and (c) Parent and Merger Sub fail to complete the closing of the merger within ten business days following the date on which the closing of the merger should have occurred pursuant to the merger agreement; or

•	prior to the receipt of the required vote of the Company’s shareholders, (a) the board of directors has authorized the Company to enter into an alternative acquisition agreement with respect to a Superior Proposal in accordance with the terms of the merger agreement and (b) the Company concurrently with, or immediately after, the termination of the merger agreement enters into an alternative acquisition agreement with respect to such Superior Proposal; provided that the Company will not have the right to terminate unless the Company has (A) complied in all respects with the requirements under the merger agreement with respect to such Superior Proposal and/or alternative acquisition agreement (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub) and (B) complied in all respects with the merger agreement regarding termination fee and pays the company termination fee prior to or concurrently with such termination;

•	by Parent, at any time prior to the effective time, if:

•	the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied by June 28, 2016; provided that Parent will not have the right to terminate if either Parent or Merger Sub is in material breach of any representations, warranties, agreements or covenants that would give rise to the failure of a corresponding closing condition not being satisfied; or

•	the board of directors of the Company has effected a change in the Company’s recommendation to the Company shareholders, has publicly recommended to the shareholders of the Company a Competing Transaction or has entered into an alternative acquisition agreement with respect to any Competing Transaction; provided that Parent will not have the right to terminate if Parent’s or Merger Sub’s failure to fulfill any of its obligations under the merger agreement has been a cause of or resulted in such change in recommendation.

Termination Fee

The Company is required to pay Parent a termination fee of US$2.66 million in the event the merger agreement is terminated:

•

by Parent if the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied by June 28, 2016, or the board of directors of the Company has effected a change in the Company’s recommendation to the Company shareholders, has publicly recommended to the shareholders of the Company a Competing Transaction or has entered into an alternative acquisition agreement with respect to any Competing Transaction; provided that Company shall not be so obligated if the Company fails to perform certain of its obligations in relation to the securing or pledging of collateral as part of the financing of the merger because the Company or its relevant subsidiary does not receive the full amount of sales proceeds with respect to the contemplated sale of the Company’s advertising business;

•	by the Company or Parent if the merger is not completed by the June 28, 2016 or the required vote of the Company’s shareholders is not obtained at the extraordinary general meeting or any adjournment or postponement thereof if (A) at or prior to the time of such termination, a bona fide proposal or offer with respect to a Competing Transaction shall have been submitted, proposed or publicly announced or publicly made known to the Company, and not withdrawn, and (B) within six months after such termination the Company or any of its subsidiaries consummates such Competing Transaction with a third party (provided that all references to “15%” in the definition of “Competing Transaction” shall be deemed to be references to “50%” for this purpose);

•	by the Company if prior to the receipt of the required vote of the Company’s shareholders, (a) the board of directors has authorized the Company to enter into an alternative acquisition agreement with respect to a Superior Proposal in accordance with the terms of the merger agreement and (b) the Company concurrently with, or immediately after, the termination of the merger agreement enters into an alternative acquisition agreement with respect to such Superior Proposal.

Parent is required to pay the Company a termination fee of US$5.32 million in the event the merger agreement is terminated:

•	by the Company if Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied by June 28, 2016; or

•	by the Company if (a) all of the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger); (b) the Company has delivered to Parent an irrevocable written notice confirming that all of the conditions to the obligation of the Company to consummate the merger have been satisfied (or that the Company is willing to waive any unsatisfied conditions); and (c) Parent and Merger Sub fail to complete the closing of the merger within ten business days following the date on which the closing of the merger should have occurred pursuant to the merger agreement.

In the event that the Company or Parent fails to pay the applicable termination fee or any expenses when due and in accordance with the requirements of the merger agreement, the Company or Parent, as the case may be, is required to reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with collection of such unpaid termination fee or any expenses.

Except as described above or as otherwise provided in the merger agreement, whether or not the merger or any other transaction contemplated thereunder is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereunder will be paid by the party incurring such costs and expenses.

Remedies and Limitations on Liability

The parties to the merger agreement may be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement, in addition to any other remedy at law or equity.

The Company’s right to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief to enforce Parent’s obligation to consummate the merger and the transactions contemplated under the merger agreement is subject to (A) all conditions to the closing of the merger (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or waived, (B) the Company has irrevocably confirmed by notice to Parent that all conditions to the obligations of the Company have been satisfied or that it is willing to waive any unsatisfied conditions, and (C) the financing for the merger has been funded or the Lenders have irrevocably confirmed in writing that all conditions to funding have been satisfied and the financing will be funded or the Alternative Financing will be funded in accordance with its terms at the effective time.

The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement or any of the transactions contemplated thereunder are limited to a termination fee of US$5.32 million and US$2.66 million, respectively, reimbursement of certain expenses in the event the applicable termination fee is not paid when due and in accordance with the requirements of the merger agreement and, with respect to Company’s remedy only, the guarantee of such obligations pursuant to the Limited Guarantee. While Parent may pursue both a grant of specific performance and monetary damages, under no circumstances shall Parent be permitted or entitled to receive both such grant of specific performance and payment of the $2.66 million company termination fee.

Amendment; Waiver of Conditions

The merger agreement may be amended by an instrument in writing signed by each of the parties hereto at any time prior to the effective time; provided that, after the approval of the merger agreement and the transactions contemplated thereby by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration in exchange for which each Share will be cancelled upon consummation of the merger; provided further that certain sections of the merger agreement may not be amended or modified in a manner that is adverse to any source of financing to the merger, unless such source of financing executes such amendment or modification in writing.

At any time prior to the effective time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s shareholders or ADS holders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to object to the merger and receive payment of the fair value of their Shares (“Dissenters’ Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of objecting to the merger, you should carefully review the text of Annex C, particularly the procedural steps required to exercise Dissenters’ Rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your Dissenters’ Rights.

Requirements for Exercising Dissenters’ Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of his or her Shares upon dissenting to the merger.

The exercise of your Dissenters’ Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the merger, other than the right to seek relief on the grounds that the merger is void or unlawful. To exercise your Dissenters’ Rights, the following procedures must be followed:

•	you must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to approve the merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the merger is authorized by the resolution at the extraordinary general meeting;

•	within 20 days immediately following the date on which the vote approving the merger is made, the Company must give written notice of the authorization (“Approval Notice”) to all Dissenting Shareholders who have served a Notice of Objection;

•	within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), the Dissenting Shareholder must give a written notice of his decision to dissent (a “Notice of Dissent”) to the Company stating his name and address, the number and class of the Shares with respect to which he dissents and demanding payment of the fair value of his Shares. A Dissenting Shareholder must dissent in respect of all the Shares which he holds;

•	within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the plan of merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares;

•	if, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will acquire the Dissenting Shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the Dissenting Shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all Dissenting Shareholders who have served a Notice of Dissent and who have not agreed the fair value of their Shares with the Company, the petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filled a Notice of Dissent and who have not agreed the fair value of their Shares with the Company; and

•	if a petition is timely filed and served, the Grand Court will determine at a hearing at which Dissenting Shareholders are entitled to participate (a) the fair value of the Shares held by those shareholders and (b) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the registered shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If the Shares are held by a fiduciary, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are held by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a registered shareholder; however, the agent must identify the registered owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the registered holder. A person having a beneficial interest in Shares registered in the name of another person, such as a broker or nominee, must act promptly to cause the registered holder to follow the steps summarized above and in a timely manner to exercise whatever Dissenters’ Rights attached to the Shares.

You must be a registered holder of Shares in order to exercise your Dissenters’ Rights. A holder of ADSs who wishes to dissent must surrender his or her ADSs to the ADS depositary and pay the fee of ADS depositary to withdraw his or her Shares and then become a registered holder of such Shares and comply with the procedures described above in order to exercise the Dissenters’ Rights with respect to the Shares prior to the extraordinary general meeting. The ADS depositary will not exercise Dissenters’ Rights on behalf of a holder of ADSs, and any Notice of Dissent delivered to the ADS depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS depositary’s office at J.P. Morgan Chase Bank, N.A., at 1 Chase Manhattan Plaza, Floor 58, New York, NY 10005-1401, or via e-mail at adr_china_i&c@jpmorgan.com. If the merger is not completed, the Company would continue to be a public company in the U.S. and the Company’s ADSs would continue to be listed on NASDAQ. The Company’s Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the deposit agreement.

If you do not satisfy each of these requirements, you cannot exercise your Dissenters’ Rights and will be bound by the terms of the merger agreement and the plan of merger. Submitting a signed proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, will not alone entitle you to exercise your Dissenters’ Rights. You must send all notices to the Company to Attention: Raymond Huang, AirMedia Group Inc., 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the $3.00 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the per Share merger consideration of $6.00 is equal to the fair value of each of your Shares. You may also be responsible for the cost of any such proceedings.

The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenters’ Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenters’ Rights.

FINANCIAL INFORMATION

The following sets forth certain selected historical consolidated financial information of the Company. The financial data for the years ended December 31, 2013 and 2014 has been derived from the audited financial statements filed as part of the Company’s Annual Report on Form 20-F for the year ended December 31, 2014. The financial data for the six months ended June 30, 2014 and 2015, respectively, is unaudited, was prepared in accordance with U.S. GAAP and reflects adjustments made to the presentation of the selected consolidated statements of operations as a result of the Company’s sale of its advertising business in June 2015, accounting for such advertising business as discontinued operations. As a result, the financial data for the six months ended June 30, 2014 and 2015, respectively, is not presented herein on the same basis as those for the years ended December 31, 2013 and 2014. The financial data for the years ended December 31, 2013 and 2014 have not been revised to reflect the sale of the advertising business as discontinued operations and remain the same as in Company’s Annual Report on Form 20-F for the year ended December 31, 2014. The information set forth below is not necessarily indicative of future results and should be read in conjunction with “Item 5. Operating and Financial Review and Prospects’’ and the consolidated financial statements, related notes and other financial information included in the Company’s annual report on Form 20-F for the year ended December 31, 2014, which are incorporated into this proxy statement by reference. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such reports.

	For the years ended December 31,		Six months ended June 30,
Selected Consolidated Statements of Operations	2013	2014	2014	2015
	(US$’000)
Revenues	276,516	255,871	36,035	29,205
Business tax and other sales tax	(4,250)	(3,390)	(273)	(364)

Net revenues	272,266	252,481	35,762	28,841
Less: Cost of revenues	244,673	235,835	46,871	48,331

Gross profit	27,593	16,646	(11,109)	(19,490)

Operating expenses:
Selling and marketing (including share based compensation of nil and $144 in 2013 and 2014, respectively)	20,069	25,067	6,541	5,044
General and administrative (including share based compensation of $1,251 and $1,215 in 2013 and 2014, respectively)	25,723	26,337	9,675	7,036

Total operating expenses	45,792	51,404	16,16	12,080

Loss from operations	(18,199)	(34,758)	(27,325)	(31,570)
Interest income	1,213	1,340	531	212
Other income, net	3,822	2,214	691	218

Loss before income taxes and share of loss on equity method investments	(13,164)	(31,204)	(26,103)	(31,140)
Income tax (expenses)/benefits	1,713	(430)	(3,489)	(4,162)

Loss before share of income/(loss) on equity method investments	(11,451)	(31,634)	(29,592)	(35,302)
Share of income/(loss) on equity method investments	(69)	(192)	(134)	(274)

Net loss	(11,520)	(31,826)	(29,726)	(35,576)
Less: Net income/(loss) attributable to non-controlling Interests	(894)	(6,131)	(1,756)	(4,193)

Net loss attributable to AirMedia Group Inc.’s shareholders	(10,626)	(25,695)	(27,970)	(31,383)

	For the years ended December 31,		Six months ended June 30,
Selected Consolidated Statements of Operations	2013	2014	2014	2015
	(US$’000)
Net income from discontinued operations attributable to AirMedia Group Inc.’s shareholders	—	—	19,017	6,258
Net loss attributable to AirMedia Group Inc.’s shareholders	—	—	(8,953)	(26,125)

Net loss attributable to AirMedia Group Inc.’s shareholders per ordinary share basic	(0.09)	(0.22)	(0.23)	(0.26)
Net loss attributable to AirMedia Group Inc.’s shareholders per ordinary share diluted	(0.09)	(0.22)	(0.23)	(0.26)

Net income from discontinued operations attributable to AirMedia Group Inc.’s shareholders per ordinary share basic	—	—	0.16	0.05
Net income from discontinued operations attributable to AirMedia Group Inc.’s shareholders per ordinary share diluted	—	—	0.16	0.05

Net loss attributable to AirMedia Group Inc.’s shareholders per ordinary share basic	—	—	(0.08)	(0.21)
Net loss attributable to AirMedia Group Inc.’s shareholders per ordinary share diluted	—	—	(0.08)	(0.21)

Weighted average shares used in calculating net loss per ordinary share basic	120,386,635	119,304,773	119,186,897	120,571,140
Weighted average shares used in calculating net loss per ordinary share diluted	120,386,635	119,304,773	119,186,897	120,571,140

Weighted average shares used in calculating net income from discontinued operations per ordinary share basic	—	—	119,186,897	120,571,140
Weighted average shares used in calculating net income from discontinued operations per ordinary share diluted	—	—	119,833,940	125,256,034

Net loss	(11,520)	(31,826)	(29,726)	(35,576)
Other comprehensive income, net of tax:
Change in cumulative foreign currency translation adjustment	7,582	(6,874)	(5,106)	119
Other comprehensive (loss)/income	—	—	(5,106)	119

Comprehensive loss	(3,938)	(38,700)	(34,832)	(35,457)
Less: comprehensive income/ (loss) attributable to non-controlling interest	(593)	(6,591)	(2,228)	(4,189)

Comprehensive loss attributable to AirMedia Group Inc.’s shareholders	(3,345)	(32,109)	(32,604)	(31,268)

Selected Consolidated Balance Sheet Data	As of December 31, 2013	As of December 31, 2014	As of June 30, 2015
	(US$ in thousands)
Cash and cash equivalents	59,652	67,437	20,834
Total current assets	275,104	249,876	234,993

Total assets	402,791	395,597	350,794

Total current liabilities	111,087	125,266	107,125

Total non-current liabilities	361	1,459	1,371

Total liabilities	111,448	126,725	108,496

Total AirMedia Group Inc.’s shareholders’ equity	270,966	248,736	226,751
Non-controlling interests	20,377	20,136	15,547

Total equity	291,343	268,872	242,298

Total liabilities and equity	402,791	395,597	350,794

Ratio of Earnings to Fixed Charges

	As of December 31,		As of June 30,
	2013(2)	2014(2)	2015(2)
Ratio of earnings to fixed charges(1)	(9.2)%	(4.3)%	(1.3)%

(1)	The Company had losses for all periods presented. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of loss before income tax expenses from continuing operations and adjustment for equity loss of an equity investee. Fixed charges consist of interest expensed and interest capitalized. The ratio of earnings to fixed charges should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014 and the report on Form 6-K for the three months ended March 31, 2015 and June 30, 3015, respectively, which are incorporated into this proxy statement by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of Form 20-F and Form 6-K.
(2)	Earnings for the years ended December 31, 2013, 2014 and as of June 30, 2015 were inadequate to cover fixed charges by approximately $1.2 million, $1.3 million and $0.5 million.

Net Book Value per Share of Our Shares

The net book value per Share as of June 30, 2015 was approximately $1.98 based on the number of issued and outstanding Shares as of June 30, 2015 (excluding Shares and Shares represented by ADSs reserved by the Company for settlement upon exercise of Company Share Awards under any Share Incentive Plan).

TRANSACTIONS IN THE SHARES AND ADSs

Purchases by the Buyer Group

No member of the Buyer Group nor any of their respective affiliates has purchased any Shares or ADSs at any time within the past two years.

Purchases by the Company

On March 21, 2011, our board of directors authorized the repurchase of up to $20 million of our outstanding ADSs within two years from March 21, 2011. Subsequently, our board of directors approved to increase the size of our share repurchase program to $40 million from $20 million and to extend the date of the share repurchase program to March 20, 2014. The following tables set forth information about our repurchases made under this share repurchase program in the year ended December 31, 2014.

Period	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs
January 1, 2014 to January 31, 2014	0	N/A	0	22,584,659
February 1, 2014 to February 28, 2014	0	N/A	0	22,584,659
March 1, 2014 to March 31, 2014	0	N/A	0	22,584,659
April 1, 2014 to April 30, 2014	0	N/A	0	22,584,659
May 1, 2014 to May 31, 2014	0	N/A	0	22,584,659
June 1, 2014 to June 30, 2014	0	N/A	0	22,584,659
July 1, 2014 to July 31, 2014	0	N/A	0	22,584,659
August 1, 2014 to August 31, 2014	0	N/A	0	22,584,659
September 1, 2014 to September 30, 2014	0	N/A	0	22,584,659
October 1, 2014 to October 31, 2014	0	N/A	0	22,584,659
November 1, 2014 to November 30, 2014	0	N/A	0	22,584,659
December 1, 2014 to December 31, 2014	0	N/A	0	22,584,659
Total	0	N/A	0	N/A

Prior Public Offerings

Our ADSs, each representing two of our Shares, have been listed on NASDAQ since November 6, 2007 under the symbol “AMCN.” We completed our initial public offering of ADSs on November 6, 2007. We have not made any underwritten public offering of our securities since then.

Transactions in Prior 60 Days

Other than the merger agreement and agreements entered into in connection therewith including the Rollover Agreement, the Voting Agreement, the Limited Guarantee and the Debt Commitment Letter, and as disclosed above, there have been no transactions in the Company’s Shares or ADSs during the past 60 days by us, any of our officers or directors (including the Rollover Shareholders), Parent, Merger Sub, or any person with respect to which disclosure is provided in Annex D or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of our Shares as of the date of this proxy statement by:

•	each of our directors and executive officers;

•	our directors and executive officers as a group; and

•	each person known to us to own more than 5.0% of our ordinary shares.

	Ordinary Shares Beneficially Owned†
	Number	%
Directors and Executive Officers:
Herman Man Guo(1)	19,505,980	15.63
James Zhonghua Feng(2)	4,582,242	3.69
Richard Peidong Wu	*	*
Qing Xu(3)	2,600,000	2.11
Peixin Xu(6)	16,040,000	13.07
Conor Chiahung Yang	*	*
Shichong Shan	*	*
Dong Wen	—	—
Songzuo Xiang	*	*
Hua Zhuo	—	—
Bailing Zeng	*	*
Yunfeng Yu	*	*
Xudong Yang	*	*
Guozhong Ouyang	*	*
All directors and executive officers	45,765,384	35.37

Principal Shareholders:
Dan Shao(4)	20,584,214	16.77
Global Earning Pacific Limited(4)	20,000,000	16.29
Wealthy Environment Limited(5)	17,505,980	14.26
Bison Capital Media Limited(6)	16,040,000	13.07

*	Aggregate beneficial ownership of our company by such director or officer is less than 1% of our total outstanding ordinary shares.
†	Unless otherwise specified, the number of ordinary shares beneficially owned by each listed person or group in the chart above includes the ordinary shares such person or group has the right to acquire within 60 days of the date of this proxy statement. Percentage of beneficial ownership of each listed person or group is based on (1) 122,762,761 ordinary shares issued and outstanding as of the date of this proxy statement (excluding Shares and Shares represented by ADSs reserved by the Company for settlement upon exercise of Company Share Awards under any Share Incentive Plan), and (2) the number of ordinary shares such person or group has the right to acquire within 60 days of the date of this proxy statement.
(1)	Includes (i) 16,105,980 ordinary shares held by Wealthy Environment Limited, a British Virgin Islands company wholly owned by Mr. Herman Man Guo, (ii) 1,400,000 ordinary shares represented by American Depositary Shares held by Wealthy Environment Limited, (iii) 2,000,000 ordinary shares issuable upon exercise of options held by Mr. Guo that are exercisable within 60 days and excludes Shares beneficially owned by Dan Shao, wife of Mr. Herman Man Guo. Mr. Guo disclaims beneficial ownership of the ordinary shares held by each of Global Earning Pacific Limited and by Ms. Dan Shao.
(2)

Includes (i) 1,426,114 ordinary shares issuable upon exercise of options held by Mr. James Zhonghua Feng that are exercisable within 60 days, and (ii) 2,616,128 ordinary shares held by Ample Business International

Ltd., a British Virgin Islands company wholly owned by Mr. James Zhonghua Feng. The registered address of Ample Business International Ltd. is OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands.
(3)	Includes (i) 2,000,000 ordinary shares (of which 1,000,000 ordinary shares are in the form of ADSs) held by Mambo Fiesta Limited, a British Virgin Islands company wholly owned by Mr. Qing Xu, and (ii) 600,000 ordinary shares issuable upon exercise of options held by Mr. Xu that are exercisable within 60 days.
(4)	Includes (i) 20,000,000 ordinary shares held by Global Earning Pacific Limited and (ii) 584,214 ordinary shares represented by ADSs that Ms. Dan Shao purchased in one or more open market transactions. Global Earning Pacific Limited, a company incorporated in the British Virgin Islands, is wholly owned and controlled by Ms. Dan Shao, Mr. Herman Man Guo’s wife. The registered address of Global Earning Pacific Limited is OMC Chambers, Wickham Cay 1, Road Town Tortola, British Virgin Islands.
(5)	Includes (i) 16,105,980 ordinary shares held by Wealthy Environment Limited, and (ii) 1,400,000 ordinary shares represented by American Depositary Shares held by Wealthy Environment Limited. Wealthy Environment Limited, a company incorporated in the British Virgin Islands, is wholly owned and controlled by Herman Man Guo. The registered address of Wealthy Environment Limited is P.O. Box 173, Kingston Chambers, Road Town Tortola, British Virgin Islands.
(6)	The address of Bison Capital Media Limited is c/o Bison Capital Holding Company Limited, 609610, 21st Century Tower, 40 Liangmaqiao Road, Chaoyang District, Beijing, People’s Republic of China, 100016. Bison Capital Media Limited, a Cayman Islands company, is wholly owned by Bison Capital Holding Company Limited, a Cayman Islands company, which is in turn wholly owned by Ms. Fengyun Jiang, a citizen of Hong Kong Special Administrative Region. Ms. Jiang is the sole director of both Bison Capital Media Limited and Bison Capital Holding Company Limited. Ms. Jiang possesses the power to direct the voting and disposition of the shares owned by Bison Capital Media Limited and may be deemed to have beneficial ownership of such shares. Mr. Peixin Xu is the husband of Ms. Jiang and, as such, Mr. Xu may be deemed to beneficially own the 16,040,000 ordinary shares represented by ADSs held by Bison Capital Media Limited.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. However, if the merger is not completed, an annual general meeting is expected to be held in December in 2015.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to completion of the merger, including the authorization and approval of the merger agreement by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the cash position of the Company and its subsidiaries at the effective time;

•	debt financing may not be funded at the effective time of the merger because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the merger not being completed promptly or at all;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger or any other matters, including the SEC’s investigation into whether there have been any past violations of the federal securities laws related to the Company; and

•	other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2014. Please see “Where You Can Find More Information” beginning on page 98 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://ir.airmedia.net.cn. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the merger is a going private transaction, the Company and the Buyer Group have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s Annual Report on Form 20-F for the year ended December 31, 2014 filed with the SEC on April 24, 2015 is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC on August 27, 2015 and September 30, 2015 are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this proxy statement.

We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to AirMedia Group Inc. at the address and phone numbers provided in this proxy statement. The opinion and presentation materials prepared by Duff & Phelps for the special committee referenced in this proxy statement will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of the Shares or his, her or its representative who has been so designated in writing.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN

THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED             , 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

AIRMEDIA HOLDINGS LTD.,

AIRMEDIA MERGER COMPANY LIMITED

and

AIRMEDIA GROUP INC.

Dated September 29, 2015

AGREEMENT AND PLAN OF MERGER, dated September 29, 2015 (this “Agreement”), among AirMedia Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), AirMedia Merger Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and AirMedia Group Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Islands Companies Law Cap. 22 (2013 Revision, as consolidated, revised and amended) (the “CICL”), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee of the Company Board (the “Special Committee”), has (i) determined that it is in the best interests of the Company and its shareholders (other than holders of the Excluded Shares), and declared it advisable, to enter into this Agreement and the Plan of Merger (as defined below), (ii) approved the execution, delivery and performance of this Agreement, the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger (collectively, the “Transactions”), and (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company at the Shareholders’ Meeting (as defined below);

WHEREAS, as an inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of Mr. Herman Guo, Wealthy Environment Limited, Ms. Dan Shao and Global Earning Pacific Limited (each a “Guarantor” and collectively, the “Guarantors”) has executed and delivered to the Company a limited guarantee, dated the date hereof, in favor of the Company pursuant to which such Guarantor is guaranteeing certain obligations of Parent and Merger Sub under this Agreement (each a “Limited Guarantee” and collectively, the “Limited Guarantees”);

WHEREAS, each of the boards of directors of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, and (ii) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger, and the sole member of Merger Sub has authorized and approved the Plan of Merger by special resolution; and

WHEREAS, as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (a) each of the Rollover Shareholders has executed and delivered to Parent a rollover agreement (the “Rollover Agreement”), dated the date hereof, providing that, among other things and subject to the terms and conditions set forth therein, the Rollover Shareholders each agree to receive no consideration for the cancellation of certain Shares (as defined below) held by each of them as set forth therein, and will subscribe for or otherwise receive, or cause such Rollover Shareholder’s affiliates to subscribe for or otherwise receive, newly issued shares of Parent, at or immediately prior to the Effective Time, and (b) each of the Rollover Shareholders and certain other shareholders named therein have executed and delivered to Parent a voting agreement (the “Voting Agreement”), dated the date hereof, providing that, among other things and subject to the terms and conditions set forth therein, such shareholders will vote their respective Shares in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CICL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Company”) under the laws of the Cayman Islands as a wholly-owned subsidiary of Parent.

Section 1.02 Closing; Closing Date.

Unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the closing for the Merger (the “Closing”) shall take place at 10:00 a.m. (Hong Kong time) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 42/F Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong on the third Business Day following the day on which the last to be satisfied or, if permissible, waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if applicable, waiver of those conditions) shall be satisfied or, if permissible, waived in accordance with this Agreement (such date when the Closing actually occurs being the “Closing Date”).

Section 1.03 Effective Time.

Subject to the provisions of this Agreement, as early as practical on the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “Plan of Merger”) substantially in the form set out in Annex A and the parties shall file the Plan of Merger and other documents required under the CICL to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL. The Merger shall become effective upon the date when the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands, or as specified in the Plan of Merger in accordance with the CICL (the “Effective Time”).

Section 1.04 Effects of the Merger.

The Merger shall have the effect specified in the CICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Company shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the CICL.

Section 1.05 Memorandum and Articles of Association of Surviving Company.

At the Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the memorandum and articles of association of the Surviving Company until thereafter amended as provided by law and such memorandum and articles of association; provided, however, that, at the Effective Time, Article I of the memorandum of association of the Surviving Company shall be amended to read as follows: “The name of the corporation is AirMedia Group Inc.,” and the articles of association of the Surviving Company shall be amended to refer to the name of the Surviving Company as “AirMedia Group Inc.”

Section 1.06 Directors and Officers.

The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company upon the Effective Time, and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company upon the Effective Time, in each case, except as otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

ARTICLE II

EFFECT ON ISSUED SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.01 Effect of Merger on Issued Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a) each ordinary share, par value US$0.001 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs (as defined below)) shall be cancelled in consideration and exchange for the right to receive US$3.00 in cash per Share without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.04;

(b) each American Depositary Share, representing two (2) Shares (an “ADS” or collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) shall be cancelled in consideration for the right to receive US$6.00 in cash per ADS without interest (the “Per ADS Merger Consideration”), pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement, and in the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail;

(c) all of the Shares, including Shares represented by ADSs (other than the Excluded Shares and the Dissenting Shares), shall cease to exist and shall thereafter represent only the right to receive the Per Share Merger Consideration or Per ADS Merger Consideration without interest, and the register of members of the Company shall be amended accordingly;

(d) each of the Excluded Shares and ADSs representing such Excluded Shares issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and shall cease to exist without payment of any consideration or distribution therefor;

(e) each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 2.03;

(f) each ordinary share, par value US$1.00 each, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value US$1.00 each, of the Surviving Company. Such ordinary shares shall constitute the only issued and outstanding share capital of the Surviving Company; and

(g) the Surviving Company shall amend its register of members to reflect the transactions set forth in this Section 2.01.

Section 2.02 Share Incentive Plans and Outstanding Company Share Awards.

(a) At the Effective Time, the Company shall (i) terminate each of the Company’s Share Incentive Plans, and any relevant award agreements applicable to the Share Incentive Plans, and (ii) cancel each Company Share Award that is outstanding and unexercised, whether or not vested or exercisable.

(b) Each former holder of a Company Share Award, whether vested or unvested, that is cancelled at the Effective Time shall, in exchange thereof, be paid by the Surviving Company or one of its Subsidiaries, as soon as practicable after the Effective Time (without interest), a cash amount equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Company Share Award and (ii) the number of Shares underlying such Company Share Award; provided that if the Exercise Price of any such Company Share Award is equal to or greater than the Per Share Merger Consideration, such Company Share Award shall be cancelled without any payment therefor.

(c) At or prior to the Effective Time, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall pass any resolutions that are reasonably necessary to effectuate the provisions of this Section 2.02. Promptly following the date hereof, the Company shall deliver written notice to each holder of Company Share Awards informing such holder of the effect of the Merger on their Company Share Awards.

Section 2.03 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger (the “Dissenter Right”) in accordance with Section 238 of the CICL (collectively, the “Dissenting Shares”; holders of Dissenting Shares being referred to as “Dissenting Shareholders”) shall at the Effective Time be cancelled and cease to exist, and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the CICL, except that all Shares held by Dissenting Shareholders who shall have withdrawn or lost their Dissenter Rights in respect of such Shares under Section 238 of the CICL shall thereupon (i) not be deemed to be Dissenting Shares and (ii) be and be deemed to have been cancelled and cease to exist as of the Effective Time, and converted into, and to have become exchanged for the right of the holder thereof to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.04.

(b) The Company shall give Parent (i) prompt notice of any notices of objection or notice of dissent to the Merger or demands for appraisal under Section 238 of the CICL received by the Company, attempted withdrawals of such objections, dissents or demands, and any other instruments served pursuant to the CICL and received by the Company relating to its shareholders’ Dissenter Rights and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CICL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any exercise of Dissenter Rights or any demands for appraisal or offer to settle any such Dissenter Rights or demands or approve any withdrawal of any such Dissenter Rights or demands.

(c) In the event that any written notices of dissents or objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the CICL, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to section 238(4) of the CICL within two (2) days of the approval and authorization of the Merger by shareholders of the Company at the Shareholders’ Meeting (as defined below).

Section 2.04 Exchange of Share Certificates, etc.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a paying agent that is reasonably satisfactory to the Company (such consent not to be unreasonably withheld, conditioned or delayed) to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Sections 2.01(a), 2.01(b) and 2.02 (collectively, the “Merger Consideration”) and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, ADSs and Company Share Awards (other than Excluded Shares), cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. As promptly as practicable after the Effective Time, the Surviving Company shall cause the Paying Agent to mail (or in the case of the Depositary, deliver) or otherwise disseminate to each Person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and the Company, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of Shares (other than the Excluded Shares and the Dissenting Shares) shall be effected and contain such other provisions as Parent and the Company may mutually agree); and (ii) instructions for use in effecting the surrender of any issued share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) or non-certificated Shares represented by book entry (“Uncertificated Shares”) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of such Share Certificate as provided in Section 2.04(c)) and each registered holder of Uncertificated Shares shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of such Share Certificate as provided in Section 2.04(c)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and the Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) multiplied by (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs with respect to each ADS held by them (other than ADSs representing the Excluded Shares) upon surrender by them of each ADS. The Surviving Company will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding taxes, if any) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs for each ADS (other than the ADS cancellation fee, which shall be payable in accordance with the Deposit Agreement). No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs pursuant to the provisions of this Article II. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, the Per Share Merger Consideration in respect of each such Share may be paid to such transferee upon delivery of evidence to the satisfaction of Parent (or any agent designated by Parent) of such transferee’s entitlement to the relevant Share and evidence that any applicable share transfer taxes have been paid or are not applicable.

(c) Lost Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Company or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of the Shares represented by such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a).

(d) Untraceable Shareholders. Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Shares or ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Depositary, as applicable, of their current contact details prior to the Effective Time. A holder of Shares or ADSs will be deemed to be untraceable if (i) such Person has no registered address in the register of members (or branch register) maintained by the Company or the Depositary, as applicable, or (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such Person either (x) has been sent to such Person and has been returned undelivered or has not been cashed, or (y) has not been sent to such Person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, or (iii) notice of the shareholders’ meeting convened to vote on the Merger (the “Shareholders’ Meeting”) has been sent to such Person and has been returned undelivered. Dissenting Shareholders and holders of Shares or ADSs who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Company.

(e) Adjustments to Merger Consideration. The Per Share Merger Consideration and the Per ADS Merger Consideration shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares, change or readjustment in the ratio of Shares represented by each ADS or other like change with respect to Shares occurring, or with a record date, on or after the date hereof and prior to the Effective Time.

(f) Investment of Exchange Fund. The Exchange Fund, pending its disbursement to the holders of Shares and ADSs, shall be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Company in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding US$1 billion. Earnings from investments shall be the sole and exclusive property of the Surviving Company.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any income or proceeds thereof or of any investment thereof) that remains undistributed to the holders of Shares or ADSs for six (6) months after the Effective Time shall be delivered to the Surviving Company upon demand, and any holders of Shares (other than the Excluded Shares) and ADSs that were issued and outstanding immediately prior to the Effective Time who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company for the cash to which they are entitled pursuant to Sections 2.01(a), 2.01(b) and 2.02. Any portion of the Exchange Fund remaining unclaimed by holders of Shares and ADSs as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

(h) No Liability. None of the Paying Agent, the Rollover Shareholders, Parent, the Surviving Company or the Depositary shall be liable to any holder of Shares for any such Shares (including Shares represented by ADSs, dividends or distributions with respect thereto) or Company Share Awards, for any amount delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i) Withholding Rights. Each of Parent, the Surviving Company, Merger Sub, the Paying Agent and the Depositary (and any other Person that has a withholding obligation pursuant to this Agreement), without double counting, shall only be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares, ADSs or Company Share Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under (i) any provision of U.S. federal, state or local tax laws that are either compensatory-related withholding with respect to holders of Company Share Awards on account of their Company Share Awards or U.S. federal backup withholding tax or any similar state or local withholding obligations to a payee that does not provide the required documentation with respect to its U.S. tax status or (ii) any PRC tax laws that is compensatory-related withholding with respect to holders of Company Share Awards on account of their Company Share Awards. In the event that Parent, the Surviving Company, Merger Sub, the Paying Agent, or the Depositary (or any other Person that has a withholding obligation pursuant to this Agreement) determines that any such permitted deduction or withholding is required to be made from any amounts payable pursuant to this Agreement, such Person shall promptly inform the Special Committee and the other parties hereto of such determination and provide them with a reasonably detailed explanation of such determination and the parties hereto shall consult with each other in good faith regarding such determination. To the extent that such permitted amounts are so withheld by Parent, the Surviving Company, Merger Sub, the Paying Agent or the Depositary (or such other Person), as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, ADSs or Company Share Awards in respect of which such deduction and withholding was made by Parent, the Surviving Company, Merger Sub, the Paying Agent or the Depositary (or such other Person), as the case may be.

Section 2.05 No Transfers. From and after the Effective Time, (a) no transfers of Shares shall be effected in the register of members of the Company, and (b) the holders of Shares (including Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent or Surviving Company for transfer or any other reason shall be canceled (except for the Excluded Shares and the Dissenting Shares) in exchange for the right to receive the cash consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

Section 2.06 Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to JPMorgan Chase Bank, N.A. (the “Depositary”) to terminate the deposit agreement between the Company, the Depositary and all holders from time to time of American depositary receipts issued thereunder and as filed with the Securities and Exchange Commission (the “SEC”) on November 2, 2007 (the “Deposit Agreement”) in accordance with its terms.

Section 2.07 Agreement of Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 238(8) of the CICL.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection to the extent it is reasonably apparent that such information is relevant to such other section or subsection), which disclosures shall be deemed to be disclosed to Parent and Merger Sub and to qualify the representations and warranties of the Company to Parent and Merger Sub only to the extent that it is reasonably apparent from a reading of such disclosures that such disclosures are relevant to a particular representation and warranty, or (b) as set forth in the Company SEC Reports (as defined below))(other than in any “risk factor” disclosure or any other forward-looking statements or other disclosures included in such Company SEC Reports to the extent that such statements or disclosures are generally cautionary, predicative or forward-looking in nature, in each case other than any specific factual information contained therein), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.01 Organization and Qualification.

(a) Each of the Group Companies is duly organized, validly existing and, where such concept is recognized, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted except to the extent the failure of such Group Company to be so organized, existing or in good standing would not have a Material Adverse Effect. Each Group Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified, licensed or in good standing that would not have a Material Adverse Effect.

(b) A true and complete list of all Subsidiaries of the Company as of the date hereof, together with the jurisdiction of organization of each such Subsidiary and the percentage of the outstanding issued share capital or registered capital, as the case may be, of each such Subsidiary owned by the Company as of the date hereof, is set forth in Section 3.01(b) of the Company Disclosure Schedule. Except for the Company and its Subsidiaries as disclosed in Section 3.01(b) of the Company Disclosure Schedule, as of the date hereof, (i) there are no other corporations, partnerships, joint ventures, associations, or entities that are material to the business of the Company and its Subsidiaries, taken as a whole, through which any Group Company conducts business and in which a Group Company owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same, and (ii) no Group Company is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership, or similar arrangement, that is material to the business of the Company and its Subsidiaries, taken as a whole.

Section 3.02 Memorandum and Articles of Association.

The memorandum and articles of association or equivalent organizational documents, each as amended as of the date hereof, of the Company and each of its Subsidiaries are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

Section 3.03 Capitalization.

(a) The authorized share capital of the Company is $1,000,000, divided into 900,000,000 Shares and 100,000,000 preferred shares of a par value of US$0.001 per share (collectively, the “Preferred Shares”). As of September 28, 2015, 12:00pm New York time, (i) 127,662,057 Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, (ii) no Shares are held in the treasury of the Company, and (iii) no Preferred Shares are issued and outstanding. Except for this Agreement, the Company Share Awards, the Voting Agreement and the Rollover Agreement, there are no options, warrants, preemptive rights, conversion rights, redemption rights, share appreciation rights, repurchase rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares or securities of, or other equity interests in the Company or any of its Subsidiaries. The Company does not have outstanding, as of the date hereof, any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(b) Section 3.03(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Share Award outstanding as of September 28, 2015 12:00pm New York time: (i) the name of the Company Share Award recipient; (ii) the number of Shares subject to such Company Share Award; (iii) the exercise or purchase price of such Company Share Award, if applicable; (iv) the date on which such Company Share Award was granted; (v) the vesting schedule and other vesting conditions (if any) of such Company Share Award; and (vi) the date on which such Company Share Award expires.

(c) The Company has made available to Parent accurate and complete copies of (x) the Share Incentive Plans pursuant to which the Company has granted the Company Share Awards that are currently outstanding, and (y) a form of award agreement evidencing such Company Share Awards.

(d) There are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any share capital or registered capital, as the case may be, of any Group Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company’s Subsidiaries or any other Person other than in the ordinary course of business or pursuant to any share repurchase policy or plan existing on the date hereof.

(e) The outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is duly authorized, validly issued and non-assessable, and the portion of the outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is owned by the relevant Group Company free and clear of all Liens, other than Permitted Liens. Subject to limitations imposed by applicable Law and other than as restricted by Permitted Liens, such Group Company has the unrestricted right to vote, and to receive dividends and distributions on, all such equity securities of its Subsidiaries.

Section 3.04 Authority Relative to This Agreement; Fairness.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, the Plan of Merger and the consummation by the Company of the Transactions have been duly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the Plan of Merger and the consummation by it of the Transactions, in each case, subject only, if necessary, to the authorization and approval of this Agreement, the Plan of Merger and the Merger by the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the Shareholders’ Meeting (the “Requisite Company Vote”) in accordance with Section 233(6) of the CICL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”).

(b) The Company Board, acting upon the unanimous recommendation of the Special Committee, has, as of the date hereof, (i) determined that this Agreement, the Plan of Merger and the Transactions, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company and its shareholders (other than the holders of Excluded Shares), (ii) approved and declared advisable this Agreement, the Plan of Merger and the Transactions, and (iii) resolved to recommend that the holders of the Shares, if required by applicable Law, approve and authorize this Agreement, the Plan of Merger and the Transactions (the “Company Recommendation”). The Company Board, acting upon the unanimous recommendation of the Special Committee, has, as of the date hereof, directed that this Agreement, the Plan of Merger and the Transactions be submitted to holders of Shares for authorization and approval.

(c) The Special Committee has received the written opinion of Duff & Phelps, LLC, dated the date of this Agreement, to the effect that, , subject to the limitations, qualifications and assumptions set forth therein and as of the date hereof, the Merger Consideration to be received by holders of Shares and ADSs (in each case, other than the holders of Excluded Shares) is fair, from a financial point of view, to such holders.

Section 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the Plan of Merger by the Company do not, and the performance of this Agreement and the Plan of Merger by the Company and the consummation of the Transactions will not, (i) assuming that the Requisite Company Vote is obtained, conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any other Group Company, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the matters referred to in Section 3.05(b) are complied with and the Requisite Company Vote (if necessary) is obtained, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of any Governmental Authority (“Law”) applicable to any Group Company or by which any property or asset of any Group Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any property or asset of any Group Company pursuant to, any Contract to which any Group Company is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for any such breaches, defaults or other occurrences which would not have a Material Adverse Effect.

(b) The execution and delivery of this Agreement and the Plan of Merger by the Company do not, and the performance of this Agreement and the Plan of Merger by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any nation or government, any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal (each, a “Governmental Authority”), except (i) for compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3 which shall incorporate by reference the Proxy Statement and the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC, if any, on such documents), (ii) for compliance with the rules and regulations of NASDAQ Global Select Market (“NASDAQ”), (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL, and (iv) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not have a Material Adverse Effect.

Section 3.06 Permits; Compliance with Laws.

(a) Except as would not have a Material Adverse Effect, each Group Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease, operate and use its properties and assets or to lawfully carry on its business as it is now being conducted (the “Material Company Permits”) as of the date hereof. No suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened.

(b) No Group Company (i) is in default, breach or violation of any Law applicable to it (including any Laws applicable to its business and any Laws related to the protection of personal data) or by which any of its share, security, equity interest, property or asset is bound or affected, or (ii) has received any notice or communication in writing of any material non-compliance with any applicable Laws that has not been cured.

(c) Except as would not have a Material Adverse Effect, to the knowledge of the Company, no Group Company or any directors, officers, employees or agents that act on behalf of a Group Company (the “Company Representative”) have violated any Anticorruption Laws, nor has any Group Company or any Company Representative offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of Anything of Value, to any Government Official or to any Person under circumstances where a Group Company or any Company Representative knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a Person:

(i) for the purpose of: (A) influencing any act or decision of a Government Official in his or her official capacity; (B) inducing a Government Official to do or omit to do any act in violation of their lawful duties; (C) securing any improper advantage; (D) inducing a Government Official to influence or affect any act or decision of any Government Entity; or (E) assisting a Group Company or any Company Representative in obtaining or retaining business for or with, or directing business to, a Group Company or any Company Representative; or

(ii) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

(d) No Group Company has conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anticorruption Law. No Group Company or any Company Representative has received any notice, request or citation for any actual or potential noncompliance with any of the foregoing in this Section 3.06(d).

(e) No officer, director or employee of any Group Company is a Government Official.

(f) Each Group Company has maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and, Government Officials to the extent required by GAAP.

(g) No Group Company nor, to the knowledge of the Company, any Company Representative (i) is currently subject to any U.S. economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department; or (ii) has violated, or operated not in compliance with, any applicable economic sanctions, export restrictions, anti-boycott regulations or embargo regulations.

(h) This Section 3.06 does not relate to Taxes, which are the subject of Section 3.15.

Section 3.07 SEC Filings; Financial Statements.

(a) The Company has filed or furnished, as applicable, all forms, reports and documents required to be filed by it with the SEC since January 1, 2014 and prior to the date hereof (collectively, the “Company SEC Reports”), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. No Subsidiary of the Company has filed or furnished, or is required to file or furnish, any form, report or other document with the SEC. The Company SEC Reports did not contain, when filed or furnished, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports complied, or in the case of Company SEC Reports filed after the date of this Agreement, will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, or in the case of Company SEC Reports filed after the date of this Agreement, will fairly present, in all material respects, the consolidated balance sheets of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated statements of operations and changes in shareholders’ equity and comprehensive income for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that are not material in the aggregate and the exclusion of certain notes in accordance with the published rules promulgated by the SEC relating to unaudited financial statements). Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis (“GAAP”), except as specifically indicated in the notes thereto.

(c) The Company has implemented disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the Company’s chief executive officer and chief financial officer or other Persons performing similar functions by others within those entities.

(d) Except as and to the extent set forth on the audited annual report of the Group Companies filed with the SEC on April 24, 2015, including the notes thereto (the “2014 Annual Report”), no Group Company has outstanding (i) any Indebtedness or any commitments therefor, or (ii) any financial liability or obligation (whether accrued, absolute, determined, determinable, fixed, contingent or otherwise), except for financial liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since December 31, 2014, (ii) incurred pursuant to this Agreement or in connection with the Transactions or (iii) that would not have a Material Adverse Effect.

(e) The Company is in compliance with the applicable listing and corporate governance rules and regulations of the NASDAQ, subject to availing itself of any “home country” exemption from such rules and regulations available to a “foreign private issuer” (as defined under the Exchange Act and under the relevant rules and regulations of the NASDAQ).

Section 3.08 Proxy Statement.

The information supplied by the Company for the inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company shall not, (i) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting, contain any statement of a material fact which, at the time and in the light of the circumstances under which it is made, is false or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any statement of a material fact which, at the time and in the light of the circumstances under which it is made, is false or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 3.09 Absence of Certain Changes or Events.

Except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and except as expressly contemplated by this Agreement, since December 31, 2014, the Group Companies have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and there has not been any Material Adverse Effect.

Section 3.10 Absence of Litigation.

Except as would not have a Material Adverse Effect, as of the date hereof, there is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened in writing against any Group Company, or any share, security, equity interest, property or asset of any Group Company, before any Governmental Authority. As of the date hereof, no Group Company, nor any share, security, equity interest, or material property or asset of any Group Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order of any Governmental Authority, except as would not have a Material Adverse Effect.

Section 3.11 Employment Matters.

(a) Except as would not have a Material Adverse Effect, each Group Company (i) is in compliance in all material respects with all applicable Laws relating to employment and employment practices, including those related to wages, work hours, shifts, overtime, holidays and leave, collective bargaining terms and conditions of employment and the payment and withholding of social security Taxes or any other Taxes and other sums as required by the appropriate Governmental Authority, (ii) has, in all material respects, withheld and paid to the appropriate Governmental Authority, or are holding for payment not yet due to such Governmental Authority, the amounts required to be withheld from or paid with respect to Employees (including the withholding and payment of individual income Taxes), and (iii) is not liable for any material arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. To the Company’s knowledge there is no material claim with respect to payment of wages, salary, commission or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed or engaged by any Group Company. To the Company’s knowledge, no Group Company is a party to, or otherwise bound by, any material consent decree with, or citation by, any Governmental Authority relating to persons employed or engaged by it or their labor or employment practices. There is no material charge or proceeding with respect to a material violation of any occupational safety or health standards that has been asserted or, to the Company’s knowledge is now pending or threatened in writing with respect to any Group Company.

(b) Except as would not have a Material Adverse Effect, with respect to each material benefit and compensation plans (the “Company Benefit Plans”) covering current (including those on layoff, disability or leave of absence, whether paid or unpaid) employees, officers, consultants, independent contractors providing individual services, agents or directors of the Company or any Subsidiary of the Company (collectively, “Employees”), each Company Benefit Plan is operated and administered in compliance with the provisions thereof and all applicable legal requirements in all material respects. Each contribution or other payment that is required to have been accrued or made under or with respect to any Company Benefit Plan has been duly accrued and made on a timely basis in all material respects. There are no material claims (other than for benefits incurred in the ordinary course) or legal proceedings pending, or, to the knowledge of the Company, threatened in writing against any Company Benefit Plan or against the assets of any Company Benefit Plan.

(c) The Company is not obligated, pursuant to any of the Company Benefit Plans or otherwise, to newly grant any options or other rights to purchase or acquire Shares to any Employees, consultants or directors of the Company after the date hereof.

Section 3.12 Labor Matters.

No Group Company is party to any labor or collective bargaining agreements which pertain to Employees of the Company or any of its Subsidiaries.

Section 3.13 Real Property; Title to Assets.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Group Companies (“Owned Real Property”). Each of the Group Companies has good title, validly granted land use rights or building ownership rights, as applicable, to each parcel of Owned Real Property, free and clear of all Liens (except for Permitted Liens). There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein.

(b) Section 3.13(b) of the Company Disclosure Schedule sets forth all leases, subleases and other agreements (the “Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (and all modifications, amendments and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) (“Leased Real Property”). Each Real Property Lease constitutes a valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and is in full force and effect. All rent and other sums and charges payable by the Group Companies as tenants under each Real Property Lease are current, no termination event or condition or uncured default of a material nature on the part of the Company or any such Subsidiary or, to the Company’s knowledge, the landlord, exists under any Real Property Lease. Each of the Group Companies has a good and valid leasehold interest in each parcel of Leased Real Property, free and clear of all Liens (except for Permitted Liens).

(c) No party to any such Real Property Leases has given notice to the Company or any of its Subsidiaries of or made a claim against the Company or any of its Subsidiaries with respect to any material breach or default thereunder.

(d) Except as would not have a Material Adverse Effect, the Group Companies have good title to, or a valid and binding leasehold interest in, all other material properties and assets (excluding Owned Real Property, Leased Real Property and Intellectual Property), in each case free and clear of all Liens (other than Permitted Liens).

Section 3.14 Intellectual Property.

(a) The Group Companies own or have a valid and enforceable right or license to use (in substantially the manner in which the same is being used on the date hereof), all Intellectual Property that is used by the Group Companies and material to the business of the Group Companies taken as a whole. With respect to each item of Intellectual Property owned by any Group Company that is material to the business of the Group Companies taken as a whole (“Company Owned Intellectual Property”), such Group Company is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property free and clear of all encumbrances (other than licenses granted to any Person in the ordinary course of business), and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business. The Company Owned Intellectual Property has not been adjudged invalid or unenforceable in whole or in part in a proceeding before any Governmental Authority against any Group Company.

(b) With respect to each item of Intellectual Property licensed to any Group Company that is material to the business of the Group Companies taken as a whole (“Company Licensed Intellectual Property”), such Group Company has the right to use such Company Licensed Intellectual Property in the continued

operation of its respective business in accordance with the terms of the license agreement (to which such Group Company is a party) governing such Company Licensed Intellectual Property. To the knowledge of the Company, all registrations with any Governmental Authority in respect of the Company Owned Intellectual Property are valid and in full force and effect.

(c) Neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect in material respects any Group Company’s rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

(d) The Group Companies have taken commercially reasonable measures to protect the confidentiality, integrity and security of confidential or proprietary information, and trade secrets of the Group Companies, confidential or proprietary information and trade secrets entrusted to the Company or any of its Subsidiaries by their customers, clients, or other Persons to whom the Company or any of its Subsidiaries owes a duty or obligation under applicable Law or any Contract to maintain the security or confidentiality thereof, and confidential or proprietary information and trade secrets developed by the Company or any of its Subsidiaries but based on Contract or operation of applicable Law belonging to their customers, clients or other Persons, and regarding which the Company or any of its Subsidiaries owes a duty or obligation under applicable Law or any Contract to maintain the security or confidentiality thereof (together, the “Trade Secrets”); and (ii) to the knowledge of the Company, and except as would have a Material Adverse Effect, no Trade Secrets owned by the Group Companies have been obtained from the Group Companies by or disclosed by the Group Companies to, any Third Party, except pursuant to and in accordance with valid non-disclosure and/or license agreements or pursuant to duties or obligations arising by operation of applicable Law.

(e) To the knowledge of the Company, the conduct of the business of each Group Company as currently conducted is not infringing upon or misappropriating any Intellectual Property rights, including rights of privacy and publicity, of any third party. There are no pending or, to the knowledge of the Company, threatened written claim or proceeding before any Governmental Authority by any Person against any Group Company alleging infringement, dilution, or misappropriation by such Group Company of the Intellectual Property rights of such Person, demands or unsolicited offers for such Group Company to license any Intellectual Property from such Person, or challenges to the validity, enforceability or ownership of, or the right to use, any Company Owned Intellectual Property. To the knowledge of the Company, no Person is infringing, diluting or misappropriating any Company Owned Intellectual Property. The representations and warranties set forth in this Section 3.14(e) are the sole and exclusive representations and warranties of the Company concerning matters relating to infringement, dilution, misappropriation or other violation of any Intellectual Property rights.

Section 3.15 Taxes.

Except as would not have a Material Adverse Effect:

(a) Each Group Company has timely filed all Tax returns and reports required to be filed by it and has paid and discharged all Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings. All such Tax returns are true, accurate and complete in all material respects. As of the date hereof, no taxing authority or agency is asserting or, to the knowledge of the Company, threatening to assert against any Group Company any deficiency or claim for any material Taxes or interest thereon or penalties in connection therewith. As of the date hereof, there are no pending or, to the knowledge of the Company, threatened Actions for the assessment or collection of Taxes against any Group Company. Each Group Company has properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law. No Group Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax which, in either case, is still outstanding. There are no unresolved claims by a Governmental Authority in a jurisdiction where any Group Company does not file Tax returns that such Group Company is or may be subject to taxation by that jurisdiction.

(b) The Company does not take the position for tax purposes that it is a “resident enterprise” of the PRC or tax resident in any jurisdiction other than its jurisdiction of formation. To the knowledge of the Company, neither the Company nor any Subsidiary was, for the taxable year ended December 31, 2014, treated as a “passive foreign investment company” within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended.

(c) Each Group Company has, in accordance with applicable Law, duly registered with the relevant Governmental Authority, obtained and maintained the validity of all national and local tax registration certificates and complied with all requirements imposed by such Governmental Authorities. No submissions made to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates contained any misstatement or omission that would have affected the granting of such Tax exemptions, preferential treatments or rebates. As of the date hereof, no suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates is pending or, to the Company’s knowledge threatened.

(d) As of the date hereof, no Group Company has received any written notice in relation to or is aware of any event that may result in repeal, cancellation, revocation, or return of any Tax credits or Tax holidays.

Section 3.16 No Secured Creditors; Solvency.

(a) No Group Company has any secured creditors holding a fixed or floating charge or security interest.

(b) No Group Company has taken any steps to effect or commence any liquidation, dissolution, restructuring, reorganization or otherwise seek protection pursuant to any bankruptcy or insolvency law, nor does the Company have any knowledge or reason to believe that its creditors intend to initiate any involuntary bankruptcy proceedings or any knowledge of any fact which would reasonably lead a creditor to do so. Each Group Company and the Group Companies on a consolidated basis are not, as of the date hereof, and after giving effect to the Transactions to occur at the Closing will not be, Insolvent.

Section 3.17 Material Contracts.

(a) Subsections (i) through (iv) of Section 3.17(a) of the Company Disclosure Schedule list the following types of Contracts, arrangements or understandings (other than the Company Benefits Plans) to which any Group Company is a party (such Contracts as are required to be set forth in Section 3.17(a) of the Company Disclosure Schedule being the “Material Contracts”), and none of the Company or any of its Subsidiaries is a party to or bound by any Material Contracts not listed in Section 3.17(a) of the Company Disclosure Schedule:

(i) all Contracts relating to any credit, loan or facility arrangement, guarantee or other security arrangement, or Indebtedness (whether or not incurred, assumed, guaranteed or secured by any asset of any Group Company) with a principal amount in excess of US$10,000,000 for each such Contract individually, other than any Indebtedness between or among any of the Company and the Subsidiaries wholly-owned or controlled by the Company;

(ii) all joint venture contracts, strategic cooperation or partnership arrangements (including cooperation or long-term agency contracts entered into at the corporate headquarters level with insurance companies), or other agreements involving a sharing of profits, losses, costs or liabilities by any Group Company entered into on or after December 31, 2014 that is material to the business of the Company and its Subsidiaries taken as a whole;

(iii) all Contracts relating to the purchase or sale of any shares or securities of, or other equity interests in, any Group Company (other than any Share Incentive Plans) that has a fair market value or purchase price of more than US$10,000,000; and

(iv) each license agreement that is material to the business of the Group Companies, taken as a whole, pursuant to which the Company or any of its Subsidiaries licenses in Intellectual Property or licenses out Intellectual Property owned by the Company or its Subsidiaries (other than (A) license agreements for commercially available Software and (B) license agreements pursuant to which the Company or its Subsidiaries license Intellectual Property to any Person in the ordinary course of business).

(b) Except as has not had and would not have a Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of the relevant Group Companies, as applicable, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, and no Group Company is in material breach or violation of, or default under, the Material Contract to which it is a party, (ii) no Material Contract has been canceled by the other party; (iii) to the Company’s knowledge, no other party is in material breach or violation of, or default under, any Material Contract; and (iv) no Group Company has received any written claim of material default under any such Material Contract and, to the Company’s knowledge, no fact or event exists that would give rise to any claim of material default under any Material Contract.

Section 3.18 Environmental Matters.

Except as would not have a Material Adverse Effect, each Group Company is in compliance with all applicable Environmental Laws and has obtained and possesses all material permits, licenses and other authorizations currently required for their establishment and their operations as currently conducted under any Environmental Law, and all such permits, licenses and other authorizations are in full force and effect. No Group Company has received any written notice, demand, letter, claim or request for information alleging that any Group Company is in violation of or liable under any Environmental Law, the subject matter of which would have a Material Adverse Effect. No Group Company is subject to any order of any Governmental Authority or agreement with any third party concerning liability under any Environmental Law or relating to Hazardous Substances, the subject matter of which would have a Material Adverse Effect. This Section 3.19 contains the sole and exclusive representations and warranties of the Company with respect to any environmental, health or safety matter, including any arising under Environmental Laws or relating to Hazardous Substances.

Section 3.19 Insurance.

Except as would not have a Material Adverse Effect, as of the date hereof, all insurance policies and all self-insurance programs and arrangements maintained by the Group Companies relating to the business, assets, liabilities and operations of the Group Companies are in full force and effect. No Group Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

Section 3.20 Anti-Takeover Provisions.

The Company is not party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Laws enacted under any Laws applicable to the Company other than the CICL (each, a “Takeover Statute”) does not, and will not, apply to this Agreement or the Transactions.

Section 3.21 Brokers.

Except for Duff & Phelps, LLC and Duff & Phelps Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.22 No Additional Representations.

Except for the representations and warranties set forth in this Article III, none of the Group Companies or any other Person on behalf of any of them makes any other express or implied representation or warranty with respect to any Group Company, or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and Parent and Merger Sub acknowledge the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.01 Corporate Organization.

Each of Parent and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their obligations under this Agreement.

Section 4.02 Capitalization of Parent and Merger Sub; No Prior Activities.

(a) The authorized share capital of Parent consists solely of 50,000 ordinary shares, par value US$1.00 per share, all of which are validly issued and outstanding as of the date hereof.

(b) The authorized share capital of Merger Sub consists of 50,000 ordinary shares, par value US$1.00 per share, one of which is validly issued and outstanding. Parent owns 100% of the issued and outstanding share capital of Merger Sub.

(c) Parent and Merger Sub were formed solely for the purpose of engaging in the Transactions. Except for obligations or liabilities incurred in connection with its formation and related to the Transactions, including the Financing Document, each of Parent and Merger Sub has not and will not, prior to the Effective Time, have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.03 Authority Relative to This Agreement.

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub, the execution and delivery of the Plan of Merger by Merger Sub, and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Plan of Merger or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.04(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub and the execution and delivery of the Plan of Merger by Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the performance of the Plan of Merger by Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub and the execution and delivery of the Plan of Merger by Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub, the performance of the Plan of Merger by Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (ii) for compliance with the rules and regulations of NASDAQ, and (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL.

Section 4.05 Financing.

(a) Parent has delivered to the Company true, complete and correct copies of (i) an executed Debt Commitment Letter, dated September 29, 2015, among Parent, Merger Sub and China Merchants Bank NY Branch (the “Lender”) (as the same may be amended or modified pursuant to Section 6.04(b), the “Financing Document”), pursuant to which the Lender has agreed, subject to the terms and conditions therein, to provide or cause to be provided the aggregate debt amounts set forth therein for the purpose of financing the Transactions (the “Financing”); (ii) the Rollover Agreement, and (iii) any fee letter in connection with the Financing (any such fee letter, a “Fee Letter”)(it being understood that any such Fee Letter provided to the Company may be redacted to omit the numerical fee amounts and other economic terms provided therein).

(b) As of the date hereof, (i) the Financing Document and the Rollover Agreement, in the form so delivered, are in full force and effect and are the legal, valid and binding obligations of Parent and Merger Sub and, to the knowledge of Parent, of the other parties thereto, specifically enforceable in accordance with the terms and conditions thereof, (ii) neither the Financing Document nor the Rollover Agreement has been amended or modified and, to the knowledge of Parent, no such amendment or modification is contemplated, (iii) the respective commitments contained in the Financing Document and the Rollover Agreement have not been withdrawn, terminated or rescinded in any respect and, to the knowledge of Parent, no such withdrawal, termination or rescission is contemplated and (iv) no event has occurred that (with or without notice, lapse of time, or both) would constitute a material breach under the Financing Document or the Rollover Agreement by Parent or Merger Sub and, to the knowledge of Parent, by the other parties thereto.

(c) Assuming (x) the Financing occurs in accordance with the Financing Document, and (y) the transactions contemplated by the Rollover Agreement are consummated in accordance with the terms of the Rollover Agreement, Parent and Merger Sub will have funds sufficient to (1) consummate the Transactions on the terms contemplated by this Agreement, and (2) pay any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. As of the date hereof, the Financing Document contains all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent or Merger Sub on the terms and conditions therein. As of the date hereof, and subject to the satisfaction of the conditions set forth in Section 7.01 and Section 7.02, Parent and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent and Merger Sub at the time required to consummate the Transactions. Parent and Merger Sub have fully paid any and all commitment fees or other fees that have been incurred and are due and payable in connection with the Financing Document prior to or in connection with the execution of this Agreement, and Parent and Merger Sub will pay when due all other commitment fees and other fees arising under the Financing Document as and when they become due and payable thereunder. As of the date hereof, there are no side letters or other oral or written Contracts to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than (i) as expressly set forth in the Financing Document, (ii) the Fee Letter, and (iii) any customary engagement letter(s) and non-disclosure agreement(s) (complete copies of which have been provided to the Company) that do not impact the conditionality or amount of the Financing. The parties hereto agree that it shall not be a condition to Closing for Parent or Merger Sub to obtain the Financing or the Alternative Financing.

Section 4.06 Limited Guarantees. Concurrently with the execution of this Agreement, Parent has caused each of the Guarantors to deliver to the Company a duly executed Limited Guarantee. Each of the Limited Guarantees is in full force and effect and constitutes a legal, valid, binding and specifically enforceable obligation of the corresponding Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under any of the Limited Guarantees.

Section 4.07 Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.08 Proxy Statement.

None of the information provided by Parent or Merger Sub with respect to itself or its Affiliates or Representatives for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement will, in the case of the Schedule 13E-3, as of the date of its filing and the date of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto to the shareholders of the Company and (ii) at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact which, at the time and in the light of the circumstances under which it is made, is false or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.09 Absence of Litigation.

There is no Action pending or, to the knowledge of Parent and Merger Sub, threatened against Parent, Merger Sub or any of their respective Affiliates before any Governmental Authority. Neither Parent nor Merger Sub nor any of their Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent and Merger Sub, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.10 No Secured Creditors; Solvency.

(a) Except as contemplated under the Financing Document, neither Parent nor Merger Sub has any secured creditors holding a fixed or floating charge or security interest in respect of Parent, Merger Sub or their securities.

(b) Neither of Parent nor Merger Sub has taken any steps to effect or commence any liquidation, dissolution, restructuring, reorganization or otherwise seek protection pursuant to any bankruptcy or insolvency law, nor does such Person have any knowledge or reason to believe that its creditors intend to initiate any involuntary bankruptcy proceedings or any knowledge of any fact which would reasonably lead a creditor to do so. Neither Parent nor Merger Sub is, as of the date hereof, and after giving effect to the Transactions to occur at the Closing will be, Insolvent.

Section 4.11 Parent Group Contracts. Parent has delivered to the Company and the Special Committee a true and complete copy of each of: (a) the Amended and Restated Consortium Agreement, dated September 18, 2015, between Mr. Herman Man Guo and Mr. Qing Xu, (b) the Rollover Agreement, (c) the Voting Agreement and (d) the Limited Guarantees (collectively, the “Parent Group Contracts”), including all amendments thereto or modifications thereof. Other than the Parent Group Contracts, there are no Contracts, arrangements or understandings, with respect to any security of the Company between or among two or more of the following Persons: each of the Rollover Shareholders, any member of the Parent Group, the Lender, the Guarantors, and/or any of their respective Affiliates.

Section 4.12 Ownership of Shares. Other than (i) the Rollover Shares , (ii) 2,000,000 Shares issuable to Mr. Herman Guo upon exercise of vested Company Share Awards granted to Mr. Guo, (iii) 1,000,000 Shares held by Mambo Fiesta Limited and (iv) 600,000 Shares issuable to Mr. Qing Xu upon exercise of vested Company Share Awards granted to Mr. Qing Xu, no member of the Parent Group or any of their Affiliates beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of the Company or any options, warrants other rights to acquire Shares or other securities of, or any other economic interest in the Company or any of its Subsidiaries, except for any Shares issuable pursuant to Company’s Share Incentive Plans.

Section 4.13 No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article III, Parent and Merger Sub hereby acknowledge and agree that (a) no member of the Company Group, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to any member of the Parent Group or any other person, and (b) neither the Company nor any of its Subsidiaries, nor any of member of the Company Group nor any other Person, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to any member of the Parent Group or any other Person, resulting from the delivery, dissemination or any other distribution to any member of the Parent Group or any other Person, or the use by any member of the Parent Group or any other Person, of any such information provided or made available to any of them by any member of the Company Group or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to any member of the Parent Group or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of any of the Transaction.

Section 4.14 Non Reliance on Company Estimates, Projections, Forecasts, Forward Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by the Parent Group, the Company has made available to Parent and Merger Sub and may continue to make available after the date hereof certain estimates, projections, forecasts and other forward looking information, as well as certain business plan information, regarding the Company and its business and operations. Each of Parent and Merger Sub hereby acknowledges and agrees (a) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, (b) that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward looking information or business plans), and (c) that Parent and Merger Sub will have no claim against any member of the Company Group or any other person, with respect thereto.

Section 4.15 No Additional Representations. Except for the representations and warranties set forth in this Article IV, neither Parent nor Merger Sub nor any other person on behalf of either of them makes any other express or implied representation or warranty with respect to Parent or Merger Sub, or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01 Conduct of Business by the Company Pending the Merger.

The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, except as required by Law, as set forth in Section 5.01 of the Company Disclosure Schedule or as expressly permitted by any other provision of this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the businesses of the Group Companies shall only be conducted, and the Group Companies shall not take any action except, in a lawfully permitted manner in the ordinary course of business and consistent with past practice.

By way of amplification and not limitation, except as set forth in Section 5.01 of the Company Disclosure Schedule, or as expressly permitted by any other provision of this Agreement, or as required by Law, the Company shall not permit any of its Subsidiaries to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change the memorandum and articles of association or equivalent organizational documents of the Company or any Company’s Subsidiaries;

(b) issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant an encumbrance on, other than in connection with the exercise, settlement or vesting of any Company Share Awards in accordance with the applicable Share Incentive Plans and other than transactions between the Company and any Company’s Subsidiary or between or among one or more Company’s Subsidiaries, (i) any shares of the Company or any options, warrants, convertible securities or other rights of any kind to acquire any shares, or any other ownership interest (including any phantom interest), of the Company except pursuant to the terms of any Company Benefit Plan, or (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of any Group Company that are material to the business of the Group Companies taken as a whole, except in the ordinary course of business and in a manner consistent with past practice except for expiration of any Intellectual Property that cannot be renewed;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than (i) pursuant to the Company’s previously announced dividend policy, and (ii) dividends or other distributions from any Subsidiary of the Company to the Company or to another Company’s Subsidiary);

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its shares, except pursuant to (i) the Company’s previously announced share repurchase policy; (ii) the purchase of Shares to satisfy obligations under the Share Incentive Plans or (iii) according to any employee severance, retention, termination, change of control and other contractual rights in existence on the date hereof on the terms in effect on the date hereof;

(e) effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving any Group Company(other than the Merger or any merger, restructuring or consolidation among wholly-owned Subsidiaries of the Company) or create any new Subsidiaries;

(f) (i) acquire (including by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) or make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof or acquire any significant amount of assets (other than the acquisition, sale or other disposition of assets in the ordinary course of business consistent with past practice or pursuant to the Contracts in existence on the date hereof and on the terms in effect on the date hereof); (ii) incur, assume, alter, amend or modify any Indebtedness in excess of US$5,000,000 individually or US$10,000,000 in the aggregate, or guarantee such Indebtedness, or issue any debt securities or make any loans or advances in excess of US$10,000,000 individually or US$50,000,000 in the aggregate; or (iii) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$10,000,000 or capital expenditures which are, in the aggregate, in excess of US$50,000,000 for the Group Companies taken as a whole;

(g) except as otherwise required by Law or pursuant to any Contract in existence as of the date hereof or the terms of a Company Benefit Plan or as otherwise contemplated by this Agreement, (i) enter into any new employment or compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any director or executive officer (other than the hiring or termination of executive officer with aggregate annual compensation of less than US$200,000), (ii) grant or provide any severance or termination payments or benefits to any director or executive officer of any Group Company outside of the ordinary course of business, (iii) materially increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director or executive officer of any Group Company, (iv) establish, adopt, materially amend or terminate any Company Benefit Plan or amend the terms of any outstanding Company Share Awards, (v) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under the Company Benefit Plan, (vi) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (vii) forgive any loans to directors or executive officers of the Company;

(h) issue or grant any new Company Share Award to any Person under any Share Incentive Plan;

(i) make any material changes with respect to any credit practice, method of financial accounting, or financial accounting policies or procedures, including changes affecting the reported consolidated assets, liabilities or results of operations of the Group Companies, except as required by changes in GAAP or as a result of a change in Law;

(j) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities or obligations as they become due in the ordinary course of business and consistent with past practice;

(k) enter into, materially amend, modify or consent to the termination (other than extension at the end of a term in the ordinary course of business) of any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof), or waive any Group Company’s material rights thereunder;

(l) terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

(m) settle any Action;

(n) (i) abandon or dedicate to the public any item of Company Owned Intellectual Property , or (ii) with respect to any Company Owned Intellectual Property registered with or applied to Governmental Authorities and to the extent required by applicable Laws to maintain the validity of such Company Owned Intellectual Property, (A) fail to make any applicable filings with Governmental Authorities when finally due, or (B) fail to pay all required fees and taxes to Governmental Authorities when finally due; in each case, except for expiration of Intellectual Property that cannot be renewed;

(o) fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(p) engage in the conduct of any new line of business material to the Group Companies, taken as a whole;

(q) make or change any material Tax election, materially amend any Tax return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting; or

(r) publicly announce an intention, enter into any formal agreement or otherwise make a legal commitment, to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Proxy Statement and Schedule 13E-3.

As soon as practicable following the date of this Agreement, the Company, with the assistance of Parent and Merger Sub, shall prepare a proxy statement relating to the authorization and approval of this Agreement and the Plan of Merger by the shareholders of the Company (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”). Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare a Schedule 13E-3. The Company, Parent and Merger Sub shall use their reasonable efforts to cause the initial Schedule 13E-3 to be filed with the SEC (with the initial Proxy Statement filed as an exhibit) as soon as practicable after the date of this Agreement. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and Schedule 13E-3 and to resolve comments from the SEC. Each of the Company, Parent and Merger Sub shall furnish all information concerning such party to the others as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and Schedule 13E-3. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and Schedule 13E-3 and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing or mailing the Proxy Statement and Schedule 13E-3 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub a reasonable amount of time to review and comment on such document or response, and (ii) shall consider in good faith including in such document or response all comments reasonably proposed by Parent and Merger Sub. If at any time prior to the Shareholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors, is discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement and Schedule 13E-3 so that (x) the Proxy Statement and Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (y) the shareholders of the Company are able to make an informed decision on whether or not to attend the Shareholder’s Meeting and how to vote, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.

Section 6.02 Company Shareholders’ Meeting.

(a) The Company shall, promptly after the SEC confirms that it has no further comments on the Schedule 13E-3, (i) establish a record date for determining shareholders of the Company entitled to vote at the Shareholders’ Meeting, (ii) with the assistance of Parent and Merger Sub, prepare, mail or cause to be mailed the Proxy Statement to the holders of Shares (and concurrently furnish the Proxy Statement under Form 6-K to the SEC), including Shares represented by ADSs, as of the record date established for the shareholders’ meeting, for the purpose of voting upon the authorization and approval of this Agreement, the Plan of Merger , and the Transactions, and (iii) instruct the Depositary to (A) fix the record date established by the Company for the Shareholders’ Meeting as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders, and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Without the prior written consent of Parent, authorization and approval of this Agreement, the Plan of Merger and the Transactions are the only matters (other than procedural matters) that shall be proposed to be voted upon by the shareholders of the Company at the Shareholders’ Meeting.

(b) Subject to Section 6.04(c) and 6.04(d), the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions, and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing sentence and not withstanding anything to the contrary contained in this Agreement, the Company agrees its obligations to call, give notice of, convene and hold the Shareholders Meeting shall not be limited or otherwise affected by the commencement, public proposal, public disclosure, communication or submission to the Company or any other Person of any Competing Transaction, or by any Change in the Company Recommendations so long as this Agreement is not terminated by the Company pursuant to Section 8.03(c). Unless there is a Change in the Company Recommendation, the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions and shall take all other actions reasonably necessary or advisable to secure the Requisite Company Vote.

Section 6.03 Access to Information.

(a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII and subject to applicable Law and the Confidentiality Agreements, upon reasonably advance notice from Parent, the Company shall (i) provide to Parent (and Parent’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources and other representatives, collectively, “Representatives”) reasonable access during normal business hours to the offices, properties, books and records of any Group Company, (ii) furnish to Parent and its Representatives such existing financial and operating data and other existing information as such Persons may reasonably request, and (iii) instruct its and its Subsidiaries’ Representatives to reasonably cooperate with Parent and its Representatives in their investigation; provided that the Company shall not be required to (A) furnish, or provide any access to, any information to any Person not a party to, or otherwise covered by, the Confidentiality Agreements or any similar agreement with respect to such information, (B) take or allow actions that would unreasonably interfere with the Company’s or any of its Subsidiaries’ operation of their respective business or (C) provide access to or furnish any information if doing so would violate any agreement with any Third Party or any applicable Law, or where such access to information may involve the waiver of any privilege so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not compromise the Company’s or any of its Subsidiaries’ privilege with respect thereto.

(b) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.04 No Solicitation of Transactions.

(a) The Company agrees that neither it nor any of its Subsidiaries nor any of its directors or officers will, and that it will instruct its and its Subsidiaries’ Representatives (including any investment banker, attorney or accountant retained by any Group Company), not to, in each case, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information with respect to any Group Company), or knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its shareholders) that constitutes, or would reasonably be expected to lead to, any Competing Transaction, or (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information with respect to any Group Company to, any Person in furtherance of or in order to obtain a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or Contract or commitment contemplating or otherwise relating to any Competing Transaction (in each case, other than as permitted pursuant to Section 6.04(c)), or (iv) authorize or permit any of the Company or any of its Subsidiaries, or any Representative retained by or acting directly or indirectly under the direction of the Company or any of its Subsidiaries, to take any action set forth in clauses (a)(i) – (a)(iii) of this Section 6.04. The Company shall not release any Third Party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party in respect of a Competing Transaction. The Company shall notify Parent as promptly as practicable (and in any event within 48 hours after the Company attains knowledge of any oral or written proposal or offer regarding a Competing Transaction, specifying (x) the identity of the party making such proposal or offer, and providing copies of such written proposal or offer (if any), and (y) whether the Company has any intention to provide confidential information to such Person. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any third party subsequent to the date hereof which prohibits the Company from providing such information to Parent. Immediately upon the execution and delivery of this Agreement, the Company shall cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to a Competing Transaction.

(b) Notwithstanding anything to the contrary in this Section 6.04, prior to the time the Required Company Vote is obtained, but not after, the Company Board may directly or indirectly through the Company Representatives (x) contact any Person that has made a proposal or offer regarding a Competing Transaction in order to clarify and understand the terms and conditions thereof in order to assess whether such offer or proposal is reasonably expected to lead to a Superior Proposal, and (y) furnish information to, and enter into discussions with, a Person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction (provided that such bona fide proposal or offer shall not have been obtained in violation of Section 6.04(a) and the Company shall have complied with the requirements of Section 6.04(a) with respect to such proposal or offer), and the Special Committee has (i) determined, in its good faith judgment (after consultation with its financial advisor and outside legal counsel), that such proposal or offer constitutes or is likely to result in a Superior Proposal, (ii) determined, in its good faith judgment (upon advice by outside legal counsel), that, in light of such Superior Proposal, failure to furnish such information or enter into discussions would be inconsistent with its fiduciary obligations under applicable Law, and (iii) obtained from such Person an executed confidentiality agreement on terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement); provided that the Company shall concurrently make available to Parent any material information concerning the Company and the Company’s Subsidiaries that is provided to any such Person and that was not previously made available to Parent or its Representatives.

(c) Except as set forth in Section 6.04(d), neither the Company Board nor any committee thereof shall (i) (A) withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, or propose to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) approve or recommend, or publicly propose to approve or recommend to the shareholders of the Company, a Competing Transaction or (D) if a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company that constitutes a Competing Transaction is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the shareholders of the Company (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act or a statement that the Company Board has received and is currently evaluating such Competing Transaction shall not be prohibited or be deemed to be a Change in the Company Recommendation), within ten (10) Business Days after commencement (any of the foregoing, a “Change in the Company Recommendation”), or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or Contract with respect to any Competing Transaction (other than a confidentiality agreement entered into in compliance with Section 6.04(b)) (each, an “Alternative Acquisition Agreement”).

(d) Notwithstanding the foregoing, if the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee, prior to the time of the Shareholders’ Meeting and upon advice by outside legal counsel, that failure to make a Change in the Company Recommendation would be inconsistent with its fiduciary obligations under applicable Law, the Company Board may, effect a Change in the Company Recommendation and/or terminate this Agreement in accordance with Section 8.03(c), but only (i) if the Company shall have complied with the requirements of this Section 6.04 with respect to any proposal or offer; and (ii) if in response to a Superior Proposal, after (A) providing at least five (5) Business Days’ written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and the manner in which it intends to do so (it being agreed that the Notice of Superior Proposal and any amendment or update to such notice and the determination to so deliver such notice, or update or amend public disclosures with respect thereto shall not constitute a Change in the Company Recommendation for purposes of this Agreement), (B) making available its financial and legal advisors to negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make adjustments in the terms and conditions of this Agreement so that such Third Party proposal or offer would cease to constitute a Superior Proposal, and (C) permitting Parent and its Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such a presentation); provided that any material modifications to such Third Party proposal or offer that the Company Board has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 6.04(d) (provided, that the reference to five (5) Business Days)’ written notice above shall be deemed to be a reference to three (3) Business Days’ written notice with respect to such new Superior Proposal.

(e) A “Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction which would result in a Third Party acquiring assets, individually or in the aggregate, constituting 15% or more of the consolidated assets of the Company or to which 15% or more of the total revenue, operating income or EBITDA of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 15% or more of the total revenue, operating income, EBITDA or assets of the Group Companies, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities of the Company.

(f) A “Superior Proposal” means a written, bona fide offer made by a Third Party for a Competing Transaction (with all percentages included in the definition of Competing Transaction increased to 50%) on terms (including conditions to consummation of the contemplated transaction) that the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (after (x) consultation with its financial advisor and outside legal counsel, and (y) taking into consideration such factors as the Special Committee considers appropriate, which may include, among other things, the legal, financial, regulatory and other aspects, of such offer and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent pursuant to Section 6.04(d) or otherwise prior to the time of determination), including financing, regulatory approvals breakup or termination fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation and other relevant events and circumstances), to be more favorable to the Company’s shareholders from a financial point of view (other than holders of Excluded Shares) than the Merger.

Section 6.05 Directors’ and Officers’ Indemnification and Insurance.

(a) The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable with respect to exculpation, advancement of expenses and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers , employees, fiduciaries or agents of the Company, unless such modification shall be required by Law.

(b) The Surviving Company shall maintain in effect for six (6) years from the Effective Time, the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”); provided, however, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable, and provided, further, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In addition, the Company may and, at Parent’s request, the Company shall, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Company under this Section 6.05(b) shall terminate.

(c) From and after the Effective Time, the Surviving Company shall comply with all of the Company’s obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (A) the fact that such Person is or was a director, officer or employee of the Company or such Subsidiary, or (B) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the CICL or any other applicable Law, including the approval of this Agreement, the Plan of Merger, the Transactions, or the other Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any such Person, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such Persons against any and all Damages arising out of acts or omissions in such Persons’ official capacity as an officer, director or other fiduciary in the Company or any of its Subsidiaries if such services was at the request or for the benefit of the Company or any of its Subsidiaries.

(d) A person seeking indemnification in accordance with Section 6.05(c) shall use commercially reasonably efforts to promptly notify the Surviving Company, to prevent the Surviving Company or any of its Subsidiaries from being materially and adversely prejudiced by late notice. The right of the Surviving Company (or a subsidiary nominated by it), if any, to participate in and/or assume the defense of any Action in respect of which indemnification is sought under Section 6.05(c) shall be determined in accordance with the applicable agreement or document providing for such indemnification.

(e) In the event the Company or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Company, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.05.

(f) The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.05.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section  6.05 is not prior to or in substitution for any such claims under any such policies.

Section 6.06 Notification of Certain Matters.

Each of the Company and Parent shall promptly notify the other in writing of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b) any notice or other communication from any Governmental Authority in connection with the Transactions; and

(c) any Actions commenced or, to the knowledge of the Company or the knowledge of Parent, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such party pursuant to any of such party’s representations and warranties contained herein, or that relate to such party’s ability to consummate the Transactions;

together, in each case, with a copy of any such notice, communication or Action; provided that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.07 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall, (i) make promptly its respective filings, and thereafter make any other required submissions, with each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws with respect to the Transactions, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith (including(A) notifying the other parties promptly of any communication (whether verbal or written) it or any of its Affiliates receives from any Governmental Authority in connection with such filings or submissions, (B) permitting the other parties to review in advance, and consulting with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Authority, and (C) giving the other parties the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry); and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions; provided, that none of the Company, Parent, Merger Sub or any of their Affiliates shall be required to hold separate, restructure, reorganize, sell, divest, dispose of, or otherwise take or commit to any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

Section 6.08 Obligations of Merger Sub.

Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

Section 6.09 Participation in Litigation.

Prior to the Effective Time, each of Parent and the Company shall (a) give prompt notice to the other party of any Actions by shareholders of the Company commenced or, to the knowledge of Parent or the Company, as the case may be, threatened, against the Company and/or its directors which relate to this Agreement or the Transactions, and (b) the Company shall give Parent the opportunity to participate in the defense or settlement of any such shareholder Action against the Company and/or its directors relating to this Agreement or the Transactions, and no such Action shall be settled or compromised, and the Company shall not take any action to adversely affect or prejudice any such Action, without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.10 Resignations.

To the extent requested by Parent in writing at least five (5) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of any Group Company designated by Parent.

Section 6.11 Public Announcements.

Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, at any time prior to earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law or rules and policies of NASDAQ, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation. Notwithstanding the foregoing, the restrictions set forth in this Section 6.11 shall not apply to any release or announcement made or proposed to be made by the Company in connection with a Change in the Company Recommendation in compliance with this Agreement.

Section 6.12 Stock Exchange Delisting.

Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Company from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.13 Takeover Statutes.

If any Takeover Statute is or may become applicable to any of the Transactions, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute in the Company’s memorandum and articles of association on the Transactions.

Section 6.14 Cooperation in Financing. Each of Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing and/or Alternative Financing (as defined below) on the terms and conditions described in the Financing Document or the Alternative Financing Document (as defined below), including by (i) maintaining in effect the Financing Document and/or the Alternative Financing Document, as applicable, (ii) satisfying on a timely basis all conditions applicable to Parent and Merger Sub in the Financing Document and/or the Alternative Financing Document that are within their control, (iii) consummating the financing contemplated by the Financing Document and/or the Alternative Financing Document, and (iv) fully enforcing the parties’ obligations (and the rights of Parent and Merger Sub) under the Financing Document and/or the Alternative Financing Document in the event that all conditions applicable to Parent and Merger Sub contained in the Financing Document and/or the Alternative Financing Document have been satisfied. If any portion of the Financing becomes unavailable on the terms and conditions contemplated by the Financing Document, (x) Parent and Merger Sub shall promptly notify the Company and (y) Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions that are not less favorable to Parent and Merger Sub (as determined in the reasonable discretion of Parent and Merger Sub) than the terms and conditions set forth in the Financing Document as promptly as practicable following the occurrence of such event (the “Alternative Financing”). Parent shall promptly provide a true, correct and complete copy of the commitment letter in connection with an Alternative Financing (“Alternative Financing Document”) to the Company, together with a copy of any related fee letter, with the fee amounts, pricing caps and other economic terms redacted.

(b) Neither Parent nor Merger Sub shall amend, alter or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Financing Document and/or the Alternative Financing Document to (i) reduce the aggregate amount of the Financing and/or Alternative Financing such that the aggregate funds that would be available to Parent or Merger Sub on the Closing Date would not be sufficient to complete the Transactions contemplated hereunder on the Closing Date or (ii) impose new or additional conditions to the Financing and/or Alternative Financing or otherwise expand, amend or modify the Financing and/or Alternative Financing in a manner that would reasonably be expected to (A) prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions, (B) adversely impact in any material respect the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Document and/or Alternative Financing Document, or (C) prevent or materially delay the ability of the Company to satisfy its obligation under Section 6.14 (c)(ix), in each case, without the prior written consent of the Company Board. Upon knowledge of any of the following, Parent shall promptly (and in any event within two (2) Business Days) notify the Company of (i) the expiration or termination (or attempted or purported termination, whether or not valid) of any Financing Document and/or Alternative Financing Document, (ii) any breach of any material provisions of any of the Financing Documents and/or Alternative Financing Document by any party thereto or (iii) any refusal by the parties to the Financing Document and/or Alternative Financing Document to provide, or any stated intent in writing by the parties to the Financing Document and/or Alternative Financing Document to refuse to provide, the full financing contemplated by the Financing Document and/or Alternative Financing Document.

(c) The Company agrees to use reasonable best efforts to provide, and shall instruct each of its Subsidiaries and each of their respective officers, employees and Representatives to provide to Parent and Merger Sub (at Parent’s sole cost and expense), all reasonable cooperation as may be requested by Parent or its Representatives in connection with any Financing and any Alternative Financing, including:

(i) participation in a reasonable number of meetings, presentations, due diligence sessions, road shows, sessions with rating agencies and other meetings, including arranging for reasonable direct contact between senior management, representatives and advisors of the Company with representatives of Parent and its Financing sources and/or Alternative Financing sources;

(ii) assisting in the preparation of bank information memoranda, rating agency presentations, and similar documents reasonably requested by Parent or its representatives in connection with the Financing and/or Alternative Financing (provided that such materials shall contain disclosure and financial statements reflecting the Surviving Company as obligor) (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Financing and/or Alternative Financing and delivery of one or more customary representation letters);

(iii) as promptly as practicable, furnishing Parent and its Financing sources and/or Alternative Financing sources with financial and other pertinent information regarding the Company and its Subsidiaries customarily required for debt financing of the type contemplated under the Financing Document;

(iv) cooperating with advisors, consultants and accountants of Parent or its Financing sources and/or Alternative Financing sources with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of the Company or any Subsidiary of the Company, including for the purpose of establishing collateral eligibility and values;

(v) executing and delivering any customary officer certificates as may be reasonably requested by Parent;

(vi) facilitating the securing or pledging of collateral and executing and delivering any pledge and security documents, commitment letters, underwriting or placement agreements or other definitive financing documents, provided that any collateral or security granted to secure the Financing and/or Alternative Financing and any obligations of the Company or any of its Subsidiaries under any such definitive documents shall be contingent upon the occurrence of the Closing;

(vii) taking all actions reasonably necessary to permit the prospective lenders involved in the Financing and/or Alternative Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements;

(viii) furnishing Parent, Merger Sub and its Representatives promptly with all documentation and other information required with respect to the Financing and/or Alternative Financing under applicable “know your customer” and anti-money laundering rules and regulations; and

(ix) with respect to the Financing only, establishing and maintaining a segregated bank account (the “CMB Account”) with China Merchants Bank Co., Ltd., Beijing Branch, and depositing into such account the RMB amount (the “Cash Deposit”) specified in the Financing Document (under the heading “Cash Pledge Accounts”) at least three (3) Business Days prior to Closing, and maintaining such Cash Deposit in the CMB Account up to and including the day of Closing.

provided that (1) nothing herein shall require any of the foregoing cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries, and (2) neither the Company nor any of the Company’s Subsidiaries shall be required to pay any commitment fee or similar fee or incur any liability with respect to the Financing and/or Alternative Financing prior to the Closing, provided further that neither the Company nor any of the Company’s Subsidiaries shall be considered required to pay any commitment fee or similar fee or incur any liability with respect to this clause (2) if Parent or Merger Sub pays for such commitment fee or similar fee . Each of Parent and Merger Sub shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with the foregoing cooperation and shall indemnify and hold harmless the Company, the Company’s Subsidiaries and their respective directors, officers, employees, agents and other representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and/or Alternative Financing and any information utilized in connection therewith to the fullest extent permitted by applicable Law and with appropriate contribution to the extent such indemnification is not available, and the Limited Guarantees shall guarantee the obligations of Parent and Merger Sub pursuant to this sentence of Section 6.14(c).

(d) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing and/or Alternative Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

Section 6.15 Action of Parent/ Merger Sub/ Rollover Shareholders.

Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including Article V and Article VI hereof, if the alleged breach is the proximate result of action or inaction taken by the Company or any of its Subsidiaries at the direction of Parent, Merger Sub, any Rollover Shareholder or any shareholder, officer or director of Parent, Merger Sub or any Rollover Shareholder without the approval or direction of the Company Board (acting with the concurrence of the Special Committee) or the Special Committee. Except in the case of fraud or willful breach by the Company or when such breach or inaccuracy causes a Material Adverse

Effect, in each case (but subject to the first sentence of this Section 6.15), neither Parent nor Merger Sub shall have any right to (a) terminate this Agreement under Section 8.04, or (b) claim any damage or seek any other remedy at law or in equity, in each case for any breach or inaccuracy in the representations and warranties made by the Company in Article III to the extent Parent, Merger Sub, any Rollover Shareholder or any shareholder, officer or director of Parent, Merger Sub or any Rollover Shareholder has knowledge of such breach or inaccuracy.

Section 6.16 Amendments to Parent Group Contracts.

(a) Without the Special Committee’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), (i) Parent and Merger Sub shall not, and shall cause any member of the Parent Group not to, unless and until a Change in the Company Recommendation has occurred, amend, modify, waive any provision of, withdraw, terminate or enter into any Parent Group Contract, and (ii) Parent, Merger Sub and any member of the Parent Group, including their respective Affiliates, shall not enter into or modify any Contract pursuant to which any management members, directors or shareholders of the Company (other than the individual Guarantors), or any of their respective Affiliates receives any consideration or other economic value from any person in connection with the Transactions that is not provided in the Parent Group Contracts as of the date hereof.

(b) As soon as practicable after the execution thereof (but in no event later than two (2) Business Days after the execution thereof), Parent and Merger Sub shall provide the Special Committee with a copy of any Contract (other than Contracts that are entered into between any member of the Parent Group, on the one hand, and any Representative of such member of the Parent Group, on the other hand) (i) (A) under which the obligations of the parties to such Contract are similar to those in any existing Parent Group Contract, (B) solely among one or more members of the Parent Group (including a consortium agreement or similar contractual arrangement) but not including any third party or (C) relate to any of the matters described in Section 6.16(a)(ii), and (ii) that relates to the Transactions, in each case that is entered into after the date hereof and to which a member of the Parent Group is a party. Parent and Merger Sub agree that any action by members of the Parent Group who are not parties to this Agreement that would constitute a breach of this Section 6.16 if such member of the Parent Group who are not parties to this Agreement were a party to this Agreement for the purposes of this Section 6.16 shall be deemed to be a breach of this Section 6.16.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.01 Conditions to the Obligations of Each Party.

The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Shareholder Approval. This Agreement, the Plan of Merger and the Transactions shall have been authorized and approved by holders of Shares constituting the Requisite Company Vote at the Shareholders’ Meeting in accordance with the CICL and the Company’s memorandum and articles of association.

(b) No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order (an “Order”) which is then in effect or is pending in writing and has or would have the effect of making the Merger illegal or otherwise prohibiting the consummation of the Transactions .

Section 7.02 Conditions to the Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Sections 3.03 and 3.04, the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any limitation or qualification by materiality or Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date (other than representations and warranties that by their terms address matters only as of a specified date, which shall be true and correct only as of such date), except to the extent such failures to be true and correct, would not have a Material Adverse Effect; (ii) the representations and warranties set forth in Sections 3.03(a)-(c) shall be true and correct in all respects as of the date hereof and as of the Closing Date, except for de minimis inaccuracies, as though made on and as of such date; and (iii) the representations and warranties set forth in Sections 3.03(d)-(e) and Section 3.04 shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on and as of such date (other than representations and warranties that by their terms address matters only as of a specified date, which shall be true and correct only as of such date), in each case of (i)-(iii), interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; provided that, for the purposes of this Section 7.02(b) only, the covenant in Section 6.14(c)(ix) shall have been performed by the Company in full prior to and on the Closing Date as outlined therein without regard to (A) the “to use reasonable best efforts” in Section 6.14(c) or (B) the proviso (1) in Section 6.14(c).

(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect.

(e) Dissenting Shareholders. The holders of no more than ten percent (10%) of the Shares shall have validly served a written objection under Section 238(2) of the CICL.

Section 7.03 Conditions to the Obligations of the Company.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding for this purpose any limitation or qualification by materiality) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date (other than representations and warranties that by their terms address matters only as of a specified date, which shall be true and correct only as of such date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate any of the Transactions.

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

Section 7.04 Frustration of Closing Conditions.

Prior to the Termination Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to comply with this Agreement and consummate the Transactions as contemplated by this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination by Mutual Consent.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time (notwithstanding the receipt of the Requisite Company Vote) by mutual written consent of Parent and the Company (acting through the Special Committee) with the approval of their boards of directors.

Section 8.02 Termination by Either the Company or Parent.

This Agreement may be terminated by either the Company (upon the recommendation of the Special Committee) or Parent at any time prior to the Effective Time, if:

(a) the Merger shall not have been consummated on or before the date falling nine months from the date of this Agreement (the “Termination Date”) provided, that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party hereto if the failure of the Merger to have been consummated on or before the Termination Date was primarily due to such party’s breach of this Agreement or failure to perform any of its obligations under this Agreement;

(b) any Governmental Authority of competent jurisdiction over the Merger shall have enacted, issued, promulgated, enforced or entered any final and non-appealable Order which has the effect of making the consummation of the Merger illegal or otherwise preventing or prohibiting the consummation of the Transactions provided, that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party hereto if the issuance of such final, non-appealable Order was primarily due to such party’s breach of this Agreement or failure to perform any of its obligations under this Agreement; or

(c) the Requisite Company Vote shall not have been obtained at the Shareholders’ Meeting duly convened therefor and concluded or at any adjournment or postponement thereof; provided that the right to terminate this Agreement pursuant to this Section 8.02(c) shall not be available to any party hereto if the failure to obtain the Requisite Company Vote was primarily due to such party’s breach of this Agreement or failure to perform any of its obligations under this Agreement.

Section 8.03 Termination by the Company.

This Agreement may be terminated by the Company (upon the recommendation of the Special Committee) at any time prior to the Effective Time, if:

(a) a breach of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in this Agreement, shall have occurred, which breach would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03 and as a result of such breach by Parent or Merger Sub, such condition would not be capable of being satisfied prior to the Termination Date; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if the Company is then in material breach of any representations, warranties, agreements or covenants hereunder that would result in the conditions to Closing set forth in Section 7.01 or Section 7.02 not being satisfied; or

(b) if (i) all of the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has irrevocably confirmed by notice to Parent that all conditions set forth in Section 7.03 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 7.03 and (iii) Parent and Merger Sub fail to consummate the Merger within ten (10) Business Days after the date on which the Closing should have occurred pursuant to Section 1.02; or

(c) prior to the receipt of the Requisite Company Vote, (i) the Company Board has authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to Section 6.04(d), and (ii) the Company concurrently with, or immediately after, the termination of this Agreement enters into the Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (i); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(c) unless the Company has (A) complied in all respects with the requirements of Section 6.04 with respect to such Superior Proposal and/or Alternative Acquisition Agreement (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub) and (B) complied in all respects with Section 8.06 and pays the Company Termination Fee prior to or concurrently with taking any action pursuant to this Section 8.03(c), and any purported termination pursuant to this Section 8.03(c) shall be void and of no force or effect if the Company shall not have paid the Company Termination Fee.

Section 8.04 Termination by Parent.

This Agreement may be terminated by Parent at any time prior to the Effective Time, if:

(a) a breach of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, which breach would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02 and as a result of such breach by the Company, such condition would not be capable of being satisfied prior to the Termination Date; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if either Parent or Merger Sub is then in material breach of any representations, warranties, agreements or covenants hereunder that would result in the conditions to Closing set forth in Section 7.01 or Section 7.03 not being satisfied; or

(b) a Company Triggering Event shall have occurred; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.04(b) if Parent or Merger Sub’s failure to fulfill any of its obligations under this Agreement has been a cause of, or resulted in, such Company Triggering Event.

Section 8.05 Effect of Termination.

In the event of the termination of this Agreement pursuant to this Article VIII, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto; provided, however, that the terms of Section 6.11, Article VIII and Article IX shall survive any termination of this Agreement.

Section 8.06 Fees Following Termination.

(a) The Company will pay, or cause to be paid, by wire transfer of same day funds, to one or more designees of Parent a cash amount equal to $2.66 million (the “Company Termination Fee”) if this Agreement is terminated:

(i) by Parent pursuant to Section 8.04; provided that in the event the Company fails to perform its obligations in Section 6.14(c)(vi) or Section 6.14(c)(ix) because the Company or its relevant Subsidiary does not receive the full amount of sales proceeds (being not less than the amount of the Cash Deposit specified under Section 6.14(c)(ix)) from Beijing Longde Wenchuang Fund Management Co., Ltd. with respect to the contemplated sale of the Company’s advertising business, the Company shall in no event be obligated to pay the Company Termination Fee as a result of such failure;

(ii) by the Company or Parent pursuant to Section 8.02(a) or Section 8.02(c), if, (A) at or prior to the time of such termination, a bona fide proposal or offer with respect to a Competing Transaction shall have been submitted, proposed or publicly announced or publicly made known to the Company, and not withdrawn, and (B) within six (6) months after such termination the Company or any of its Subsidiaries consummates such Competing Transaction with a Third Party (provided that for purposes of this Section 8.06(a), all references to “15%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”); or

(iii) by the Company pursuant to Section 8.03(c);

such payment to be made, in the case of termination pursuant to clauses (i) and (iii) above, at or prior to the time of such termination, and, in the case of termination pursuant to clause (ii) above, as promptly as possible (but in any event within two (2) Business Days following the consummation by the Company or its Subsidiary of the Competing Transaction).

(b) Parent will pay, or cause to be paid, by wire transfer of same day funds, to the Company a cash amount equal to $5.32 million (the “Parent Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 8.03(a) or Section 8.03(b), such payment to be made as promptly as possible (but in any event within two (2) Business Days) following such termination. For the avoidance of doubt, in the event the Company does not do any of the following which shall not result from any action or inaction or direction of Parent, Merger Sub or any shareholders, directors or officers of Parent or Merger Sub, and, solely as a result of such event and through no fault of Parent, Merger Sub or any shareholders, directors or officers of Parent or Merger Sub, Parent fails to obtain the Financing in accordance with the Financing Document, Parent shall not be required to pay the Parent Termination Fee: (i) establish and maintain a segregated bank account with China Merchants Bank, Co., Ltd., Beijing Branch, (ii) deposit into such account the Cash Deposit specified in the Financing Document (under the heading “Cash Pledge Accounts”) at least three (3) Business Days prior to Closing and (iii) maintain such Cash Deposit in the CMB Account up to and including the day of Closing.

(c) In the event that the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable, out of pocket costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.06. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

(d) Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.06(a) or Section 8.06(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.06, the parties hereto would not have entered into this Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, in the event that Parent or Merger Sub fails to effect the Closing for any reason or no reason or they otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then except for an order of specific performance to the extent permitted by Section 9.08, the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.06(b) and, if applicable, expenses pursuant to Section 6.14(c) or Section 8.06(c) and the guarantee of such obligations pursuant to the Limited Guarantees shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any Group Company and all members of the Company Group (as defined below) against (i) Parent or Merger Sub, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of Parent or Merger Sub, (iii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent or Merger Sub, or any other Persons that have committed to provide or otherwise entered into agreements in connection with the Financing or (iv) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, present and former directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, representatives and their successors and assignees of any of the foregoing (clauses (i) – (iv), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Transactions to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, except in the event of fraud or willful breach, neither Parent nor any member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment of the Parent Termination Fee pursuant to Section 8.06(b) and, if applicable, expenses pursuant to Section 8.06(c), and in no event other than fraud or willful breach shall any Group Company, the direct or indirect shareholders of the Company or any other Person, or any of their respective Affiliates, directors, officers, employees, members, managers, partners, representatives, advisors, agents, successors or permitted assigns of the foregoing, (collectively, the “Company Group”) seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions, other than (without duplication) from Parent or Merger Sub to the extent provided in Section 8.06(b) and, if applicable, expenses pursuant to Section 8.06(c) and the guarantee of such obligations pursuant to the Limited Guarantees. In no event shall the Company or any member of the Company Group be entitled to seek the remedy of specific performance of this Agreement, other than as set forth in Section 9.08. For the avoidance of doubt, while the Company may pursue both a grant of specific performance as permitted by Section 9.08 and the payment of the Parent Termination Fee pursuant to Section 8.06(b), plus any amounts pursuant to Section 8.06(c) (if any), under no circumstances shall the Company be permitted or entitled to receive both such grant of specific performance and payment of the Parent Termination Fee. In addition, the Company shall be the only Person entitled to seek payment of the Parent Termination Fee and such expenses. This provision was specifically bargained for and reflected in the Merger Consideration and is intended to be for the benefit of, and shall be enforceable by, each member of the Parent Group.

(f) Notwithstanding anything to the contrary in this Agreement, in the event that the Company fails to perform hereunder or breach any provision of this Agreement (whether willfully, intentionally, unintentionally or otherwise), then except for an order of specific performance to the extent permitted by Section 9.08, Parent’s right to terminate this Agreement and receive the Company Termination Fee pursuant to Section 8.06(a), plus any amounts pursuant to Section 8.06(c) (if any) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against any member of the Company Group, for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise), any failure to perform hereunder or other failure of the Transactions to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, except in the event of fraud or willful breach, neither the Company nor any member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment of the Company Termination Fee pursuant to Section 8.06(a), plus any amounts pursuant to Section 8.06(c) (if any), and in no event (other than in case of fraud or willful breach) shall any of Parent or Merger Sub or any other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 8.06(a), plus any amounts pursuant to Section 8.06(c) (if any). In no event shall any of Parent, Merger Sub or any other member of the Parent Group be entitled to seek the remedy of specific performance of this Agreement other than as set forth in Section 9.08. For the avoidance of doubt, while Parent may pursue both a grant of specific performance as permitted by Section 9.08 and the payment of the Company Termination Fee pursuant to Section 8.06(a), plus any amounts pursuant to Section 8.06(c) (if any), under no circumstances shall Parent be permitted or entitled to receive both such grant of specific performance and payment of the Company Termination Fee. In addition, Parent shall be the only Person entitled to seek payment of the Company Termination Fee and such expenses. This provision was specifically bargained for and reflected in the Merger Consideration and is intended to be for the benefit of, and shall be enforceable by, each member of the Company Group.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Non-Survival of Representations, Warranties and Agreements.

None of the representations and warranties in this Agreement or in any schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time. None of the covenants and agreements in this Agreement shall survive beyond the Effective Time, other than the covenants and agreements contained in this Article IX, the agreements of the Company, Parent and Merger Sub contained in Article II and Article VIII and those other covenants and agreements of the parties which by their terms apply or contemplate performance after the Effective Time until fully performed.

Section 9.02 Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub:

17/F, Sky Plaza

No. 46 Dongzhimenwai Street

Dongcheng District, Beijing 10027

The People’s Republic of China

Attention: Mr. Herman Man Guo

Facsimile: (86 10) 84608098

with a copy to:

Skadden, Arps, Slate, Meagher & Flom,

42/F Edinburgh Tower, The Landmark,

15 Queen’s Road Central, Hong Kong

Attention: Z. Julie Gao / Haiping Li

Facsimile: +852 3910 4850 / +852 3910 4835

if to the Company:

AirMedia Group Inc.

17/F, Sky Plaza

No. 46 Dongzhimenwai Street

Dongcheng District, Beijing 10027

The People’s Republic of China

Attention: Richard Wu

Facsimile: (86 10) 84608098

with a copy to:

Kirkland & Ellis International LLP

c/o 26/F Gloucester Tower

The Landmark

15 Queen’s Road Central

Central, Hong Kong

Attention: David Zhang/ Jesse Sheley

Facsimile: +852-3761-3301

Email: david.zhang@kirkland.com / jesse.sheley@kirkland.com

Section 9.03 Certain Definitions.

(a) For purposes of this Agreement:

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Anticorruption Laws” means Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of any Group Company, including, laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of Anything of Value , directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage such as, without limitation, the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time and all applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anything of Value” means any form of benefit including cash, gift, travel, meal, entertainment, scholarship and loan at below market rate.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York or Hong Kong.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to and accepted by Parent and Merger Sub on the date hereof.

“Company Share Award” means each option to purchase Shares granted by the Company under the Share Incentive Plans.

“Company Triggering Event” shall be deemed to have occurred if (i) there shall have been a Change in the Company Recommendation; or (ii) the Company Board shall have publicly recommended to the shareholders of the Company a Competing Transaction or shall have entered into any Alternative Acquisition Agreement with respect to any Competing Transaction (other than a confidentiality agreement entered into in compliance with Section 6.04(b)).

“Confidentiality Agreements” means, collectively, the confidentiality agreement between the Company and Herman Man Guo , dated July 17, 2015 and the confidentiality agreement between the Company and Qing Xu, dated July 17, 2015.

“Contract” means any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Law” means any applicable local, provincial or national Law relating to (a) the protection of health, safety or the environment or (b) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.

“Excluded Shares” means, collectively, (i) the Rollover Shares; (ii) Shares (including ADSs corresponding to such Shares) held by Parent, Merger Sub, the Company or any of their respective Subsidiaries; and (iii) Shares (including ADSs corresponding to such Shares) held by the Depositary and reserved for issuance and allocation (but not yet allocated) pursuant to the Share Incentive Plans.

“Exercise Price” means, with respect to any Company Share Award, the applicable exercise price per Share underlying such Company Share Award.

“Government Official” means (i) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) any political party or party official or candidate for political office or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (i) or (ii) of this definition.

“Group Company” means any of the Company and its Subsidiaries.

“Hazardous Substance” means any chemical, pollutant, waste or substance that is (a) listed, classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil or (b) any petroleum product or by product, asbestos containing hazardous material, polychlorinated biphenyls or radioactive material.

“Indebtedness” means, with respect to any Person, (i) all indebtedness of such Person, whether or not contingent, for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services, (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all obligations of such Person under currency, interest rate or other swaps, and all hedging and other obligations of such Person under other derivative instruments, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vii) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (viii) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such Person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (ix) all Indebtedness of others referred to in clauses (i) through (viii) above guaranteed directly or indirectly in any manner by such Person, and (x) all Indebtedness referred to in clauses (i) through (viii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Insolvent” means, with respect to any Person (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Intellectual Property” means in any and all jurisdictions worldwide, to the extent protected by applicable Laws, all (i) patents, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, and industrial designs, community designs and other designs, (ii) trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, logos and other identifiers of source, including the goodwill symbolized thereby or associated therewith, (iii) works of authorship (including Software) and copyrights, and moral rights, design rights and database rights therein and thereto, (iv) confidential and proprietary information, including Trade Secrets, know-how and invention rights, (v) rights of privacy and publicity, (vi) registrations, applications, renewals, continuations, continuations-in-part, substitutions and extensions for any of the foregoing in (i)-(iii) and (v), and (vii) any and all other similar proprietary rights.

“knowledge” means, with respect to the Company, the actual knowledge, as of the date of this Agreement, of the Chief Financial Officer of the Company, and with respect to any other party hereto, the actual knowledge of any director of such party.

“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or would reasonably be expected to (i) be materially adverse to the business, financial condition, or results of operations of the Group Companies taken as a whole or (ii) prevent the consummation of the Transactions; provided, however, that in no event shall any of the following, either alone or in combination, constitute, or be taken into account in determining whether there has been, a “Material Adverse Effect”: (A) changes affecting the economic conditions or financial markets generally in any country or region in which the Company or any of its Subsidiaries conducts business; (B) changes in GAAP or any interpretation thereof after the date hereof, or to applicable Laws or the interpretation or enforcement thereof that are applicable to the Company or any of its Subsidiaries after the date of this Agreement; (C) changes that are the result of factors generally affecting the industries in which the Company and its Subsidiaries operate; (D) changes affecting the financial, credit or securities markets in which the Company or any of its Subsidiaries operates, including changes in interest rates or foreign exchange rates; (E) effects resulting from the public announcement of the Transactions, including the initiation of litigation or other legal proceeding by any Person with respect to this Agreement or the Transactions or any losses of employees; (F) the Company’s failure to meet any estimates, forecasts or expectations of the Company’s revenue, earnings or other financial performance or results of operation or a change in the Company’s credit ratings; (G) natural disasters, declarations of war, acts of sabotage or terrorism or armed hostilities, in each case occurring after the date hereof; (H) changes in the market price or trading volume of the ADSs; (I) actions taken (or omitted to be taken) at the request of Parent or Merger Sub; (J) effects resulting from the identity of, or any facts or circumstances relating to Parent, Merger Sub, the Guarantors or any of their respective Affiliates; or (K) loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of this Agreement, the consummation of the Transactions or the announcement of any of the foregoing; provided further, that events, circumstances, changes or effects set forth in clauses (A), (B), (C) and (G) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or reasonably would be expected to occur if and to the extent such events, circumstances, changes or effects individually or in the aggregate have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries and geographic markets in which the Company and its Subsidiaries conduct their businesses.

“Permitted Liens” means (i) Taxes, assessments and other governmental levies, fees or charges imposed which are not yet due and payable, or which are being contested in good faith, (ii) mechanics liens and similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Group Companies or that secure a liquidated amount, that are being contested in good faith, (iii) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon, (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property or the operation of the business conducted thereon, (v) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions), (vi) Liens imposed by applicable Law, (vii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (viii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (ix) Liens securing indebtedness or liabilities that (A) are reflected in the Company SEC Reports filed or furnished prior to the date hereof, or (B) that have otherwise been disclosed to Parent in writing as of the date of this Agreement, (x) Liens arising in connection with contractual arrangements through which the Company controls certain Group Companies; (xi) Liens created by licenses of Intellectual Properties in the ordinary course of business, and (xii) any other Liens that have been incurred or suffered in the ordinary course of business and that would not have a Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Rollover Shares” shall mean all the Shares and ADSs beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by any Rollover Shareholders, but excluding the 1,000,000 Shares beneficially owned by Mambo Fiesta Limited, and the constitution of the Rollover Shares is set forth on Annex B.

“Rollover Shareholders” means, collectively, Wealthy Environment Limited, Dan Shao, Global Earning Pacific Limited and Mambo Fiesta Limited.

“Share Incentive Plans” means, collectively, the 2007 Option Plan, the 2011 Option Plan, and the 2012 Option Plan of the Company and all amendments and modifications thereto.

“Software” means all (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, (ii) Internet and intranet websites, databases and data compilations, including data and collections of data, whether machine-readable or otherwise, (iii) software development and design tools, library functions and compilers, (iv) technology supporting websites, and the contents and audiovisual displays of websites, and (v) documentation and other works of authorship (including user manuals and training materials) embodying any of the foregoing.

“Subsidiary” means, with respect to any Person, any Person of which (i) such party or any other Subsidiary of such party is a general partner, (ii) at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (iii) such party or any other Subsidiary of such party controls through contractual arrangements.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2014 Annual Report	Section 3.07(d)
Action	Section 3.10
ADS	Section 2.01(b)
ADSs	Section 2.01(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.04(c)
Alternative Financing	Section 6.14(a)
Alternative Financing Document	Section 6.14(a)
Bankruptcy and Equity Exception	Section 3.04(a)
Cash Deposit	Section 6.14(c)(ix)
Cash Pledge Accounts	Section 6.14(c)(ix)
Change in the Company Recommendation	Section 6.04(c)
CICL	Recitals
Closing	Section 1.02
Closing Date	Section 1.02
CMB Account	Section 6.14(c)(ix)
Company	Preamble
Company Benefit Plans	Section 3.11(b)
Company Board	Recitals
Company Group	Section 8.06(e)
Company Licensed Intellectual Property	Section 3.14(b)
Company Owned Intellectual Property	Section 3.14(a)
Company Recommendation	Section 3.04(b)
Company Representative	Section 3.06(b)
Company SEC Reports	Section 3.07(a)
Company Termination Fee	Section 8.06(a)

Competing Transaction	Section 6.04(e)
Damages	Section 6.05(c)
Deposit Agreement	Section 2.06
Depositary	Section 2.06
Dissenter Right	Section 2.03(a)
Dissenting Shareholders	Section 2.03(a)
Dissenting Shares	Section 2.03(a)
Effective Time	Section 1.03
Employees	Section 3.11(b)
Exchange Act	Section 3.05(b)
Exchange Fund	Section 2.04(a)
Fee Letter	Section 4.05(a)
Financing	Section 4.05(a)
Financing Document	Section 4.05(a)
GAAP	Section 3.07(b)
Governmental Authority	Section 3.05(b)
Guarantor	Recitals
Guarantors	Recitals
Indemnified Parties	Section 6.05(b)
Law	Section 3.05(a)
Leased Real Property	Section 3.13(b)
Lender	Section 4.05(a)
Limited Guarantee	Recitals
Limited Guarantees	Recitals
Material Company Permits	Section 3.06(a)
Material Contracts	Section 3.17(a)
Merger	Recitals
Merger Consideration	Section 2.04(a)
Merger Sub	Preamble
NASDAQ	Section 3.05(b)
Notice of Superior Proposal	Section 6.04(d)
Order	Section 7.01(b)
Owned Real Property	Section 3.13(a)
Parent	Preamble
Parent Group	Section 8.06(e)
Parent Group Contracts	Section 4.11
Parent Termination Fee	Section 8.06(b)
Paying Agent	Section 2.04(a)
Per ADS Merger Consideration	Section 2.01(b)
Per Share Merger Consideration	Section 2.01(a)
Plan of Merger	Section 1.03
Preferred Shares	Section 3.03(a)
Proxy Statement	Section 6.01
Real Property Leases	Section 3.13(b)
Record ADS Holders	Section 6.02(a)
Representatives	Section 6.03(a)
Required Information	Section 6.14(c)(iii)
Requisite Company Vote	Section 3.04(a)
Rollover Agreement	Recitals
SEC	Section 2.06
Securities Act	Section 3.07(a)
Share	Section 2.01(a)

Share Certificates	Section 2.04(b)
Shareholders’ Meeting	Section 6.02(a)
Shares	Section 2.01(a)
Special Committee	Recitals
Superior Proposal	Section 6.04(f)
Surviving Company	Section 1.01
Takeover Statute	Section 3.20
Termination Date	Section 8.02(a)
Trade Secrets	Section 3.14(d)
Transactions	Recitals
Uncertificated Shares	Section 2.04(b)
Voting Agreement	Recitals

Section 9.04 Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.05 Interpretation.

When a reference is made in this Agreement to a Section, Article, Annex or Exhibit, such reference shall be to a Section, Article, Annex or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Annex or Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Annexes and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 9.06 Entire Agreement; Assignment.

This Agreement (including the Company Disclosure Schedule and any exhibits or annexes thereto), the Confidentiality Agreements, the Rollover Agreement, the Voting Agreement, the Limited Guarantees and other documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein and therein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; provided that the Confidentiality Agreements shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreements expire in accordance with their respective terms or are validly terminated by the parties thereto. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may (a) assign all or any of their rights and obligations hereunder to any Affiliate of Parent or (b) assign all or any of their rights (but not their obligations) under this Agreement to any Financing source or Alternative Financing source (if applicable), provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 9.07 Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.05, and Section 8.06(e) and Section 8.06(f) (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons); provided, however, that in no event shall any holders of Shares (including Shares represented by ADSs) or holders of Company Share Awards, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, further, that any Financing sources shall be third party beneficiaries of Section 8.06(e), Section 9.06, Section 9.07, Section 9.09, Section 9.10 and Section  9.13 of this Agreement.

Section 9.08 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that each party hereto shall be entitled to specific performance of the terms hereof (including the other parties’ obligation to consummate the Transactions, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement, in addition to any other remedy at law or equity. Each party hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any party hereto brings any Action to enforce specifically the performance of the terms and provisions hereof by any other party, the Termination Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) if longer, such time period established by the court presiding over such Action.

(b) Notwithstanding anything herein to the contrary, the Company shall have the right to obtain an injunction, specific performance or other equitable remedies to enforce Parent’s obligation to consummate the Merger and the other Transactions only in the event that (A) all of the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or waived, (B) the Company has irrevocably confirmed by notice to Parent that all conditions set forth in Section 7.03 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 7.03, and (C) the Financing (and any Alternative Financing, if applicable) has been funded or the Lender has irrevocably confirmed in writing that all conditions to funding under the Financing Document have been satisfied and the Financing will be funded in accordance with the terms of the Financing Document or the Alternative Financing will be funded in accordance with the terms applicable to the Alternative Financing at the Effective Time.

Section 9.09 Governing Law and Jurisdiction.

This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, any provision of this Agreement which are required to be governed by the CICL or the Laws of the Cayman Islands, including the Merger, the vesting of the undertaking, property and liabilities of Merger Sub in the Surviving Company, the cancellation of the Shares, the rights provided for in Section 238 of the CICL with respect to the Dissenting Shares and the fiduciary or other duties of the Company Board shall be construed and governed by the Laws of the Cayman Islands, and the Laws of the Cayman Islands shall supersede the Laws of the State of New York with respect to such provision.

All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any court in Hong Kong. Notwithstanding anything to the contrary herein, each party hereto hereby irrevocably agrees (i) that any dispute, claim or controversy of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any Financing source or any of its Affiliates arising out of or relating to the transactions contemplated hereby, including the transactions contemplated hereby, the Financing and the transactions contemplated by the Financing Document, any related fee letter and engagement letter or the performance of services thereunder shall be subject to the exclusive jurisdiction of any state or federal court sitting in the City of New York and (ii) not to bring or permit any of its Affiliates to bring or support any other Person in bringing any such dispute, claim or controversy of any kind or description in any other court.

Section 9.10 Amendment.

This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be cancelled in exchange for upon consummation of the Merger; provided, further, that Sections 8.06(e), 9.06, 9.07, 9.09, 9.10, and 9.13 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) will not be amended or modified in a manner that is adverse to any Financing source unless such Financing source, as applicable, executes such amendment or modification in writing. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.11 Waiver.

At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.12 Counterparts.

This Agreement may be executed and delivered (including by pdf electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.13 Waiver of Jury Trial.

The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action against any Financing source (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto arising out of or relating to this Agreement or the Financing Document, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action against any Financing source shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

(Signature Pages Follow)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AIRMEDIA HOLDINGS LTD.

By	/s/ Herman Man Guo
Name:	Herman Man Guo
Title:	Director

AIRMEDIA MERGER COMPANY LIMITED

By	/s/ Herman Man Guo
Name:	Herman Man Guo
Title:	Director

AIRMEDIA GROUP INC.

By	/s/ Conor Chiahung Yang
Name:	Conor Chiahung Yang
Title:	Director

ANNEX A

PLAN OF MERGER

EXHIBIT A

The Companies Law (2013 Revision) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [            ] 2015.

BETWEEN:

(1)	AirMedia Group Inc., an exempted company incorporated under the laws of the Cayman Islands, having its registered office at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, (the “Company”); and

(2)	AirMedia Merger Company Limited, an exempted company incorporated under the laws of the Cayman Islands, having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Merging Company”, and together with the Company, the “Companies”).

WHEREAS:

(A)	The respective boards of directors of the Company and the Merging Company have approved the merger of the Company and the Merging Company, with the Company continuing as the surviving company in the Merger (the “Merger”), upon the terms and subject to the conditions of the Agreement and Plan of Merger, dated as of September [29] 2015, by and among AirMedia Holdings Ltd., the Company and the Merging Company (the “Agreement”), a copy of which is annexed as Exhibit A to this Plan of Merger and pursuant to the provisions of Part XVI of the Companies Law (2013 Revision) of the Cayman Islands (the “Companies Law”).

(B)	This Plan of Merger is made in accordance with Section 233 of the Companies Law.

IT IS AGREED:

CONSTITUENT COMPANIES

1	The constituent companies (as defined in the Companies Law) to this Plan of Merger are the Company and the Merging Company.

NAME OF THE SURVIVING COMPANY

2	The surviving company (as defined in the Companies Law) is the Surviving Company, which shall be named AirMedia Group Inc..

REGISTERED OFFICE OF THE SURVIVING COMPANY

3	The registered office of the Surviving Company is at AirMedia Group Inc., 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, The People’s Republic of China.

AUTHORISED SHARE CAPITAL

4	Immediately prior to the Effective Date (as defined below), the authorized share capital of the Company was US$1,000,000 divided into 900,000,000 ordinary shares of nominal or par value US$0.001 each (the “Ordinary Shares”) and 100,000,000 preferred shares of nominal or par value US$0.001 each.

5	Immediately prior to the Effective Date, the authorized share capital of the Merging Company was US$50,000 divided into 50,000 ordinary shares of a nominal or par value US$1.00 each.

6	The authorized share capital of the Surviving Company shall be US$50,000 divided into 50,000 ordinary shares of a nominal or par value US$1.00 each.

EFFECTIVE DATE

7	The effective date of the Merger, being the date on which it is intended that the Merger is to take effect, shall be the date on which this Plan of Merger is registered by the Registrar of Companies of the Cayman Islands (the “Effective Date”).

TERMS AND CONDITIONS; SHARE RIGHTS

8	On the Effective Date, each ordinary share of a nominal or par value US$1.00 each in the capital of the Merging Company issued and outstanding immediately prior to the Effective Date shall be converted into one validly issued and fully paid share of a nominal or par value US$1.00 each in the capital of the Surviving Company in accordance with the Agreement.

9	On the Effective Date, each Ordinary Share issued and outstanding immediately prior to the Effective Date, other than any Excluded Shares (as defined in the Agreement), shall be cancelled and cease to exist in exchange for the right to receive three U.S. dollars (US$3.00) in cash per Ordinary Share without interest in accordance with the Agreement.

10	On the Effective Date, each Excluded Share issued and outstanding immediately prior to the Effective Date shall be cancelled and cease to exist without any conversion and without payment of any consideration or distribution whatsoever in accordance with the Agreement.

11	From the Effective Date, the rights and restrictions attaching to the shares of the Surviving Company are set out in the M&A (as defined below).

12	On the Effective Date, the Ordinary Shares issued and outstanding immediately prior the Effective Time held by persons who have validly exercised, and not effectively withdrawn or lost, their rights to dissent from the Merger pursuant to Section 238 of the Companies Law, shall be cancelled and cease to exist in exchange for a payment of their fair value determined in accordance with Section 238 of the Companies Law, and the holders of such Shares shall be entitled to receive only the payment of the fair value of such Shares resulting from the procedure in Section 238 of the Companies Law.

MEMORANDUM AND ARTICLES OF ASSOCIATION

13	On the Effective Date, the memorandum and articles of association of the Surviving Company shall be amended and restated in the form of the memorandum and articles of association annexed hereto as Exhibit B (the “M&A”).

DIRECTORS’ INTERESTS IN THE MERGER

14	No director of either of the Companies will be paid any amounts or receive any benefits consequent upon the Merger.

15	The names and addresses of each director of the Surviving Company from the Effective Date are:

NAME	ADDRESS
Herman Man Guo	AirMedia Group Inc., 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, The People’s Republic of China

SECURED CREDITORS

16	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

17	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

PROPERTY

18	On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Companies shall immediately vest in the Surviving Company, which shall be liable for and subject, in the same manner as the Companies, to all mortgages, charges, security interests and all contracts, obligations, claims, debts and liabilities of each of the Companies.

TERMINATION

19	At any time prior to the Effective Date, this Plan of Merger may be terminated in accordance with the terms and conditions of the Agreement.

COUNTERPARTS

20	This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

APPROVAL AND AUTHORIZATION

21	This Plan of Merger has been approved by the boards of directors of each of Merging Company and the Company pursuant to section 233(3) of the Companies Law.

22	This Plan of Merger has been authorized by the shareholders of each of Merging Company and the Company pursuant to section 233(6) of the Companies Law.

GOVERNING LAW

23	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of	)
AirMedia Group Inc.:	)

	)	Director
)
	)	Name:
)
)
)
SIGNED for and on behalf of	)
AirMedia Merger Company Limited:	)

	)	Director
)
	)	Name:
)
)

Exhibit A

Agreement and Plan of Merger

Exhibit B

M&AA

ANNEX B

ROLLOVER SHARES

Shareholder	Shares Held of Record	Shares Represented by ADSs
Wealthy Environment Limited	16,105,980	1,400,000
Dan Shao	None	584,214
Global Earning Pacific Limited	20,000,000	None
Mambo Fiesta Limited	1,000,000	None

ANNEX B

Confidential	September 29, 2015

Special Committee of Independent Directors

AirMedia Group Inc.

17/F, Sky Plaza

No. 46 Dongzhimenwai Street

Dongcheng District, Beijing, China, 100027

Dear Members of the Special Committee:

AirMedia Group Inc. (“AirMedia” or the “Company”) and the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company have engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the Special Committee (solely in its capacity as the Special Committee) to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to (i) the holders of ordinary shares, par value US$0.001 per share, of the Company (each, a “Share” and collectively, the “Shares”), other than the Excluded Shares (as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing two Shares (each, an “ADS” and collectively, “ADSs”), other than ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company, AirMedia Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and AirMedia Merger Co. Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated September 28, 2015. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, whereupon the separate existence of Merger Sub will cease and the Company will be the surviving company, and in connection with such merger each issued and outstanding Share (other than the Excluded Shares) will be cancelled in exchange for the right to receive US $3.00 in cash per Share without interest (the “Per Share Merger Consideration”) and each issued and outstanding ADS (other than ADSs representing the Excluded Shares) will be cancelled in exchange for the right to receive US $6.00 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

Special Committee of Independent Directors

AirMedia Group Inc.

September 29, 2015

For the purposes of this Opinion, “Excluded Shares” shall mean, collectively, (a) the Rollover Shares (as defined in the Merger Agreement), (b) Shares (including ADSs corresponding to such Shares) held by Parent, Merger Sub, the Company or any of their respective Subsidiaries (as defined in the Merger Agreement), and (c) Shares (including ADSs corresponding to such Shares) held by the Depositary (as defined in the Merger Agreement) and reserved for issuance and allocation (but not yet allocated) pursuant to the Share Incentive Plans (as defined in the Merger Agreement).

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of this Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2013 and December 31, 2014 and the Company’s unaudited interim financial statements for the six months ended June 30, 2014 and June 30, 2015 included in the Company’s Form 6-K filed with the SEC;

b.	A detailed financial projection model for the years ending December 31, 2015 through 2024, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the “Management Projections”);

c.	Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;

d.	A letter dated September 25, 2015 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”); and

e.	Documents related to the Proposed Transaction, including the Merger Agreement;

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.	Discussed with Company management its plans and intentions with respect to the management and operation of the business;

4.	Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant; and

6.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary or appropriate.

Special Committee of Independent Directors

AirMedia Group Inc.

September 29, 2015

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information (or assume any responsibility or liability for independently verifying such information);

2.	Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.	Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or their underlying assumptions;

4.	Assumed that the information relating to the Company and the Proposed Transaction supplied by the Company to Duff & Phelps and the representations made by Company management regarding the Company and the Proposed Transaction in the Management Representation Letter are accurate in all material respects, did not and does not omit to state a material fact in respect of the Company and the Proposed Transaction necessary to make the information not misleading in light of the circumstances under which the information was provided;

5.	Assumed that the representations and warranties made by all parties in the Merger Agreement and in the Management Representation Letter are true and correct and that each party to the Merger Agreement will fully and duly perform all covenants, undertakings and obligations required to be performed by such party;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed;

7.	Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts withheld from Duff & Phelps which would make the information reviewed by Duff & Phelps incomplete or misleading;

8.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and

9.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon for any purpose. Furthermore,

Special Committee of Independent Directors

AirMedia Group Inc.

September 29, 2015

in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in this Opinion, including as to the reasonableness of such assumptions.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof or (ii) update, revise or reaffirm this Opinion after the date hereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company. Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, reasonably be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction.

Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time). This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation or warranty (express or implied), or render any opinion, as to any legal or regulatory or tax or accounting matter. Duff & Phelps expressly disclaims any responsibility or liability in this regard.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation payable to or to be received by the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation.

This Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ written consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Special Committee of Independent Directors

AirMedia Group Inc.

September 29, 2015

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, Duff & Phelps Securities, LLC (“DPS”), the Company, and the Special Committee dated July 2, 2015 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps and DPS have acted as financial advisor to the Special Committee providing such financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction, and will receive a fee for such services. In addition, pursuant to the Engagement Letter, the Company has agreed to reimburse certain expenses of Duff & Phelps and DPS (subject to a cap) and to indemnify Duff & Phelps and DPS for certain liabilities. Duff & Phelps has acted as financial advisor to the Special Committee (solely in its capacity as the Special Committee) and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ stating to the Special Committee that it is prepared to deliver its Opinion. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof, the Merger Consideration to be received by the holders of Shares (other than the Excluded Shares) and the holders of ADSs (other than ADSs representing the Excluded Shares) in the Proposed Transaction is fair from a financial point of view to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

ANNEX C

Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238

238. Rights of dissenters

(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4)	Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents; and

(c)	a demand for payment of the fair value of his shares.

(6)	A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

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(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)	The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

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ANNEX D

Directors and Executive Officers of Each Filing Person

I.	Directors and Executive Officers of the Company

The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Herman Man Guo	17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China	Chairman and Chief Executive Officer of the Company	PRC
James Zhonghua Feng	17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China	Director and President of the Company	PRC
Richard Peidong Wu	17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China	Chief Financial Officer of the Company	PRC
Qing Xu	17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China	Director and Executive President of the Company	PRC
Peixin Xu	17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China	Director of the Company	PRC
Conor Chiahung Yang	Tuniu Building No. 699-32, Xuanwudadao, Xuanwu District, Nanjing, Jiangsu Province 210042, The People’s Republic of China	Chief Financial Officer of Tuniu.com (NASDAQ: TOUR)	Taiwan and Hong Kong
Shichong Shan	17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China	Retired	PRC
Dong Wen	15/F Floor, Shoudong International Plaza, No. 5 Building, Guangqu Home, Dongcheng District, Beijing 100022, The People’s Republic of China	General Manager of Home Furnishing Business Division of Leju Holdings Limited (NYSE: LEJU)	PRC
Songzuo Xiang	17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China	Director of China Digital TV Co. Ltd.	PRC
Hua Zhuo	17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China	Chairman and President of Zhongyuan Guoxin Credit Financing Guarantee Co., Ltd.	PRC

Name	Business Address	Present Principal Employment	Citizenship
Bailing Zeng	17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China	Vice President of the Company	PRC
Yunfeng Yu	17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China	Vice President of the Company	PRC
Xudong Yang	17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China	Vice President of the Company	PRC
Guozhong Ouyang	17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China	Chief Brand Officer of the Company	PRC

During the last five years, none of the Company, or any of our directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

II.	Directors and Executive Officers of Parent

The name, business address, present principal employment and citizenship of each director and executive officer of Parent are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Herman Man Guo, Director	17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China	Chairman and CEO of the Company	PRC

III.	Directors and Executive Officers of Merger Sub

The name, business address, present principal employment and citizenship of each director and executive officer of Merger Sub are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Herman Man Guo, Director	17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China	Chairman and CEO of the Company	PRC

IV.	Directors and Executive Officers of Wealthy Environment Limited

The name, business address, present principal employment and citizenship of each director and executive officer of Wealthy Environment are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Herman Man Guo, Director	17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China	Chairman and CEO of the Company	PRC

V.	Directors and Executive Officers of Global Earning Pacific Limited

The name, business address, present principal employment and citizenship of each director and executive officer of Global Earning are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Herman Man Guo, Director	17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China	Chairman and CEO of the Company	PRC

VI.	Directors and Executive Officers of Mambo Fiesta Limited

The name, business address, present principal employment and citizenship of each director and executive officer of Mambo Fiesta are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Qing Xu, Director	17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China	Director and Executive President of the Company	PRC

ANNEX E

Execution Version

ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”) is entered into as of September 29, 2015 by and among AirMedia Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and the shareholders of AirMedia Group Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), listed on Schedule A hereto (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, AirMedia Merger Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Rollover Shareholder is the registered holder and beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of the number of ordinary shares, par value US$0.001 per share, of the Company (the “Shares”), including Shares represented by ADS, each representing two Shares (collectively, the “Owned Shares”) as set forth in the column titled “Owned Shares” opposite such Rollover Shareholder’s name in Part I on Schedule A hereto;

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger, each of the Rollover Shareholders agrees:

(a) to the cancellation of his, her or its Owned Shares, as set forth in Part II on Schedule A hereto, for no Merger Consideration (such Owned Shares, the “Rollover Shares”), and

(b) to subscribe for, or to cause any of his/her/its affiliates to subscribe for, the number of newly issued ordinary shares of Parent (the “Parent Shares”) immediately prior to the Closing as set forth in the column titled “Parent Shares” opposite such Rollover Shareholder’s name on Schedule B hereto in accordance with the terms of this Agreement;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholders are entering into this Agreement; and

WHEREAS, the Rollover Shareholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholders set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Parent and the Rollover Shareholders hereby agree as follows:

Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, each Rollover Shareholder agrees that the Rollover Shares held by him, her or it shall be cancelled at the Effective Time for nil consideration, and other than the Rollover Shares, all other equity securities of the Company held by each Rollover Shareholder, if any, shall be treated as set forth in the Merger Agreement.

Subscription of Parent Shares. Immediately prior to the Closing, Parent shall issue to each Rollover Shareholder, and such Rollover Shareholder (or, if designated by such Rollover Shareholder in writing, an Affiliate of such Rollover Shareholder) shall subscribe for, the number of Parent Shares, at US$0.0001 per share, as set forth opposite such Rollover Shareholder’s name on Schedule B hereto. For purposes of this Section, “Affiliate” shall include an exempted company with limited liability, incorporated under the laws of the British Virgin Islands or the Cayman Islands, that is set up to hold certain Parent Shares in preparation for the future vesting or exercise of share incentive awards to be granted by the Parent, as applicable (such entity, the “ESOP SPV”). Each Rollover Shareholder hereby acknowledges and agrees that such Rollover Shareholder shall have no right to any Merger Consideration in respect of its Rollover Shares.

Closing. Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Sections 7.01 and 7.02 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Parent Shares contemplated in Section 2 of this Agreement shall take place immediately prior to the Closing.

Deposit of Rollover Shares. No later than three (3) Business Days prior to the Closing, the Rollover Shareholders and any agent of the Rollover Shareholders holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing Rollover Shares in such Persons’ possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

Irrevocable Election; Restrictions on Transfers.

(a) The execution of this Agreement by the Rollover Shareholders evidences, subject to Section 8 and the proviso in Section 10(l), the irrevocable election and agreement by the Rollover Shareholders to subscribe for Parent Shares and agree to the cancellation of their respective Rollover Shares on the terms and conditions set forth herein. In furtherance of the foregoing, each Rollover Shareholder covenants and agrees, severally and not jointly, that from the date hereof until any termination of this Agreement pursuant to Section 8, such Rollover Shareholder shall not, without the prior written consent by the other Rollover Shareholders, directly or indirectly, (i) tender any equity securities of the Company into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of, any Owned Shares or other equity securities of the Company or any right, title or interest thereto or therein (including by operation of law) including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any equity securities of the Company and (x) has, or would reasonably be expected to have, the effect of reducing or limiting such Rollover Shareholder’s economic interest in such Owned Shares or other equity securities of the Company and/or (y) grants a third party the right to vote or direct the voting of such Owned Shares or other equity securities of the Company (any such transaction, a “Derivative Transaction”), (iii) deposit Owned Shares or any equity securities of the Company into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than that certain Voting Agreement of even date herewith by and among Parent and certain shareholders of the Company thereto (the “Voting Agreement”)) with respect to any Owned Shares or other equity securities of the Company, (iv) knowingly take any action that would make any representation or warranty of such Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Shareholder from performing any of his, her, or its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv). In addition, each Rollover Shareholder covenants and agrees, severally and not jointly, that from the date hereof until the Closing, such Rollover Shareholder shall not carry out any of the actions referred to in the foregoing clauses (i) through (iv) without obtaining prior written approval from the Company. Any purported Transfer in violation of this paragraph shall be void.

(b) Each Rollover Shareholder covenants and agrees, severally and not jointly, that such Rollover Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof. Subject to the following sentence, any such Shares shall automatically become subject to the terms of this Agreement, and Part II of Schedule A and Schedule B hereto shall be deemed amended accordingly. Notwithstanding the foregoing, other than the Rollover Shares, no such Shares as may be acquired by Mambo Fiesta Limited from time to time following the date hereof shall be automatically subject to the terms of this Agreement without prior written consent from all Rollover Shareholders.

Representations and Warranties of the Rollover Shareholders. To induce Parent to accept the Rollover Shares and issue the Parent Shares, each Rollover Shareholder makes the following representations and warranties, severally and not jointly, to Parent, each and all of which shall be true and correct as of the date of this Agreement and as of the Closing:

(a) Ownership of Shares. (i) Such Rollover Shareholder (A) is and, immediately prior to the Closing will be, the beneficial owner of, and has and will have good and valid title to, the Owned Shares set forth opposite its name in Part II on Schedule A hereto, free and clear of Liens other than as created by this Agreement and the Voting Agreement, and (B) has and will have sole or shared (together with Affiliates controlled by such Rollover Shareholder) voting power, power of disposition, and power to demand dissenter’s rights (if applicable), in each case with respect to all of such securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities laws, laws of the Cayman Islands, laws of the British Virgin Islands, laws of the People’s Republic of China and the terms of this Agreement and the Voting Agreement; (ii) such Rollover Shareholder’s Owned Shares are not subject to any voting trust agreement or other Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of such Rollover Shareholder’s Owned Shares other than this Agreement and the Voting Agreement; and (iii) such Rollover Shareholder has not Transferred any of such Rollover Shareholder’s Owned Shares pursuant to any Derivative Transaction. As of the date hereof, other than as set forth in Part I on Schedule A hereto, such Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities). Such Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of such Rollover Shareholder’s Owned Shares, except as contemplated by this Agreement or the Voting Agreement.

(b) Organization, Standing and Authority. Each such Rollover Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Rollover Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Rollover Shareholder. Assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding obligation of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). If such Rollover Shareholder is married, and any of such Rollover Shareholder’s Owned Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Rollover Shareholder’s spouse and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Shareholder’s spouse, enforceable against such Rollover Shareholder’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Rollover Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Rollover Shareholder or any of such Rollover Shareholder’s properties or assets.

(d) Litigation. There is no Action pending against any such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other Person or, to the knowledge of such Rollover Shareholder, threatened against any such Rollover Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of his, her or its obligations under this Agreement.

(e) Reliance. Such Rollover Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution, delivery and performance of this Agreement.

(f) Receipt of Information. Such Rollover Shareholder acknowledges that such Rollover Shareholder has been advised to discuss with his, her or its own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby.

Representations and Warranties of Parent. Parent represents and warrants to each Rollover Shareholder that:

(a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Rollover Shareholders subject to the proviso in Section 10(l), constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected, (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets.

(c) Issuance of Parent Shares. At and immediately after the Closing, the authorized capital stock of Parent shall consist of 500,000,000 ordinary shares, of which, at and immediately after the Closing, 39,320,194 ordinary shares shall be issued and outstanding and owned of record as set forth on Schedule B hereto. At and immediately after the Closing, there shall be (i) no options, warrants, or other rights to acquire share capital of Parent, (ii) no outstanding securities exchangeable for or convertible into share capital of Parent, and (iii) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities. The Parent Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights (other than those arising under any agreements entered into at the Closing by all of the Rollover Shareholders) when issued.

Termination. This Agreement, and the agreement of the Rollover Shareholders to the cancellation of the Rollover Shares, will terminate immediately upon the valid termination of the Merger Agreement in accordance with its terms; provided, that this Section 8 and Section 10 shall survive the termination of this Agreement. Nothing in this Section 8 shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement.

Further Assurances. Each Rollover Shareholder hereby covenants that, from time to time, such Rollover Shareholder will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to cancel all of the Rollover Shares in accordance with the terms of this Agreement.

Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (i) upon receipt if delivered personally, or if by email or facsimile, upon confirmation of receipt by email or facsimile, (ii) one Business Day after being sent by express courier service, or (iii) three Business Days after being sent by registered or certified mail, return receipt requested. All notices hereunder shall be delivered to the addresses set forth on the signature pages hereto under each party’s name, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(b) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

(c) Entire Agreement. This Agreement, the Merger Agreement, the Voting Agreement and other documents and instruments and other agreements as contemplated by or referred to herein and therein embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d) Specific Performance. Each Rollover Shareholder acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of such Rollover Shareholder in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to Parent and Merger Sub, Parent and Merger Sub will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each Rollover Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent and Merger Sub shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent.

(e) Amendments; Waivers. Except for Section 5 hereof which requires consent of the Shareholders, Parent and the Company for any amendment or waiver, at any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholders, Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

(f) Governing Law. This Agreement and the schedules hereto shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles that would cause the application of the laws of any other jurisdiction.

(g) Dispute Resolution; Jurisdiction; Enforcement. All actions arising under the laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such action, such action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action in the manner provided in Section 10(a) hereof or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising under the laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 10(g), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, any claim that (A) the action in such court is brought in an inconvenient forum, (B) the venue of such action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(h) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(h).

(i) No Third-Party Beneficiaries. Except for Section 5 for which the Company is a third-party beneficiary, there are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

(j) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Rollover Shareholder, his or its estate, heirs, beneficiaries, personal representatives and executors.

(k) No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it or he has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(l) Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties; provided, however, that if any of the Rollover Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

By:	/s/ Herman Man Guo
Name: Herman Man Guo
Title: Director

[Signature Page To Rollover Agreement]

ROLLOVER SHAREHOLDERS

Wealthy Environment Limited

By:	/s/ Herman Man Guo
	Name:	Herman Man Guo
	Title:	Director

17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China

Dan Shao

/s/ Dan Shao

c/o 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China

Global Earnings Pacific Limited

By:	/s/ Dan Shao
	Name:	Dan Shao
	Title:	Director

c/o 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China

Mambo Fiesta Limited

By:	/s/ Qing Xu
	Name:	Qing Xu
	Title:	Director

c/o Qing Xu, 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China]

Schedule A

Part I

Shares and ADSs Beneficially Owned by Rollover Shareholders

Shareholder	Owned Shares
	Shares Held of Record	Shares Represented by ADSs
Wealthy Environment Limited	16,105,980	1,400,000
Dan Shao	None	584,214
Global Earning Pacific Limited	20,000,000	None
Mambo Fiesta Limited	1,000,000	1,000,000

Part II

Rollover Shares

Shareholder	Owned Shares
	Shares Held of Record	Shares Represented by ADSs
Wealthy Environment Limited	16,105,980	1,400,000
Dan Shao	None	584,214
Global Earning Pacific Limited	20,000,000	None
Mambo Fiesta Limited	1,000,000	None

Schedule B

PARENT SHARES AT AND IMMEDIATELY AFTER THE CLOSING

Parent Shares	Shareholders *
12,605,980	Wealthy Environment Limited
20,584,214	Global Earning Pacific Limited
1,000,000	Mambo Fiesta Limited
4,900,000	ESOP SPV

*Any individual or entity shareholder named herein may, at his/her/its sole discretion, name any affiliate(s) to take his/her/its place as direct record holders of Parent Shares at and immediately after the Closing.

ANNEX F

Execution Version

LIMITED GUARANTEE

Limited Guarantee, dated as of September 29, 2015 (this “Limited Guarantee”), by Mr. Herman Man Guo, Wealthy Environment Limited (“Wealthy Environment”), Ms. Dan Shao and Global Earning Pacific Limited (“Global Earning”, together with Mr. Herman Man Guo, Wealthy Environment and Ms. Dan Shao the “Guarantors”, and each a “Guarantor”), in favor of AirMedia Group Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Guaranteed Party”). Reference is hereby made to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among the Guaranteed Party, AirMedia Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and AirMedia Merger Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”). Capitalized terms used herein but not otherwise defined have the meanings given to them in the Merger Agreement.

1. LIMITED GUARANTEE. To induce the Guaranteed Party to enter into the Merger Agreement, each Guarantor, intending to be legally bound, hereby absolutely, unconditionally and irrevocably, severally and jointly, guarantees to the Guaranteed Party, as the primary obligor and not merely as surety, on the terms and subject to the conditions herein, the due and punctual payment, performance and discharge of its respective percentage as set forth opposite to its name in Annex A (for each such Guarantor, the “Guaranteed Percentage”) of the obligations of Parent or Merger Sub, to pay the Guaranteed Party (a) the Parent Termination Fee pursuant to Section 8.06(b) of the Merger Agreement (the “Parent Fee Obligations”) and (b) the costs, expenses and interests payable pursuant to Section 6.14(c) and Section 8.06(c) of the Merger Agreement (the “Expense Obligations,” and together with the Parent Fee Obligations, the “Guaranteed Obligations”) as and when due, provided that in no event shall the Guarantors’ aggregate liability under this Limited Guarantee exceed US$6 million (the “Maximum Amount”). This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in United States dollars, in immediately available funds. Each Guarantor shall make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind. Each Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance on this Limited Guarantee.

(a) If Parent or Merger Sub is in breach of the Guaranteed Obligations, then all of the Guarantors’ liabilities and obligations to the Guaranteed Party hereunder in respect of the Guaranteed Obligations shall, at the Guarantee Party’s option, become immediately due and payable and the Guaranteed Party may at any time and, from time to time, at the Guaranteed Party’s option, take any and all actions available hereunder or under applicable law to collect the Guaranteed Obligations (subject to the Maximum Amount). In furtherance of the foregoing, each Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against any Guarantor for the full amount of the Guaranteed Obligations (subject to the Maximum Amount), regardless of whether any action is brought against Parent, Merger Sub or any other Guarantors, or whether Parent, Merger Sub or any other Guarantors is joined in any action or actions. Notwithstanding anything herein to the contrary, the Guaranteed Party agrees and acknowledges that this Limited Guarantee may not be enforced without giving full and absolute effect to the Maximum Amount. The Guarantors agree to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with enforcement of its rights hereunder if (i) the Guarantors assert in any litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms or (ii) the Guarantors fail or refuse to make any payment to the Guaranteed Party hereunder when due and payable.

(b) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Limited Guarantee were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Party shall be entitled to an injunction, specific performance and other equitable relief against any Guarantor to prevent breaches of this Limited Guarantee and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction. Each Guarantor further agrees not to oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (i) the Guaranteed Party has an adequate remedy at law or (ii) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity (collectively, the “Prohibited Defenses”).

2. NATURE OF GUARANTEE. The Guarantors’ liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. The Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligations hereunder. Subject to the terms hereof, each Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. In the event that any payment to the Guaranteed Party in respect of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to such Guaranteed Obligations (subject to the Maximum Amount) as if such payment had not been made. This Limited Guarantee is an unconditional guarantee of payment and not of collection, and the Guaranteed Party shall not be required to initiate any legal proceedings against Parent or Merger Sub before proceeding against the Guarantors hereunder.

3. CERTAIN WAIVERS. Each Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms of Section 9.10 thereof or any agreement evidencing, securing or otherwise executed in connection with the Guaranteed Obligations (c) the addition, substitution, any legal or equitable discharge or release of any Person (other than the Guarantors) now or hereafter liable with respect to any of the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) the existence of any claim, set-off, judgment or other right which the Guarantors may have at any time against Parent, Merger Sub or the Guaranteed Party or any of their respective Affiliates, whether in connection with the Guaranteed Obligations or otherwise; (f) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; (g) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement or affecting any of their respective assets; or (h) any discharge of the Guarantor as a matter of applicable law (other than as a result of, and to the extent of, payment of the Guaranteed Obligations in accordance with the terms of the Merger Agreement). To the fullest extent permitted by Law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (except for notices to be provided to Parent or Merger Sub pursuant to the Merger Agreement or notices expressly provided pursuant to this Limited Guarantee), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than a breach by the Guaranteed Party of this Limited Guarantee). Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. Without limiting anything else in this Limited Guarantee, each Guarantor hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, directly or indirectly, any proceeding asserting the Prohibited Defenses or that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver hereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other contracts shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time subject to the terms and provisions hereof. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against Parent or Merger Sub or any other Person now or hereafter liable for any Guaranteed Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against any Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent or Merger Sub shall not relieve any Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

5. REPRESENTATIONS AND WARRANTIES. Each Guarantor hereby represents and warrants that:

(a) (i) such Guarantor, if an entity, is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) such Guarantor has all corporate power (if the Guarantor is an entity) and authority to execute, deliver and perform this Limited Guarantee; (iii) the execution, delivery and performance of this Limited Guarantee (A) have been duly authorized by all necessary corporate action (if the Guarantor is an entity), and (B) do not, or will not, as the case may be (if the Guarantor is an entity) conflict with or violate any provision of each Guarantor’s organizational documents, applicable material Law or material contractual restriction binding on each Guarantor or its assets;

(b) this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(c) such Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for such Guarantor to fulfill its obligations under this Limited Guarantee shall be available to such Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 9 (Continuing Guarantee) hereof; and

(d) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee, except for the registration of onshore security for offshore loan with SAFE in the PRC by the individual Guarantors, which shall be carried out as soon as practicable after the execution and delivery of this Limited Guarantee.

6. NO ASSIGNMENT. The provisions of this Limited Guarantee shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Limited Guarantee nor any rights, interests or obligations hereunder shall be assigned by either party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that no assignment by either party shall relieve the assigning party of any of its obligations hereunder. Any purported assignment in violation of this Limited Guarantee will be null and void.

7. NOTICES. Any notice, request, instruction or other document to be given hereunder by one party to the other party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier.

(a) If to a Guarantor, in accordance with the contact information set forth next to such Guarantor’s name on Annex A, with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom

42/F, Edinburgh Tower, The Landmark

15 Queen’s Road Central

Hong Kong

Facsimile: +852 3740 4727

Attention: Z. Julie Gao

Phone: +852 3740 4863

E-mail: Julie.Gao@skadden.com

and

Attention: Haiping Li

Phone: +852 3740 4835

E-mail: Haiping.Li@skadden.com

(b) If to the Guaranteed Party, as provided in the Merger Agreement.

8. CONTINUING GUARANTEE.

(a) This Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and binding on each Guarantor, its successors and assigns until all of the Guaranteed Obligation has been fully performed. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantors shall have no further obligations under this Limited Guarantee as of the earliest of: (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms (other than a termination of the Merger Agreement for which a Parent Termination Fee is, in accordance with Section 8.06(b) of the Merger Agreement, due and owing by Parent (a “Qualifying Termination”)), and (iii) the date following ninety (90) days from the date of a Qualifying Termination if the Guaranteed Party has not presented a written claim for payment of the Guaranteed Obligation to any Guarantor by such date; provided, that, if the Guaranteed Party has presented such a written claim by such date, this Limited Guarantee shall terminate upon the date that such claim is finally satisfied or otherwise resolved by agreement of the parties hereto or by a final, non-appealable resolution of such claim pursuant to Section 11 (Governing Law; Jurisdiction) hereof.

(b) Notwithstanding the foregoing, in the event the Guaranteed Party or any of its controlled Affiliates (which, for the avoidance of doubt, shall not include any Rollover Shareholder) or any of their Affiliates or any such Persons’ respective officers and directors) asserts in any litigation or other proceeding that any provision of this Limited Guarantee limiting any Guarantor’s liability to the Maximum Amount is illegal, invalid or unenforceable in whole or in part or that any Guarantor is liable for an amount in excess of or to a greater extent than the Maximum Amount, or asserts any theory of liability against any Non-Recourse Party with respect to this Limited Guarantee, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited

Guarantee or the Merger Agreement, or the transactions contemplated hereby or thereby, other than the Retained Claims (as defined in Section 10 hereof), then (x) the obligations of the Guarantors under this Limited Guarantee shall terminate and be null and void ab initio, (y) if any Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments and (z) neither such Guarantor nor any Non-Recourse Party shall have any liability to the Guaranteed Party or any of its controlled Affiliates (which, for the avoidance of doubt, shall not include any Rollover Shareholder or any of their Affiliates or any such Persons’ respective officers and directors) with respect to this Limited Guarantee, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee or the Merger Agreement, or the transactions contemplated hereby or thereby. If any payment or payments made by Parent or Merger Sub in respect of the Parent Termination Fee or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the Guaranteed Obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

9. NO RECOURSE. Each Guarantor shall have no obligations under or in connection with this Limited Guarantee except as expressly provided by this Limited Guarantee. No personal liability shall attach to, and no recourse shall be had by the Guaranteed Party, any of its Affiliates or any Person purporting to claim by or through any of them or for the benefit of any of them, under any theory of liability (including without limitation by attempting to pierce a corporate or other veil or by attempting to compel any party to enforce any actual or purported right that they may have against any Person) against any Non-Recourse Party, except for claims with respect to (i) the Guarantors and their respective successors and assigns (but not any Non-Recourse Party) under this Limited Guarantee pursuant to the terms thereof or hereof, as applicable, (ii) the signatories and their respective successor and assigns (but not any Non-Recourse Party) under the Financing Document or pursuant to the terms thereof, (iii) Parent and Merger Sub and their respective successors and assigns under the Merger Agreement pursuant to the terms thereof, (iv) all signatories and their respective successors and assigns under the Confidentiality Agreements pursuant to the terms thereof, and (iv) any of the Rollover Shareholders or their respective successors and assigns (but not any Non-Recourse Party) under the Voting Agreement (the “Retained Claims”). The Guarantors hereby unconditionally and irrevocably agree not to exercise any rights that they may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance or enforcement of the Guaranteed Obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification unless and until the Guaranteed Obligations and any other amounts that may be payable under this Limited Guarantee shall have been paid in full in cash. As used herein, the term “Non-Recourse Parties” means the Guarantors and any former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, members or Affiliates of the Guarantors (including but not limited to Merger Sub and Parent) and any former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, members or Affiliates of any of the foregoing.

10. GOVERNING LAW; JURISDICTION.

(a) This Limited Guarantee shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the choice of Law principles thereof.

(b) Any dispute, controversy or claim arising out of or relating to this Limited Guarantee or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Limited Guarantee) (each a “Dispute”) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the arbitration rules of the HKIAC in force at the date of commencement of the arbitration (the “HKIAC Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings

(including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

11. COUNTERPARTS. This Limited Guarantee shall not be effective until it has been executed and delivered by each of the Guarantors and the Guaranteed Party. This Limited Guarantee may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, but all such counterparts shall together constitute one and the same agreement. This Limited Guarantee may be executed and delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, and in the event this Limited Guarantee is so executed and delivered, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

12. SEVERABILITY. The provisions of this Limited Guarantee shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Limited Guarantee or the application thereof to any Person or any circumstance is determined to be invalid, illegal, void or unenforceable, the remaining provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party; provided, however, that this Limited Guarantee may not be enforced against any Guarantor without giving effect to the Maximum Amount or the provisions set forth in Section 10 hereof. Upon such determination that any provision or the application thereof is invalid, illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent permitted by applicable Law.

13. NO THIRD PARTY BENEFICIARIES. Except for the rights of the Non-Recourse Parties provided hereunder, this Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein.

14. CONFIDENTIALITY. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger. Unless required by applicable laws, regulations or rules (including rules promulgated by either the U.S. Securities and Exchange Commission or the Nasdaq Stock Market), this Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except pursuant to the Merger Agreement or otherwise with the written consent of all the parties hereto.

16. MISCELLANEOUS.

(a) This Limited Guarantee, together with the Merger Agreement (including any schedules and exhibits thereto) and any other agreement or instrument delivered in connection with the transactions contemplated by the Merger Agreement, constitute the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and the Guarantors or any of their respective Affiliates on the one hand, and the Guaranteed Party or any of its Affiliates on the other hand. No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantors in writing.

(b) The descriptive headings contained in this Limited Guarantee are for reference purposes only and shall not affect in any way the meaning or interpretation of this Limited Guarantee.

(c) The parties hereto acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Limited Guarantee as of the date first set forth above.

GUARANTEED PARTY:

AIRMEDIA GROUP INC.

By:	/s/ Conor Chiahung Yang
Name:	Conor Chiahung Yang
Title:	Director

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Limited Guarantee as of the date first set forth above.

GUARANTOR:

WEALTHY ENVIRONMENT LIMITED

By:	/s/ Herman Man Guo
Name:	Herman Man Guo
Title:	Director

/s/ Herman Man Guo
Herman Man Guo

GLOBAL EARNING PACIFIC LIMITED

By:	/s/ Dan Shao
Name:	Dan Shao
Title:	Director

/s/ Dan Shao
Dan Shao

[Signature Page to Limited Guarantee]

Annex A

Guarantor	Notice Address	Guaranteed Percentage
Wealthy Environment Limited and Mr. Herman Man Guo	c/o AirMedia Group Inc. 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027 The People’s Republic of China	37.98%

Global Earning Pacific Limited and Ms. Dan Shao	c/o AirMedia Group Inc. 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027 The People’s Republic of China	62.02%

[Signature Page to Limited Guarantee]

ANNEX G

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of September 29, 2015 by and among AirMedia Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and the shareholders of AirMedia Group Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) listed on Schedule A hereto (each, a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, AirMedia Merger Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of (i) certain ordinary shares, par value US$0.001 per share, of the Company (the “Shares”) (including Shares represented by ADSs that, each represent two Shares) as set forth in the column titled “Owned Shares” opposite such Shareholder’s name on Part I of Schedule A hereto (the “Owned Shares”), and (ii) certain Company Share Awards to acquire Shares as set forth in the column titled “Company Options” opposite such Shareholder’s name on Part I of Schedule A hereto (such Owned Shares and Company Share Awards, together with any other Shares acquired (whether beneficially or of record) by the Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Shareholder’s obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, Parent and certain Shareholders have, concurrently with the execution of this Agreement, entered into a Rollover Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Rollover Agreement”), which provides, among other things, for the cancellation of certain of the Securities beneficially owned by certain Shareholders for no Merger Consideration and subscription of newly issued ordinary shares of Parent immediately prior to the Closing:

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Shareholders are entering into this Agreement; and

WHEREAS, the Shareholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Shareholders set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting. From and after the date hereof until the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier time, the “Expiration Time”), each Shareholder irrevocably and unconditionally hereby agrees that at the Shareholders’ Meeting or other annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof), or in connection with any written resolution of the Company’s shareholders, such Shareholder shall (i) cause its or his representative(s) to appear at such meeting or otherwise cause its or his Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written resolution, if applicable) all of such Shareholder’s Securities as set forth in Part II of Schedule A (such Securities, the “Voting Securities”):

(a) for authorization and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement,

(b) against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to authorization and approval of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement,

(c) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by such Shareholder of its or his obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as may be otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Parent; or (v) any other action that would require the consent of Parent pursuant to Section 5.01 of the Merger Agreement, except if approved in writing by Parent,

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Shareholder contained in this Agreement,

(e) in favor of any adjournment or postponement of the Shareholders’ Meeting as may be reasonably requested or approved in writing by Parent, and

(f) in favor of any other matter necessary to effect the transactions contemplated by the Merger Agreement.

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Each Shareholder hereby irrevocably appoints Parent and any designee thereof as its or his proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written resolution, if applicable) the Voting Securities in accordance with Section 1.1 above at the Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 above is to be considered. Each Shareholder represents that all proxies, powers of attorney, instructions or other requests given by such Shareholder prior to the execution of this Agreement in respect of the voting of such Shareholder’s Voting Securities, if any, are not irrevocable and each Shareholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Shareholder’s Voting Securities. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b) Each Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then each Shareholder agrees to vote such Shareholder’s Voting Securities in accordance with Section 1.1 above prior to the Expiration Time. The parties agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers. Except as provided for in the Rollover Agreement or pursuant to the Merger Agreement, each Shareholder hereby agrees that, from the date hereof until the Expiration Time, such Shareholder shall not, directly or indirectly, (a) sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Voting Securities, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Voting Securities and (i) has, or would reasonably be expected to have, the effect of reducing or limiting such Shareholder’s economic interest in such Voting Securities and/or (ii) grants a third party the right to vote or direct the voting of such Voting Securities (any such transaction, a “Derivative Transaction”), (b) deposit any Voting Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Voting Securities, (d) knowingly take any action that would make any representation or warranty of such Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Shareholder from performing any of its or his obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) (c) or (d).

ARTICLE II

NO SOLICITATION

Section 2.1 Restricted Activities. Prior to the Expiration Time, each Shareholder, solely in its or his capacity as a shareholder of the Company, shall not, and shall cause such Shareholder’s officers, directors, employees, agents, advisors and other representatives (in each case, acting in their capacity as such to such Shareholder (the “Shareholder’s Representatives”)) not to, in each case, directly or indirectly, take any action that the Company is prohibited from taking under Section 6.04 of the Merger Agreement.

Section 2.2 Notification. From and after the date hereof until the Expiration Time, each Shareholder shall promptly advise each of Parent and the Company in writing of (a) any Competing Transaction, (b) any request such Shareholder receives in its or his capacity as a shareholder of the Company for non-public information relating to the Company, any of its Subsidiaries or the Merger, and (c) any inquiry or request for discussion or negotiation such Shareholder receives in its or his capacity as a shareholder of the Company regarding a Competing Transaction, including in each case the identity of the Person making any such Competing Transaction or indication or inquiry and the terms of any such Competing Transaction or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). Each Shareholder, in its or his capacity as a shareholder of the Company, shall keep Parent reasonably informed on a reasonably current basis of the status and terms (including any material changes to the terms thereof) of any such Competing Transaction or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations to the extent known by such Shareholder. This Section 2.2 shall not apply to any Competing Transaction received by the Company. Each Shareholder’s receipt, in its or his capacity as a shareholder of the Company, of any Competing Transaction shall not relieve such Shareholder from any of its or his obligations hereunder.

Section 2.3 Capacity. Notwithstanding anything to the contrary in this Agreement, (i) each Shareholder is entering into this Agreement, and agreeing to become bound hereby, solely in its or his capacity as a beneficial owner of the Securities owned by such Shareholder and not in any other capacity (including without limitation any capacity as a director or officer of the Company) and (ii) nothing in this Agreement shall in any way limit or affect any actions taken by any shareholder of the Shareholder, or any trustee of any shareholder of the Shareholder, or obligate such Person to take, or forbear from taking, in his capacity as a director or officer of the Company, any action which is inconsistent with its or his fiduciary duties under the applicable Laws.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

OF THE SHAREHOLDERS

Section 3.1 Representations and Warranties. Each Shareholder, severally and not jointly, represents and warrants to Parent as of the date hereof and as of the Closing:

(a) such Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to perform the actions contemplated hereby;

(b) this Agreement has been duly executed and delivered by such Shareholder and the execution, delivery and performance of this Agreement by such Shareholder and the performance of the actions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize this Agreement or to perform the actions contemplated hereby;

(c) assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d) (i) such Shareholder (A) is and, immediately prior to the Closing, will be the beneficial owner of, and has and will have good and valid title to, the Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with affiliates controlled by such Shareholder)

voting power, power of disposition, and power to demand dissenter’s rights (if applicable), in each case with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities laws, laws of the Cayman Islands, laws of the British Virgin Islands, laws of the People’s Republic of China and the terms of this Agreement; (ii) the Securities are not subject to any voting trust agreement or other Contract to which such Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Voting Securities other than this Agreement and the Rollover Agreement, as applicable; (iii) such Shareholder has not Transferred any Securities pursuant to any Derivative Transaction; (iv) as of the date hereof, other than as set forth on Schedule A hereto, such Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (v) such Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Securities, except as contemplated by this Agreement;

(e) except for the applicable requirements of the Exchange Act, neither the execution, delivery or performance of this Agreement by such Shareholder nor the performance by such Shareholder of the actions contemplated hereby, nor compliance by such Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Shareholder pursuant to any Contract to which such Shareholder is a party or by which such Shareholder or any property or asset of such Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder or any of such Shareholder’s properties or assets;

(f) there is no Action pending against any such Shareholder or, to the knowledge of such Shareholder, any other Person or, to the knowledge of such Shareholder, threatened against any such Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Shareholder of its or his obligations under this Agreement;

(g) such Shareholder acknowledges that such Shareholder has been advised to discuss with its or his own counsel the meaning and legal consequences of such Shareholder’s representations and warranties in this Agreement and the actions contemplated hereby; and

(h) each Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Section 3.2 Covenants. Each Shareholder hereby:

(a) agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Shareholder of its or his obligations under this Agreement;

(b) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Shareholder may have with respect to such Shareholder’s Securities (including without limitation any rights under Section 238 of the CICL) prior to the Expiration Time;

(c) agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), such Shareholder’s identity and beneficial ownership of Shares and Company Share Awards or other equity securities of the Company and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement and the Rollover Agreement, as applicable;

(d) agrees and covenants, severally and not jointly, that such Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Shareholder, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof (any such Shares shall automatically become subject to the terms of this Agreement, and Schedule A hereto shall be deemed amended accordingly); and

(e) agrees further that, upon request of Parent, such Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Section 4.1 Representations and Warranties. Parent hereby represents and warrants to each Shareholder as follows: (a) this Agreement has been duly and validly authorized by Parent’s board of directors, (b) this Agreement has been duly executed and delivered by a duly authorized officer or other representative of Parent, and (c) assuming this Agreement constitutes a valid and binding agreement of Shareholders, this Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, and (d) the execution and delivery of this Agreement by Parent does not, and the performance of the actions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or agreement binding upon Parent, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except for filings with the SEC.

ARTICLE V

TERMINATION

This Agreement, and the obligations of the Shareholders hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) upon receipt if delivered personally, or if by email or facsimile, upon confirmation of receipt by email or facsimile, (b) one Business Day after being sent by express courier service, or (c) three Business Days after being sent by registered or certified mail, return receipt requested. All notices hereunder shall be delivered to the address set forth on the signature pages hereto under each party’s name, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

Section 6.2 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 6.3 Entire Agreement. This Agreement, the Merger Agreement, the Rollover Agreement and other documents and instruments and other agreements as contemplated by or referred to herein and therein together embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 6.4 Specific Performance. Each Shareholder acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of such Shareholder in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right it may have, Parent, Merger Sub and the Company, will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent, Merger Sub or the Company shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such entity.

Section 6.5 Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholders, Parent and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by Parent, Merger Sub or the Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.6 Governing Law. This Agreement and the schedules hereto shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles that would cause the application of the laws of any other jurisdiction.

Section 6.7 Dispute Resolution; Jurisdiction; Enforcement. All actions arising under the laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such action, such action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action in the manner provided in Section 6.1 hereof or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising under the laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 6.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, any claim that (A) the action in such court is brought in an inconvenient forum, (B) the venue of such action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 6.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE ACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND PERFORM THE ACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.8.

Section 6.9 Third Party Beneficiaries. The Company is an intended third party beneficiary of this Agreement, with full rights of enforcement of this Agreement against the Shareholders. Other than as set forth in the preceding sentence, there are no other third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

Section 6.10 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties and the Company, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Shareholder, his, her or its estate, heirs, beneficiaries, personal representatives and executors. Parent shall cause Merger Sub, and any assignee thereof, to perform its obligations under this Agreement and shall be responsible for any failure of Merger Sub or such assignee to comply with provision of this Agreement applicable to Merger Sub.

Section 6.11 No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it or he has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.12 Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties; provided, however, that if any of the Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Signature Pages to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

AirMedia Holdings Ltd.

By:	/s/ Herman Man Guo
Name: Herman Man Guo
Title: Sole Director

c/o AirMedia Group Inc., 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

Herman Man Guo

/s/ Herman Man Guo

c/o AirMedia Group Inc., 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China

Wealthy Environment Limited

By:	/s/ Herman Man Guo
Name: Herman Man Guo
Title: Director

17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China

Dan Shao

/s/ Dan Shao

c/o 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China

Global Earnings Pacific Limited

By:	/s/ Dan Shao
	Name:	Dan Shao
	Title:	Director

c/o 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China

[Signature Page to Voting Agreement]

Qing Xu

/s/ Qing Xu

c/o AirMedia Group Inc., 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China

Mambo Fiesta Limited

By:	/s/ Qing Xu
	Name:	Qing Xu
	Title:	Director

c/o Qing Xu, 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, the People’s Republic of China

Bison Capital Media Limited

By:	/s/ Peixin Xu
	Name:	Peixin Xu
	Title:	Director

c/o Bison Capital Holding Company Limited, 609-610, 21st Century Tower, 40 Liangmaqiao Road, Chaoyang District, Beijing, People’s Republic of China, 100016]

[Signature Page to Voting Agreement]

SCHEDULE A

Part I

Shares, ADSs and Share Awards Beneficially Owned by Shareholders

Shareholder	Owned Shares		Company Options (Shares Issuable upon Exercise of Share Awards)
	Shares Held of Record	Shares Represented by ADSs
Herman Man Guo	None	None	2,000,000
Wealthy Environment Limited	16,105,980	1,400,000	None
Dan Shao	None	584,214	None
Global Earning Pacific Limited	20,000,000	None	None
Qing Xu	None	None	600,000
Mambo Fiesta Limited	1,000,000	1,000,000	None
Bison Capital Media Limited	None	16,040,000	None

Part II

Voting Securities

Shareholder	Shares Held of Record	Shares Represented by ADSs
Herman Man Guo	None	None
Wealthy Environment Limited	16,105,980	1,400,000
Dan Shao	None	584,214
Global Earning Pacific Limited	20,000,000	None
Mambo Fiesta Limited	1,000,000	1,000,000
Bison Capital Media Limited	None	16,040,000

AirMedia Group Inc.

(the “Company”)

FORM OF PROXY FOR SHAREHOLDERS

I/We

Please Print Name(s)

of

Please Print Address(es)

being (a) shareholder(s) of the Company with                          shares respectively hereby appoint

                                                                           of

or failing him/her

                                                                           of

or failing him/her the duly appointed chairman of the EGM (the “Chairman”) as my/our proxy to vote for me/us and on my/our behalf at the Extraordinary General Meeting of the Company (the “EGM”) to be held on [                    ] day of [                    ] 2015 at 10:00 a.m. Beijing time at 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, The People’s Republic of China, and at any adjournment of the EGM. My proxy is instructed to vote on a poll or on a show of hands on the resolutions in respect of the matters specified in the Notice of the EGM as indicated below:

Special Resolutions	For	Against	Abstain

THAT the agreement and plan of merger dated as of September 29, 2015 (the “merger agreement”), among the Company, AirMedia Holdings Ltd. (“Parent”) and AirMedia Merger Company Limited (“Merger Sub”) (such merger agreement being in the form attached to the proxy statement accompanying the notice of the EGM and which is produced and made available for inspection at the EGM), the plan of merger (the “plan of merger”) among Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being in the form attached to the merger agreement and which is produced and made available for inspection at the EGM) and any and all transactions contemplated by the merger agreement, including the merger (the “merger”), be and are hereby authorized and approved;

THAT upon the Effective Date (as defined in the plan of merger) the Company amend and restate its memorandum and articles of association in the form attached as Appendix II to the plan of merger; and

Ordinary Resolution	For	Against	Abstain

THAT the chairman of the EGM be instructed to adjourn the EGM in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the EGM to pass the special resolutions to be proposed at the EGM.

Please indicate your voting preference by ticking, or inserting the number of shares to be voted for or against or to abstain, the boxes above in respect of each resolution. If you do not complete this section, your proxy will vote or abstain at his/her discretion, as he/she will on any other business that may be raised at the EGM.

You may instruct your proxy to vote some or all of the shares in respect of which the proxy is appointed either for or against any resolution and/or abstain from voting as such proxy need not cast the votes in respect of your shares in the same way on any resolution. In this case, please specify in the voting boxes above the number of shares in respect of which your proxy is to vote for or against or to abstain in respect of each resolution.

If you have appointed more than one proxy, please specify in the voting boxes above the number of shares in respect of which each proxy is entitled to exercise the related votes. If you do not complete this information, the first person listed above shall be entitled to exercise all the votes in relation to the relevant resolution. If you have appointed more than one proxy, the first person listed above shall be entitled to vote on a show of hands.

Signed:

Name:

Date:

In the case of joint holders the senior holder (see note 4 below) should sign. Please provide the names of all other joint holders:

NOTES

IF YOU HAVE EXECUTED A STANDING PROXY, YOUR STANDING PROXY WILL BE VOTED AS INDICATED IN NOTE 2 BELOW, UNLESS YOU ATTEND THE EGM IN PERSON OR COMPLETE AND SEND IN THIS FORM APPOINTING A SPECIFIC PROXY.

1	A proxy need not be a shareholder of the Company. A shareholder entitled to attend and vote at the EGM is entitled to appoint one or more proxies to attend and vote in his/her stead. Please insert the name of the person(s) of your own choice that you wish to be appointed proxy in the space provided, failing which the Chairman will be appointed as your proxy.

2	Any standing proxy previously deposited by a shareholder with the Company will be voted in favour of the resolutions to be proposed at the EGM unless revoked prior to the EGM or the shareholder attends the EGM in person or completes and returns this form appointing a specific proxy.

3	Whether or not you propose to attend the relevant meeting(s) in person, you are strongly advised to complete and return this form of proxy in accordance with these instructions. To be valid, this form must be completed and deposited (together with any power of attorney or other authority under which it is signed or a notarially certified copy of that power or authority) at the offices of the Company at 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, People’s Republic of China, as soon as possible and in any event not later than two hours before the time for holding the relevant meeting or any adjourned meeting. Returning this completed form of proxy will not preclude you from attending the relevant meeting(s) and voting in person if you so wish.

4	If two or more persons are jointly registered as holders of a share, the vote of the senior person who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of other joint holders. For this purpose seniority shall be determined by the order in which the names stand on the Company’s register of shareholders in respect of the relevant shares. The senior holder should sign this form, but the names of all other joint holders should be stated on the form in the space provided.

5	If this form is returned without an indication as to how the proxy shall vote, the proxy will exercise his/her discretion as to whether he/she votes and if so how.

6	This form of proxy is for use by shareholders only. If the appointor is a corporate entity this form of proxy must either be under its seal or under the hand of some officer or attorney duly authorised for that purpose.

7	Any alterations made to this form must be initialled by you.

8	A proxy may vote on a show of hands or on a poll.

FORM OF ADS VOTING INSTRUCTIONS CARD

AIRMEDIA GROUP INC.

TO THE REGISTERED HOLDERS OF AMERICAN DEPOSITARY SHARES (“ADRs”)

REPRESENTING ORDINARY SHARES OF

AIRMEDIA GROUP INC.

Please refer to the reverse side of this card for the Resolutions to be voted at the Meeting.

FOLD AND DETACH HERE

SPECIAL RESOLUTIONS				ORDINARY RESOLUTION
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Resolution 1	☐	☐	☐	Resolution 3	☐	☐	☐
Resolution 2	☐	☐	☐

Address Change	☐	Mark box, sign and indicate changes/comments below:	Mark box at right if you wish to give a discretionary proxy to a person designated by the Company. PLEASE NOTE: Marking this box voids any other instructions indicated above.	☐
Sign Below Date:

Please sign this Voting Instruction Card exactly as your name(s) appear(s) on the face of this card and on the books of the Depositary. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Special Resolutions

1.	THAT the agreement and plan of merger dated as of September 29, 2015 (the “merger agreement”), among the Company, AirMedia Holdings Ltd. (“Parent”) and AirMedia Merger Company Limited (“Merger Sub”) (such merger agreement being in the form attached to the proxy statement accompanying the notice of the EGM and which is produced and made available for inspection at the EGM), the plan of merger (the “plan of merger”) among Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being in the form attached to the merger agreement and which is produced and made available for inspection at the EGM) and any and all transactions contemplated by the merger agreement, including the merger (the “merger”), be and are hereby authorized and approved;

2.	THAT upon the Effective Date (as defined in the plan of merger) the Company amend and restate its memorandum and articles of association in the form attached as Appendix II to the plan of merger; and

Ordinary Resolution

3.	THAT the chairman of the EGM be instructed to adjourn the EGM in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the EGM to pass the special resolutions to be proposed at the EGM

AirMedia Group Inc. JPMorgan Chase Bank, N.A., Depositary P.O. Box 64507, St. Paul, MN 55164-0507	Voting Instruction Card

JPMorgan Chase Bank, N.A. (the “Depositary”) has received notice that the Extraordinary General Meeting (the “Meeting”) of AirMedia Group Inc. (the “Company”) will be held at 10:00 a.m. (Beijing time), on                     ,                     , 2015 at 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, The People’s Republic of China, for the purposes set forth on this card.

If you are desirous of having the Depositary, through its Nominee or Nominees, vote or execute a proxy to vote the Ordinary Shares represented by your ADRs FOR or AGAINST or to ABSTAIN from voting on the Resolutions to be proposed at the Meeting, kindly execute and forward to the Depositary, the attached Voting Instruction Card. The enclosed postage-paid envelope is provided for this purpose. This Voting Instruction Card should be executed in such a manner as to show clearly whether you desire the Nominee or the Nominees of the Depositary to vote FOR or AGAINST or to ABSTAIN from the Company’s Resolutions, or any of them, as the case may be. Alternatively, you may include instructions to give a discretionary proxy to a person designated by the Company. The Voting Instruction Card MUST be forwarded in sufficient time to reach the Depositary before 12:00 p.m. (Eastern Standard Time),                     , 2015. Only the registered holders of record as of the close of business on                     , 2015, will be entitled to execute the attached Voting Instruction Card.

The signatory, a registered holder of ADRs representing Ordinary Shares of the Company, of record on Xxxx xx, 2015, hereby requests and authorizes the Depositary, through its Nominee or Nominees, to vote or execute a proxy to vote the underlying Ordinary Shares of the Company represented by ADRs, in accordance with the instructions given at the Meeting.

NOTE: In order to have the aforesaid shares voted, this Voting Instruction Card MUST be returned before 12:00 p.m. (Eastern Standard Time), on                     , 2015.

For more information regarding the Meeting, including the Notice of Meeting and Proxy Statement, please visit the Company’s website at http://ir.airmedia.net.cn/phoenix.zhtml?c=214947&p=irol-EGM.

JPMorgan Chase Bank, N.A., Depositary

PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE

ENCLOSED ENVELOPE.

Please see reverse side for Voting Instructions.